As filed with the Securities and Exchange Commission on August 16, 2024

Registration No. 333-274574

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO.2 TO FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

noco-noco Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	4931	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3 Temasek Avenue,

Centennial Tower, Level 18,

Singapore 39190

Telephone: +65 69503852

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Meng Ding, Esq.

Sidley Austin

c/o 39/F, Two Int’l Finance Centre

8 Finance St, Central, Hong Kong

+852 2509-7888

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a) (2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On September 19, 2023, noco-noco Inc. (the “Registrant”) filed a Registration Statement on Form F-1 (Registration No. 333-274574) (as amended, the “Registration Statement”), which was subsequently declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 29, 2023. On December 19, 2023, the Registrant filed a post-effective amendment No.1 to the Registration Statement to update the Registration Statement to include its financial data as of and for the years ended June 30, 2023 and 2022 and additional updates since September 19, 2023, which was subsequently declared effective by the SEC on December 29, 2023.

The Registrant is filing this post-effective amendment No.2 to the Registration Statement to update the Registration Statement to include its financial data as of and for the six months ended December 31, 2023 and 2022 and additional updates since December 19, 2023.

No additional securities are being registered under this post-effective amendment No. 2. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell or distribute the securities described herein until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2024

PROSPECTUS

noco-noco Inc.

Up to 33,000,000 Ordinary Shares

This prospectus relates to the offer and sale from time to time of up to 33,000,000 ordinary shares, par value US$0.0001, per share (“Ordinary Shares”) of noco-noco Inc., an exempted company with limited liability incorporated under the laws of Cayman Islands (the “Company”), by Arena Business Solutions Global SPC II, Ltd, an exempted company with limited liability incorporated under the laws of Cayman Islands (“Arena” or the “Selling Securityholder”), pursuant to a purchase agreement dated as of August 14, 2023, by and between us and Arena, as amended on September 18, 2023 (together, the “Purchase Agreement”). The shares included in this prospectus consist of (i) Ordinary Shares that we may, in our sole discretion, elect to issue and sell to Arena, from time to time after the date of this prospectus, pursuant to (and limited by the terms of) the Purchase Agreement and (ii) additional Ordinary Shares which, in our sole discretion, may be issuable as a commitment fee in lieu of a cash payment in accordance with the terms of the Purchase Agreement. See “The Purchase Agreement” for a description of the Purchase Agreement and “Selling Securityholder” for additional information regarding Arena. Sales of our Ordinary Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely and exclusively at our option, and we are under no obligation to sell any securities to Arena under the Purchase Agreement.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sales of our Ordinary Shares by the Selling Securityholder. However, we may receive up to US$150,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of our Ordinary Shares we may elect to make to Arena pursuant to the Purchase Agreement after the date of this prospectus.

Our Ordinary Shares and Warrants are currently listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “NCNC” and “NCNCW,” respectively. On August 14, 2024, the last reported sales price of our Ordinary Shares was US$0.1828 per share. The Ordinary Shares have recently experienced wide fluctuations in price and trading volume. From August 28, 2023 to August 14, 2024, the closing price of Ordinary Shares on Nasdaq ranged from as low as US$0.128 to as high as US$2.10 and daily trading volume ranged from approximately 31,216 to 299,314,200 shares. During this time, we have not experienced any material changes in our financial condition or results of operations that would explain such price changes or trading volume. See “Risk Factors—Risks Related to Ownership of Our Securities—The market price and trading volume of our Securities may be volatile and could decline significantly” and the other risk factors in the section titled “Risk Factors.”

Arena may sell or otherwise dispose of our Ordinary Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how Arena may sell or otherwise dispose of our Ordinary Shares pursuant to this prospectus.

Arena is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses incurred in registering under the Securities Act the offer and sale of our Ordinary Shares to which this prospectus relates by the Selling Securityholder, including legal and accounting fees. See “Plan of Distribution.”

We are an “emerging growth company” and a “foreign private issuer,” each as defined under the U.S. federal securities laws and a “controlled company” as defined under the Nasdaq Stock Market Rules and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Summary of the Prospectus—Emerging Growth Company,” “Summary of the Prospectus—Foreign Private Issuer,” and “Summary of the Prospectus—Controlled Company,” respectively.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

None of the U.S. Securities and Exchange Commission or any state securities commission has approved or disapproved of the securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission (the “SEC”) whereby the Selling Securityholder may, from time to time, sell the Ordinary Shares described in this prospectus. We will not receive any proceeds from the sale by the Selling Securityholder of the Ordinary Shares described in this prospectus, however we may receive proceeds from the sale of Ordinary Shares to the Selling Securityholder pursuant to the Purchase Agreement. See the section titled “Use of Proceeds” in this prospectus.

Neither we nor the Selling Securityholder have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part (the “Registration Statement”), and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We have proprietary rights to trademarks used in this prospectus that are important to our business, many of which are registered (or pending registration) under applicable intellectual property laws. This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET PRICE INFORMATION

Our Ordinary Shares and Warrants are currently listed on Nasdaq under the symbols “NCNC” and “NCNCW,” respectively. On August 14, 2024, the closing price for each Ordinary Shares and Warrants were US$0.1828 and US$0.0097, respectively. The market prices of our Ordinary Shares and Warrants could vary at any time.

FREQUENTLY USED TERMS

In this prospectus, unless the context otherwise requires, the “Company,” “noco-noco” and references to “we,” “us,” or similar such references should be understood to be references to noco-noco Inc. and its subsidiaries. When this document refers to “noco-noco” “we,” “us,” or similar such references in the context of discussing noco-noco’s business or other affairs prior to the consummation of the Business Combination on August 25,2023, it refers to the business of noco-noco Pte. Ltd. and its subsidiaries. Following the date of consummation of the Business Combination, references to “noco-noco,” “we,” “us,” or similar such references should be understood to refer to noco-noco Inc. and its subsidiaries. References to “PNAC” should be understood to refer to Prime Number Acquisition I Corp.

Certain amounts and percentages that appear in this document may not sum due to rounding. Unless otherwise stated or unless the context otherwise requires, in this document:

“3DOM Alliance” means 3DOM Alliance Inc., a company incorporated under the laws of Japan, which is the majority shareholder of noco-noco;

“ACCUs” means Australian Carbon Credit Units, the national carbon credits issued by Australian regulators which can be obtained through establishing ERF projects;

“Amended and Restated Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of the Company adopted by special resolution of the Company passed on August 18, 2023;

“Arena” refers to Arena Business Solutions Global SPC II, Ltd, an exempted company limited by shares incorporated under the laws of the

Cayman Islands, on Behalf of and for the account of Segregated Portfolio #9 – SPC #9;

“BEV” means battery electric vehicles, vehicles that exclusively use chemical energy stored in rechargeable battery packs; and “EV” means electric vehicles;

“Beneficial Ownership Limitation” means the limitation set out in the Purchase Agreement whereby the Company shall not issue or sell, and Arena Business Solutions Global SPC II, Ltd shall not purchase or acquire, any of our Ordinary Shares which, when aggregated with all other Ordinary Shares then beneficially owned by Arena Business Solutions Global SPC II, Ltd and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by Arena Business Solutions Global SPC II, Ltd of more than 4.99% of the then outstanding Ordinary Shares.

“Business Combination” means the transactions contemplated by the Business Combination Agreement;

“Business Combination Agreement” means the business combination agreement, dated December 29, 2022 (as may be amended, supplemented, or otherwise modified from time to time), by and among our Company, PNAC, Merger Sub, New SubCo, noco-noco and certain shareholders of noco- noco;

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

“Closing” means the closing of the Business Combination;

“Closing Date” means the date of the Closing;

“ERF” means Emissions Reduction Fund, one of the schemes regulated by the CER;

“ESS” means energy storage system, a device or group of devices assembled together, capable of storing energy in order to supply electrical energy at a later time;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012; “LOI” means letter of intent;

“Merger” means the merger between PNAC and Merger Sub, with PNAC being the surviving company and a wholly-owned subsidiary of our Company;

“Merger Closing” means the closing of the Merger;

“Merger Effective Time” means the effective time of the Merger, being the time of the Certificate of Merger (as defined in the Business Combination Agreement) being accepted by the Secretary of State of the State of Delaware, or such later time as may be specified in the Certificate of Merger;

“Merger Sub” means Prime Number Merger Sub Inc., a Delaware corporation; “MOU” means memorandum of understanding;

“Nasdaq” means the Nasdaq Capital Market;

“New SubCo” means Prime Number New Sub Pte. Ltd., a Singapore private company limited by shares;

“noco-noco” means prior to the Closing, NOCO-NOCO PTE. LTD., a Singapore private company limited by shares, or as the context requires, NOCO-NOCO PTE. LTD. and its subsidiaries and consolidated affiliated entities; upon and following the Closing, noco-noco Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands, or as the context requires, noco-noco Inc. and its subsidiaries;

“noco-noco Shares” means the outstanding ordinary shares of noco-noco;

“noco-noco Valuation” means $1,350,000,000;

“PNG” means Papua New Guinea;

“our Company” means prior to the Closing, Prime Number Holding Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands; and upon and following the Closing, noco-noco Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands;

“Share Price” means the price per our Ordinary Share that equal to the redemption price of each share of PNAC public share in connection with the Business Combination;

“OEM” means original equipment manufacturer;

“Ordinary Shares” means the ordinary shares of our Company, having a par value of $0.0001 each;

“R&D” means research and development;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” means our Ordinary Shares and Warrants;

“Sellers” means the shareholders of noco-noco (immediately prior to the Share Exchange) participating in the Share Exchange.

“Selling Securityholder” or “Arena” means Arena Business Solutions Global SPC II, Ltd, an exempted company with limited liability incorporated under the laws of Cayman Islands.

“shareholders” or “stockholders” means the holders of shares or stocks of a company;

“Share Exchange” means the transaction pursuant to which New SubCo acquired issued and outstanding shares of noco-noco from the Sellers, and in exchange, our Company issued to the Sellers our Ordinary Shares;

“Share Exchange Closing” means the closing of the Share Exchange;

“Singapore Dollars” and “S$” means Singapore dollars, the legal currency of Singapore;

“U.S. Dollars,” “US$” and “$” means United States dollars, the legal currency of the United States; “U.S. GAAP” means United States generally accepted accounting principles; and

“Warrants” means the warrants of our Company.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The Private Securities Litigation Reform Act of 1995 (the “PSLRA”) provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning possible or assumed future results of operations.

noco-noco desires to take advantage of the safe harbor provisions of the PSLRA and is including this cautionary statement in connection with this safe harbor legislation. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “strategy,” “future,” “opportunity,” “may,” “target,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those implied in those statements. Important factors that could cause such differences include, but are not limited to:

•
developments related to the COVID-19 pandemic, including, among others, with respect to stay-at-home orders, social distancing measures, the success of vaccine rollouts, numbers of COVID-19 cases and the occurrence of new COVID-19 strains that might evade existing control measures and lead to the worsening or extension of adverse economic or movement control measures;
•
our ability to grow market share in its existing markets or any new markets we may enter;
•
our ability to execute our growth strategy, manage growth and maintain our corporate culture as we grow;
•
our ability to successfully execute on acquisitions, integrate acquired businesses and to realize efficiencies or meet growth aspirations inherent in the decision to make a specific acquisition;
•
increased competition in the electronic vehicle and carbon credit industries in Singapore, Australia, and Papua New Guinea, the actions of our competitors in each of our markets and consequent impact on profitability;
•
changes in our business mode;
•
our continued access to certain licensed technologies;
•
our success in collaborating with our third party research and development partners;
•
our success in monetizing our technologies;
•
the failure to realize anticipated efficiencies through our technology and business model;
•
costs associated with enhancements of our products or services;
•
our ability to continue to adjust our offerings to meet market demand, attract users to our products or services;
•
the regulatory environment and changes in laws, regulations or policies in the jurisdictions in which we operate;
•
political instability in the jurisdictions in which we operate;
•
the overall economic environment, the property market and general market and economic conditions in the jurisdictions in which we operate;
•
anticipated technology trends and developments and our ability to address those trends and developments with our products and offerings;
•
our ability to protect information technology systems and platforms against security breaches (which includes physical and/or cybersecurity breaches either by external actors or rogue employees) or otherwise protect confidential information;
•
the safety, affordability, and breadth of our technologies;

•
man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect our business or assets;
•
the loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;
•
exchange rate fluctuations;
•
changes in interest rates or rates of inflation;
•
legal, regulatory and other proceedings; and
•
tax laws and the interpretation and application thereof by tax authorities in the jurisdictions where we operate.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances or changes in beliefs except to the extent required by law. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements except to the extent required by law. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you. You should carefully read this entire prospectus and the other documents referred to in this prospectus, including the information presented under the sections titled “Risk Factors,” “Cautionary Statement Regarding Forward Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before making an investment decision. The definition of some of the terms used in this prospectus are set forth under the section “Frequently Used Terms.” For additional information, see the section of this prospectus entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this prospectus on which that subject is discussed in more detail.

The Company

We are an early-stage decarbonization solution provider in Asia, aiming to primarily engage in (i) the leasing of battery products, including batteries and BEVs to commercial transportation companies, and of ESS to renewable power plants and other power plants requiring grid stabilization and backup power; and (ii) carbon abatement solutions for landowners and carbon credit sales.

We operate a unique own-and-lease business model where we manufacture, upon our clients’ requests, our battery products through OEMs and lease them to our clients. The own-and-lease business model, as compared to sales of battery products, helps our clients save upfront investment and operating capital expenditure. Under such business model, we also partner with automakers and OEMs to conduct our leasing business in the regions where our partners operate, to protect ourselves from capital, operational, and local regulatory risks.

We rely on our exclusive license-in agreement with 3DOM Alliance to utilize its state-of-the-art intellectual property and technologies to develop and manufacture our own battery products and services. These state-of-the-art technologies enable us to produce batteries that we believe, as compared to conventional batteries, are designed to have a longer lifespan and higher reliability, and be more resistant to high operating temperature and thermal runaways. Our unique position with 3DOM Alliance as the exclusive licensee of its patents and technologies also allows us to take full advantage of the technological advancement that 3DOM Alliance has developed or licensed in through various cooperation and collaboration arrangements with leading universities and professors for our battery products. To scale our business and to improve our productivity, we also entered into several MOUs with our strategic partners, including primarily well-known automakers and battery manufacturers.

In addition, we engage in carbon abatement solutions and carbon credit sales. We work with our landowner clients to reduce their excessive carbon emissions and generate carbon credits. These carbon credits can be sold back to the regulators, or on the secondary market through our network of clients, the revenue generated from which is shared between our landowner clients and us. We sell the carbon credits to companies in need of carbon offsets through our active marketing efforts. We also cross-sell them to our battery business clients to offset carbon emissions from their operations, in addition to leasing them our battery products. As our battery business clients are generally under pressure to decarbonize their business operations, our cross-selling of carbon credits in addition to our leasing business will increase our competitiveness and generate synergies among our product and service offerings.

Leveraging the state-of-the-art technologies of our battery products, our unique own-and-lease business model as well as the cross-selling to our battery business clients of carbon credits gained through our carbon abatement solutions, we believe we are well positioned to capitalize on the global momentum towards electrification of transportation and the global carbon emission reduction goal.

Business Combination

On August 25, 2023 (the “Closing Date”), noco-noco Inc. (formerly known as Prime Number Holding Limited), an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), consummated the previously announced Business Combination (defined below). The Business Combination was announced on December 29, 2022, where our Company, Prime Number Acquisition I Corp. (“PNAC”), Prime Number Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of our Company (“Merger Sub”), Prime Number New Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of our Company (“New SubCo”), NOCO-NOCO PTE. LTD., a Singapore private company limited by shares (“noco-noco”), and certain shareholders of noco-noco collectively holding a controlling interest (together with other shareholders of noco-noco subsequently joining the transactions, the “Sellers”), entered into a business combination agreement (“Business Combination Agreement”), pursuant to which, PNAC proposed to enter into a business combination with noco-noco involving a merger and a share exchange, among which: (i) Merger Sub would merge with and into PNAC, with PNAC as the surviving entity and a wholly-owned subsidiary of our Company (the “Merger”), (ii) New SubCo would acquire all of the issued and outstanding shares of noco-noco from the Sellers, and in exchange, our Company would issue to the Sellers the ordinary shares of our Company, with noco-noco becoming a subsidiary of New SubCo and an indirect subsidiary of our Company (the “Share Exchange,” and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). Upon the consummation of the Business Combination, each of PNAC and noco-noco became a subsidiary of our Company, and PNAC stockholders and the Sellers received ordinary shares, par value $0.0001 per share, of our Company (“Ordinary Shares”) as consideration and became the shareholders of our Company. The Merger was consummated on August 24, 2023, and the Share Exchange and Business Combination were consummated on the Closing Date.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination: (i) each PNAC unit (“PNAC Units”) issued and outstanding immediately prior to the effective time of the Merger was automatically detached and the holder thereof was deemed to hold one share of PNAC Class A Common Stock (defined below), one half of PNAC Warrant (defined below), and one PNAC Right (defined below); (ii) each share of PNAC Class A common stock, par value $0.0001 per share (“PNAC Class A Common Stock,” together with PNAC Class B Common Stock, par value $0.0001 per share, the “PNAC Common Stock”) issued and outstanding immediately prior to the effective time of the Merger was canceled in exchange for the right to receive one Ordinary Share, (iii) each PNAC warrant (“PNAC Warrant”) outstanding immediately prior to the effective time of the Merger ceased to be a warrant with respect to PNAC Common Stock and was assumed by our Company and converted into a warrant of our Company (“Warrant”) to purchase one Ordinary Share subject to substantially the same terms and conditions prior to the effective time of the Merger; and (iv) each PNAC Right (“PNAC Right”) outstanding immediately prior to the effective time of the Merger was cancelled in exchange for the right to receive one-eighth (1/8) of one Ordinary Share. In addition, pursuant to the Business Combination Agreement, upon the consummation of the Share Exchange (i) New SubCo acquired all the outstanding shares of noco-noco (“noco- noco Shares”) from the Sellers, (ii) in exchange, each Seller received such number of newly issued Ordinary Share that was equal to the product of (a) the quotient of (i) $1,350,000,000 (the “noco-noco Valuation”), divided by (ii) the price per our Ordinary Share that equals to the redemption price of each share of PNAC Class A Common Stock in connection with the Business Combination (the “Share Price”), multiplied by (b) such Seller’s Pro Rata Portion as set out in the Allocation Schedule of the Business Combination Agreement.

On August 28, 2023, our Ordinary Shares and Warrants commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “NCNC” and “NCNCW,” respectively.

The Purchase Agreement

On August 14, 2023, we entered into the Purchase Agreement with Arena Business Solutions Global SPC II, Ltd.

Pursuant to the Purchase Agreement, we have the right to sell to Arena up to US$150,000,000 of our Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of our Ordinary Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely and exclusively at our option, and we are under no obligation to sell any securities to Arena under the Purchase Agreement.

In accordance with the Purchase Agreement, we have filed the Registration Statement that includes this prospectus with the SEC to register under the Securities Act the resale by Arena of up to 33,000,000 Ordinary Shares that we may elect, in our sole discretion, to issue and sell to Arena, from time to time from and after the Commencement Date (defined below) under the Purchase Agreement.

Upon the initial satisfaction of the conditions to Arena’s purchase obligations set forth in the Purchase Agreement (the “Commencement”), including that the Registration Statement that includes this prospectus shall have been declared effective by the SEC, we will have the right, but not the obligation, from time to time in our sole discretion over the 36-month period beginning on the date upon the satisfaction of the conditions precedent to the right of our Company to deliver an advance notice occurs (the “Commencement Date”), to direct Arena to purchase a specified number of our Ordinary Shares not to exceed certain limitations set forth in the Purchase Agreement (each, a “Purchase”), including that (i) the aggregate number of Ordinary Shares to be issued to Arena under the Purchase Agreement shall not exceed the Beneficial Ownership Limitation, which is 4.99% of the then total outstanding Ordinary Shares, and (ii) the aggregate number of Ordinary Shares to be purchased by Arena under the Purchase Agreement shall not exceed 19.99% of the then outstanding Ordinary Shares before such proposed purchase and sale (the “Exchange Cap”); provided further that, the Exchange Cap will not apply if our shareholders have approved issuances in excess of the Exchange Cap in accordance with the rules of Nasdaq, by timely delivering an advance notice to Arena (each, an “Advance Notice”), on any trading day (each, a “Purchase Date”). The number of Ordinary Shares of each Purchase (“Maximum Purchase Amount”) varies in accordance with the time the Advance Notice is received, (a) if the Advance Notice is received by 8:30 a.m. Eastern Time, the lower of: (i) an amount equal to forty percent (40%) of the average of the daily value traded of the Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $10 million, (b) if the Advance Notice is received after 8:30 a.m. Eastern Time but on or prior to 10:30 a.m. Eastern Time, the lower of (i) an amount equal to thirty percent (30%) of the average of the daily value traded of Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $6 million, and (c) if the Advance Notice is received after 10:30 a.m. Eastern Time but on or prior to 12:30 p.m. Eastern Time, the lower of: (i) an amount equal to twenty percent (20%) of the average of the daily value traded of the Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $3 million.

The per share purchase price that Arena is required to pay for our Ordinary Shares in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our Ordinary Shares (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (a) from 9:30 a.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received before 8:30 a.m. Eastern Time, (b) from 11:00 a.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received after 8:30 a.m. Eastern Time and before 10:30 a.m. Eastern Time and (c) from 1:00 p.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received after 10:30 a.m. Eastern Time and before 12:30 p.m. Eastern Time (the “Purchase Valuation Period”). If the total day’s VWAP at the end of any given 1-hour interval has changed by +/- 10% versus the previous 1-hour interval, the purchase price will be 90% of Arena’s sale execution for that day.

In consideration for Arena’s execution and delivery of the Purchase Agreement, we may, in our sole discretion, either pay in cash, or issue to Arena, as a commitment fee, that number of Ordinary Shares having an aggregate dollar value equal to $3,000,000 (the “Commitment Fee Shares”) within thirty (30) calendar days of the closing of the Business Combination in the case of a cash settlement, or promptly (but in no event later than one (1) trading day) after the effectiveness of the Registration Statement; provided however, that we must elect in writing, within ten (10) business days of the closing of the Business Combination, to pay such commitment fee in our Ordinary Shares.

If we elect to issue Ordinary Shares, the Commitment Fee Shares will be subject to a true-up after the initial issuance pursuant to paragraph above whereby we will deliver irrevocable instructions to our transfer agent to electronically transfer to Arena or its designee(s) that number of Ordinary Shares having an aggregate dollar value equal to $3 million based on the lower of (A) the per Ordinary Share price, which price will be equal to the simple average of the daily VWAP of our Ordinary Shares during the ten trading days immediately preceding the effectiveness of the Registration Statement (the “Commitment Fee Share Price”) and (B) the lower of (i) the simple average of the three lowest intraday trade prices over the 20 trading days after (and not including) the date of effectiveness of the Registration Statement and (ii) the closing price on the 20th trading day after the effectiveness of the Registration Statement. We will therefore promptly (but in no event later than one trading day) issue to Arena the Commitment Fee Shares based on the Commitment Fee Share Price upon effectiveness of the Registration Statement, and will, if applicable, issue additional Commitment Fee Shares to Arena promptly (but in no event later than one trading day after the end of the pricing period described in the preceding clause (i)). All Ordinary Shares issued as Commitment Fee Shares to Arena pursuant to the Purchase Agreement shall be registered shares hereunder. As of the date of this prospectus, we have issued 2,994,012 Ordinary Shares as initial Commitment Fee Shares to Arena on October 12, and will issue 5,519,847 Ordinary Shares to Arena under the true-up arrangement.

From and after the Commencement, we will control the timing and amount of any sales of our Ordinary Shares to Arena Actual sales of our Ordinary Shares to Arena under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Ordinary Shares and determinations by us as to the appropriate sources of funding for our business and operations.

The net proceeds to us from sales that we elect to make to Arena under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell our Ordinary Shares to Arena. We expect that any proceeds received by us from such sales to Arena will be used for working capital and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Ordinary Shares after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell our Ordinary Shares or any securities exercisable, exchangeable or convertible into our Ordinary Shares at a future determined price.

Arena has represented and agreed that none of Arena or its affiliates has or will engage in or effect any short sales of our Ordinary Shares or hedging transaction that establishes a net short position in our Ordinary Shares during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month following the 36-month anniversary of the Commencement Date, and (ii) the date on which Arena shall have purchased from us under the Purchase Agreement our Ordinary Shares for an aggregate gross purchase price of US$150,000,000, subject to the Exchange Cap. We may terminate the Purchase Agreement effective upon five trading days’ prior written notice to Arena; provided that (i) there are no outstanding Advance Notices, and the Ordinary Shares under which have yet to be issued, and (ii) we have paid all amounts owed to Arena pursuant to the Purchase Agreement. The Purchase Agreement may be terminated at any time by the mutual written consent of the parties.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the Registration Statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

We do not know what the purchase price for our Ordinary Shares will be and therefore cannot be certain as to the number of shares we might issue to Arena under the Purchase Agreement after the Commencement Date. As of August 14, 2024, the latest practicable date, there were 177,561,990 Ordinary Shares outstanding, including 40,153,020 Ordinary Shares held by non-affiliates of our Company, of which 2,994,012 are initial Commitment Fee Shares. If all of the 33,000,000 shares (including the Commitment Fee Shares) offered by Arena under this prospectus were issued and outstanding as of the date hereof, such shares would represent 15.9% of the total number of our outstanding Ordinary Shares, excluding the Commitment Fee Shares and upon effectiveness of the Registration Statement. If we elect to issue and sell more than 33,000,000 Ordinary Shares to Arena pursuant to the Purchase Agreement, in our sole discretion, we will register for resale under the Securities Act any such additional Ordinary Shares, which could cause additional substantial dilution to our shareholders. The number of Ordinary Shares ultimately offered for resale by Arena is dependent upon the number of Ordinary Shares we can sell to Arena pursuant to the Purchase Agreement.

The number of our Ordinary Shares ultimately offered for resale by Arena through this prospectus is dependent upon the number of Ordinary Shares, if any, we elect to sell to Arena under the Purchase Agreement from and after the Commencement Date. The issuance of our Ordinary Shares to Arena pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of Ordinary Shares that our existing shareholders own will not decrease, the Ordinary Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Ordinary Shares after any such issuance.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b).

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which we have an annual total gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds US$700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which we have issued more than US$1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

We are an exempted company limited by shares incorporated in 2022 under the laws of the Cayman Islands. We will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on December 31, 2023. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

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the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;
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the sections of the Exchange Act requiring insiders to file public reports of our share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and
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the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish its results on a semi-annual basis through press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, our shareholders will receive less or different information about us than a shareholder of a U.S. domestic public company would receive.

We are a non-U.S. company with foreign private issuer status, and listed on Nasdaq. Nasdaq market rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, we are not required to have:

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a majority of our board of directors consist of independent directors;
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a compensation committee consisting of independent directors;
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a nominating committee consisting of independent directors;
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regularly scheduled executive sessions with only independent directors each year;
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an annual meeting of shareholders no later than one year after the end of the company’s fiscal-year end; and
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Shareholder approval prior to an issuance of securities in connection with: (i) the acquisition of the stock or asset of another company; (ii) equity-based compensation of officers, directors, employees or consultants; (iii) a change of control other than by way of mergers and consolidations, or arrangements or reconstructions; and (iv) transactions other than public offerings, mergers and consolidations, or arrangements or reconstructions.

We intend to rely on our home country Cayman Islands practices in lieu of the requirements under Rules 5600 Series, Rule 5250(b)(3) and Rule 5250(d), except Rule 5625, Rule 5605(c)(2)(A)(ii) and Rule 5605(c)(3) of the Nasdaq Stock Market LLC Rules. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. See “Risk Factors — Risks Related to Ownership of Our Securities — We are a company incorporated in the Cayman Islands and will qualify as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.”

Controlled Company

We are a “controlled company” as defined under the Nasdaq Stock Market Rules because 3DOM Alliance, our majority shareholder, holds more than 50% of our voting power, and we expect we will continue to be a controlled company upon completion of this offering. For so long as we remain a “controlled company,” we are not required to comply with the following permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

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our board of directors is not required to be comprised of a majority of independent directors.
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our board of directors is not subject to the compensation committee requirement; and
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we are not subject to the requirements that director nominees be selected either by the independent directors or a nominating committee comprised solely of independent directors.

As a result, if we take advantage of these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. We intend to take advantage of these controlled company exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. See “Risk Factors — Because we are a “controlled company” as defined in the Nasdaq Stock Market Rules, you may not have protections of certain corporate governance requirements which otherwise are required by Nasdaq’s rules.”

Summary of Risk Factors

The following summary description sets forth an overview of the material risks we are exposed to in the normal course of our business activities. The summary does not purport to be complete and is qualified in its entirety by reference to the full risk factor discussion immediately following this summary description. We encourage you to read the full risk factor discussion carefully.

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It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to Arena, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.
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The sale and issuance of our Ordinary Shares to Arena will cause dilution to our existing shareholders, and the sale of Ordinary Shares acquired by Arena or the perception that such sales may occur could cause the price of our Securities to fall.
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Investors who buy shares at different times will likely pay different prices.
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Arena will pay less than the then-prevailing market price for Ordinary Shares, which could cause the price of the Ordinary Shares to decline.
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We are an early stage company with a history of financial losses and our battery business expects to incur significant expenses and continuing losses for the foreseeable future.
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Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.
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Our business plan may not prove successful, is subject to legal and regulatory risks and our products may not be well-accepted by the markets, which could materially and adversely affect our prospects.
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The success of our business significantly relies on our relationship with 3DOM Alliance. If 3DOM Alliance no longer exclusively licenses its intellectual property rights and technologies to us, our business, financial position, results of operations and prospect would be materially and adversely affected.
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Our business and future growth depends on the growth in demand for BEVs, hybrid vehicles and alternative fuel.
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The EV battery market continues to evolve and is highly competitive, and other battery manufacturers have significantly greater resources than we do.
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Our future success depends on the needs and success of our clients, as well as the demand for our clients’ products or services.
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Many of our target clients are large commercial transportation companies, renewable energy plants and power plants, and the failure to maintain existing clients and secure new clients, withdrawal of leasing services by such clients or failure to negotiate acceptable terms in contract renewal negotiations could have an adverse impact on our business.
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We may not be able to engage target clients successfully and to convert such contacts into meaningful orders in the future.
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If we are unable to establish and maintain confidence in our long-term business prospects among clients and analysts and within our industry or are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.
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If any of our battery products fails to perform as expected, our ability to develop, market and sell our products and services could be harmed.
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Our battery products will require extensive safety testing prior to being offered to our lessees or installed in electric vehicles and power plants.
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Any decline in the value of carbon credits or carbon offsets could materially adversely affect our business.
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Changes in industry standards or practices for issuance or usage of carbon credits or carbon offsets could significantly adversely affect our business.
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We cannot guarantee that the approvals of the carbon abatement projects and issuing of Australian Carbon Credit Units (“ACCUs”) will not be revoked, cancelled or otherwise.
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Our operations and investments are located in Asia-Pacific and we are therefore exposed to various risks inherent in operating and investing in the region.

Corporate Information

We were incorporated as an exempted company limited by shares on December 28, 2022. Upon the consummation of Business Combination on August 25, 2023, “noco-noco Inc.” (formerly known as Prime Number Holding Limited) became the ultimate corporate parent of our Group. On August 28, 2023, our Ordinary Shares and Warrants commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “NCNC” and “NCNCW,” respectively.

Our registered office is at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands, and our principal executive office is 3 Temasek Avenue Centennial Tower, Level 18, Singapore 039190. Our principal website address is http://noco-noco.com. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus.

THE OFFERING

Ordinary Shares offered by the Selling Securityholder

An aggregate of up to 33,000,000 Ordinary Shares, including (i) Ordinary Shares that we may, in our sole discretion, elect to issue and sell to Arena, from time to time after the date of this prospectus, pursuant to (and limited by the terms of) the Purchase Agreement and (ii) additional Ordinary Shares which, in our sole discretion, may be issuable as a commitment fee in lieu of a cash payment in accordance with the terms of the Purchase Agreement.

Ordinary Shares outstanding as of August 14, 2024	177,561,990 Ordinary Shares, including 2,994,012 initial Commitment Fee Shares.

Ordinary Shares outstanding after giving effect to the issuance of the shares registered hereunder	207,567,978 Ordinary Shares.

Use of proceeds

We will not receive any proceeds from the resale of Ordinary Shares included in this prospectus by the Selling Securityholder. However, we may receive up to US$150,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of Ordinary Shares that we may elect to make to Selling Securityholder pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date.

We expect to use the net proceeds that we receive from sales of our Ordinary Shares to the Selling Securityholder, if any, under the Purchase Agreement for working capital and general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, we retain broad discretion over the use of the net proceeds from the sales of our Ordinary Shares under the Purchase Agreement. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Ordinary Shares

Nasdaq Ticker-Symbols	Ordinary Shares: “NCNC”

Warrants: “NCNCW”

RISK FACTORS

Our business and our industry are subject to significant risks. You should carefully consider all of the information set forth in this prospectus and in our other filings with the SEC, including the following risk factors, in evaluating our business. If any of the following risks actually occur, our business, financial condition, operating results, and growth prospects would likely be materially and adversely affected. This prospectus also contains forward-looking statements that involve risks and uncertainties. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to Arena, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

On August 14, 2023, we entered into the Purchase Agreement with Arena, pursuant to which Arena has committed to purchase up to US$150,000,000 of our Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement. The Ordinary Shares that may be issued under the Purchase Agreement may be sold by us to Arena at our discretion from time to time over the 36-month period beginning on the Commencement Date.

We generally have the right to control the timing and amount of any sales of our Ordinary Shares to Arena under the Purchase Agreement. Sales of our Ordinary Shares, if any, to Arena under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Arena all, some or none of our Ordinary Shares that may be available for us to sell to Arena pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by Arena for our Ordinary Shares that we may elect to sell to Arena under the Purchase Agreement, if any, will fluctuate based on the market prices of our Ordinary Shares at the time we elect to sell shares to Arena pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of our Ordinary Shares that we will sell to Arena under the Purchase Agreement, the purchase price per share that Arena will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Arena under the Purchase Agreement.

Although the Purchase Agreement provides that we may sell up to an aggregate of US$150,000,000 of our Ordinary Shares to Arena, up to 33,000,000 Ordinary Shares are being registered for resale under the Registration Statement that includes this prospectus. The number of Ordinary Shares ultimately offered for resale by Arena is dependent upon the number of Ordinary Shares, if any, we ultimately elect to sell to Arena pursuant to the Purchase Agreement.

If we elect to issue and sell to Arena pursuant to the Purchase Agreement more Ordinary Shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to an aggregate of $150,000,000 available under the Purchase Agreement, we will file with the SEC one or more additional registration statements to register under the Securities Act the resale by Arena of any such additional Ordinary Shares we elect to sell to Arena from time to time under the Purchase Agreement, and the SEC must declare such additional registration statements effective before we can sell any additional Ordinary Shares to Arena under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of Ordinary Shares in addition to the 33,000,000 Ordinary Shares being registered for resale under this prospectus could cause additional substantial dilution to our shareholders.

In addition, pursuant to the terms of the Purchase Agreement, (i) the number of Ordinary Shares we will sell to Arena under each Advance Notice will not exceed the “Beneficial Ownership Limitation” which is 4.99% of the then total outstanding Ordinary Shares and (ii) the aggregate number of Ordinary shares we will sell to Arena will not exceed the “Exchange Cap” which is 19.99% of the then outstanding Ordinary Shares before such proposed sale, unless we obtain shareholders’ approval to issue shares in excess of the Exchange Cap.

Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale and issuance of our Ordinary Shares to Arena will cause dilution to our existing shareholders, and the sale of Ordinary Shares acquired by Arena or the perception that such sales may occur could cause the price of our Securities to fall.

The purchase price for the shares that we may sell to Arena under the Purchase Agreement will fluctuate based on the price of our Ordinary Shares. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Ordinary Shares and Warrants (collectively, “Securities”) to fall.

If and when we do sell shares to Arena, after Arena has acquired the shares, Arena may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to Arena by us could result in substantial dilution to the interests of other holders of our Ordinary Shares. Additionally, the sale of a substantial number of Ordinary Shares to Arena, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices. Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Arena If and when we do elect to sell Ordinary Shares to Arena pursuant to the Purchase Agreement, after Arena has acquired such shares, Arena may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Arena at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Arena as a result of future sales made by us to Arena at prices lower than the prices such investors paid for their shares. In addition, if we sell a substantial number of shares to Arena under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Arena may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Arena will pay less than the then-prevailing market price for Ordinary Shares, which could cause the price of the Ordinary Shares to decline.

The purchase price of the Ordinary Shares sold to Arena under the Purchase Agreement is derived from multiplying the market price of our Ordinary Shares on the Nasdaq by 90%. Our Ordinary Shares to be sold to Arena pursuant to the Purchase Agreement will be purchased at a discounted price. As a result of the pricing structure, Arena may sell the Ordinary shares it receives immediately after receipt of such shares, which could cause the price of our Ordinary Shares to decline.

Our management team will have broad discretion over the use of the net proceeds from the sales of our Ordinary Shares to Arena, if any, and investors may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of our Ordinary Shares to Arena, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, investors will be relying on the judgment of our management team with regard to the use of those net proceeds, and investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to Our Business and Industry

We are an early stage company with a history of financial losses and our battery business expects to incur significant expenses and continuing losses for the foreseeable future.

We are engaged in (i) leasing of battery products, including batteries, BEVs and ESS and (ii) carbon abatement solutions and carbon credit sales. Our business incurred a net loss of approximately $8.3 million and $1.2 million for the six months ended December 31, 2023 and 2022, respectively, and an accumulated deficit of approximately $27.4 million and $19.1 million as of December 31, 2023 and June 30, 2023, respectively. As our battery business currently does not have any operations to generate revenue, except revenue generated in 2021 for production of sample batteries used for a client’s internal testing for the purpose of providing the Public Utility Board of Singapore with a proof-of-concept ESS, we believe that our battery business will continue to incur operating and net losses each fiscal year until such time as we begin significant production and leasing of our battery products, which is not expected to occur until the first quarter of 2025, and may occur later. Additionally, the revenue to be generated from carbon credit sales is dependent on the timing as to when the carbon abatement projects will be approved by the local government authorities.

We expect the rate at which we will incur losses to be higher in future periods as we, among other things, continue to expand our footprints in the Southeast Asia and South Asia region, increase our sales and marketing activities, develop our distribution infrastructure, and increase our general and administrative functions to support our growing operations. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses or even prevent us from continuing as a going concern.

Further, the battery and EV industries are affected by market conditions that are outside our control. Our results of operations may fluctuate significantly from period to period due to a number of factors, including changes in market demand for batteries, BEVs and ESS, industry-wide technology changes, the loss of key clients and the postponement, rescheduling or cancellation of large orders by key clients. As a result of these factors and other risks discussed in this section, period-to-period comparisons should not be relied upon to predict our future performance.

Our business model has yet to be tested and any failure to commercialize our strategic plans would have an adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

Our battery business has not commenced operations yet. Investors should be aware of the difficulties normally encountered by a new enterprise, many of which are beyond our control, including substantial risks and expenses in the course of developing or manufacturing new products or services, establishing or entering new markets, organizing operations, and undertaking marketing activities. The likelihood of our success must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. There is, therefore, nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital, or operate profitably. We will continue to encounter risks and difficulties frequently experienced by early commercial stage companies, including introducing products or services that are accepted by the markets, scaling up our infrastructure and headcount, and we may encounter unforeseen expenses, difficulties or delays in connection with our growth. In addition, as a result of the capital-intensive nature of our leasing business, we can be expected to face pressures to raise additional financings in order to sustain our operations of leasing projects to grow our business and achieve profitability. Any investment in our company is therefore highly speculative and could result in the loss of your entire investment.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into potential changes in trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results, prospects and financial position could be materially affected. The projected financial information appearing elsewhere in these materials was prepared by management and reflects current estimates of future performance. The projected results depend on the successful implementation of management’s growth strategies and are based on assumptions and events over which we have only partial or no control. In particular, our projected results are heavily reliant on our ability to successfully develop, manufacture, market and lease our battery products. The assumptions underlying such projected information require the exercise of judgment and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, and political or other changes.

Our business plan may not prove successful, is subject to legal and regulatory risks and our products may not be well-accepted by the markets, which could materially and adversely affect our prospects.

Our businesses in Asia-Pacific, including Singapore, Thailand, Philippines, Indonesia, India, Australia, and PNG, are relatively new, and there is no assurance that we will be able to achieve and maintain growth and profitability across all of our business segments. There is also no assurance that our offerings will be accepted by the market or that market acceptance of our offerings will grow. Further, technologies and industry standards in relation to batteries, BEVs and ESS are evolving. For example, many of our competitors are developing a variety of battery technologies, such as solid state batteries and fuel cells, which are expected to compete with our existing product lines. It is possible that our competitors will be able to introduce new products with more desirable features than ours and their new products will gain greater market acceptance. In addition, our business could be impacted by macro-economic conditions and their effect on discretionary consumer spending, which could impact the business of our prospective consumers and in turn could impact the demand of service offerings made available by us.

Furthermore, we plan to operate our leasing services and carbon abatement solutions in several countries in the large, diverse and complex Asia- Pacific region. Each of our segments is subject to various regulations in each of the jurisdictions in which we operate. Focus areas of regulatory risk that we are exposed to include, among others: (i) evolution of laws and regulations applicable to the leasing of batteries, BEVs and ESS as well as carbon abatement projects and carbon credit sales, (ii) various forms of data regulation such as data privacy, data localization, data portability, cybersecurity and advertising or marketing, (iii) economic regulations such as price, supply regulation, safety, health, environment regulations, (iv) foreign ownership restrictions, (v) vehicle regulation, (vi) land management, and (vii) native title of land. In addition, we may not be able to obtain all the licenses, permits and approvals that may be necessary to provide our product or service offerings. Because the relevant laws and regulations, as well as their interpretations, are often unclear and evolving in certain jurisdictions, this can make it difficult for us to assess whether we have complied with the relevant laws and regulations and which licenses and approvals are necessary for our business, or the processes for obtaining such licenses in certain jurisdictions. For these reasons, we also cannot be certain that we will be able to comply with all the material laws and regulations or maintain the licenses and approvals that we have previously obtained, or that once they expire we will be able to renew them. We cannot be sure that our interpretations of the rules and their exemptions have always been or will be consistent with those of the local regulators. As we expand our businesses, we may be required to obtain new licenses and will be subject to additional laws and regulations in the markets we plan to operate in.

We also expect to expand our businesses in the Asia-Pacific region through acquisitions and strategic partnerships. Such expansion may increase the complexity of our business and may place significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. If our efforts of expansion through acquisitions or strategic partnerships fail, our business, results of operations, financial position, reputation, and prospects could be materially adversely affected.

The success of our business significantly relies on our relationship with 3DOM Alliance. If 3DOM Alliance no longer exclusively licenses its intellectual property rights and technologies to us, our business, financial position, results of operations and prospect would be materially and adversely affected.

All of our technologies are licensed from 3DOM Alliance, enabling us to utilize certain intellectual property rights and technologies owned or licensed in by 3DOM Alliance to manufacture and offer our own products. We also rely on 3DOM Alliance’s intellectual property rights and technologies to enable the development, operations and improvement of our battery products. Although our license-in agreement with 3DOM Alliance has a perpetual term, 3DOM Alliance can terminate the license-in agreement if we fail to pay any amounts when due with a thirty (30) days’ written notice, or when we fail to perform any obligation and fail to cure within the sixty (60) days notice period. If the license-in agreement is terminated or if we are unable to license future intellectual property rights and technologies from 3DOM Alliance, if we do so only on terms that are less favorable to us, our ability to continue to develop, maintain and improve our battery products and services could be harmed, which could in turn adversely affect our business, financial condition and results of operations. Additionally, some of the technology licensed under the 3DOM Alliance license are sublicensed to us by 3DOM (rather than licensed directly) and if 3DOM were to lose its rights to sublicense such technologies it is possible that we would not be able to use such technologies in the future.

Our business and future growth depends on the growth in demand for BEVs, hybrid vehicles and alternative fuel.

As the demand for our products is directly related to the market demand for BEVs, a fast-growing e-mobility market will be critical to the success of our business. However, the markets we have targeted, primarily those in Asia-Pacific region, may not achieve the level of growth we expect during the time frame projected. If any of these markets that we plan to expand into fails to achieve our expected level of growth, we may incur significant losses and not be able to generate enough revenue to achieve profitability. If the market for alternative fuel, hybrid vehicles and electric vehicles does not develop at the rate or in the manner or to the extent that we expect, or if critical assumptions that we have made regarding the efficiency of our energy solutions are incorrect or incomplete, our business, prospects, financial condition and operating results could be adversely affected.

The EV battery market continues to evolve and is highly competitive, and other battery manufacturers have significantly greater resources than we do.

The EV battery market, like the EV market it services, is fast-growing, extremely competitive and driven by the innovation of both large incumbents and emerging entrants like noco-noco. Lithium-ion battery technology has been widely adopted and our current competitors have, and future competitors may have, greater resources than we do and may also be able to devote greater resources to the development of their current and future technologies. These competitors also may have greater access to clients and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, lithium-ion battery manufacturers may continue to reduce cost and expand supply of conventional batteries and, therefore reducing the prospects for our business or negatively impacting our ability to provide our products at a market-competitive price and with sufficient margins.

To date, we have focused our efforts on our state-of-the-art X-SEPA separator and lithium manganese iron phosphate (LMFP) cathode. However, a number of development-stage companies are also seeking to develop new technologies for lithium-metal batteries, such as new technologies for cathodes, anodes, electrolytes and additives. Some of these companies have established relationships with OEMs and are in varying stages of development. Additionally, many OEMs are researching and investing in conventional lithium-ion batteries and/or lithium-metal battery efforts and, in some cases, in battery development and production. Furthermore, other companies are developing alternative technologies such as advanced diesel, ethanol, fuel cells or compressed natural gas, as well as potential improvements in the fuel economy of the internal combustion engine. We expect competition in battery technology and BEVs to intensify due to increased demand for EVs. Competition may also be driven by a regulatory push for EVs, continuing globalization, and consolidation in the worldwide automotive industry. Developments in alternative technologies or improvements in battery technology made by competitors may materially adversely affect the sales, pricing and gross margins of our battery products. If a competing technology is developed that has superior operational or price performance, our business will be harmed. Similarly, if we fail to accurately predict and ensure that our battery technology can address clients’ changing needs or emerging technological trends, or if our clients fail to achieve the benefits expected from our battery products, our business will be harmed.

Our future success depends on the needs and success of our clients, as well as the demand for our clients’ products or services.

The demand for our battery products, in particular the batteries and BEVs, will ultimately depend on our clients, consisting primarily of commercial transportation companies, renewable energy plants and power plants. Decisions to purchase or lease our batteries and BEVs may depend on the performance of the industries of our clients and if demand for output in those industries decreases, then the demand for our products may decrease as well. Demand in these industries is impacted by numerous factors, including, but not limited to, commodity prices, infrastructure spending, fuel costs, energy demands, municipal spending and government mandates and incentives. Increases or decreases in these variables may significantly impact the demand for our products.

Many of our target clients are large commercial transportation companies, renewable energy plants and power plants, and the failure to maintain existing clients and secure new clients, withdrawal of leasing services by such clients or failure to negotiate acceptable terms in contract renewal negotiations could have an adverse impact on our business.

Although we intend to lease predominantly to commercial transportation companies, renewable energy plants and power plants, we may not be able to establish or continue our relationships with such commercial transportation companies, renewable energy plants or power plants, if customer demand is not as high as we expect or if they face pressure or contractual obligations from their existing suppliers not to purchase our products or services. We may enter into long-term contracts with certain of these commercial transportation companies, renewable energy plants and power plants, who have substantial bargaining power with respect to price and other commercial terms, and any long-term contracts would be subject to renegotiation and renewal from time to time. Failure to maintain existing clients, obtain new clients, loss of all or a substantial portion of sales to any future clients for whatever reason (including, but not limited to, loss of contracts or failure to negotiate acceptable terms in contract renewal negotiations, loss of market share by these clients, insolvency of such clients, reduced or delayed client requirements, plant shutdowns, strikes or other work stoppages affecting production by such clients) or continued reduction of prices to these clients could have a significant adverse effect on our financial results and business prospects. There can be no assurance that we will be able to maintain existing clients, obtain new clients or secure new contracts.

The level of any future leasing to commercial transportation companies, renewable energy plants and power plants, including the realization of future leasing services from awarded business or obtaining new business or clients, is inherently subject to a number of risks and uncertainties, including the number of vehicles, energy storage or grid stabilization that these commercial transportation companies, renewable energy plants and power plants actually need. Further, to the extent that the financial condition, including bankruptcy or market share, of any of our largest clients deteriorates or their sales otherwise continue to decline, our business, prospects, financial condition and operating results could be adversely affected. Accordingly, we may not in fact realize all of the future sales represented by our awarded business. Any failure to realize these sales could have a material adverse effect on our business, prospects, financial condition and operating results.

We may not be able to engage target clients successfully and to convert such contacts into meaningful orders in the future.

Our success, and our ability to increase revenue and operate profitably, depends in part on our ability to identify target clients and convert target clients into meaningful orders or expand on client relationships. In some cases, certain clients will purchase our battery product samples on an early trial deployment basis, where such clients have the ability to test and evaluate whether our products meet their performance requirements before such clients commit to meaningful orders.

Our future success depends on whether our target clients are willing to use our battery products as well as whether their product lines will incorporate our battery products. If our target clients expand their product lines, we hope to be the primary supplier for their BEVs. Competition in our industry is high. To secure acceptance of our products, we must constantly develop and introduce longer-range and more cost-effective batteries with enhanced functionality and performance to meet evolving industry standards. If we are unable to meet our clients’ performance requirements or industry specifications, retain or engage with target clients, or convert early trial deployments into meaningful orders, our business, prospects, financial condition and operating results could be materially adversely affected.

If we are unable to establish and maintain confidence in our long-term business prospects among clients and analysts and within our industry or are subject to negative publicity, then our financial condition, operating results, business prospects and access to capital may suffer materially.

Clients may be less likely to purchase our battery products if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must earn and maintain confidence among clients, suppliers, analysts, ratings agencies and other parties in our products, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, client unfamiliarity with our battery products, any delays in scaling production, delivery and service operations to meet demand, competition, future changes in the evolving hybrid electric and electric vehicle market or uncertainty regarding our production and sales performance compared with market expectations.

If any of our battery products fails to perform as expected, our ability to develop, market and sell our products and services could be harmed.

Our battery products, such as our batteries, BEVs, and ESS, could contain defects in design and production that may cause them not to perform as expected or may require repair. We currently have a limited frame of reference by which to evaluate the performance of our products upon which our business prospects depend. There can be no assurance that we will be able to detect and fix any defects in our battery products. We may experience recalls in the future, which could adversely affect our brand and could adversely affect our business, prospects, financial condition and operating results.

Further, our products may not perform consistent with clients’ expectations. Any product defects or any other failure of our battery products to perform as expected could harm our reputation and result in lost revenue, delivery delays, product recalls, negative publicity, product liability claims and significant warranty and other expenses and could have a material adverse impact on our business, prospects, financial condition and operating results. Additionally, problems and defects experienced by alternative fuel commercial vehicle companies or electric consumer vehicles could by association have a negative impact on public perception and customer demand for our products.

Our battery products will require extensive safety testing prior to being offered to our lessees or installed in electric vehicles and power plants.

To achieve acceptance by our clients, including lessees, and power producers, our anticipated batteries, BEVs and ESS will have to undergo extensive safety testing. We plan to conduct preliminary safety testing for design verification of our battery products at their prototype stage. We are also subject to safety tests for product validation to obtain various safety standard certifications before commencing mass production of our battery products. There can be no assurance that such tests will be successful, and we may identify different or new safety issues in our development or manufacturing of the batteries, BEVs and ESS that have not been present in our prototypes. If we have to make design changes to address any safety issues, we may have to delay or suspend commercialization, which could materially damage our business, prospects, financial condition, operating results and brand.

Any decline in the value of carbon credits or carbon offsets could materially adversely affect our business.

The value of carbon credits and carbon offsets fluctuate based on market, standard-setting and regulatory forces outside our control. Although the value of carbon credits and carbon offsets has been rising in recent years, new technologies or easier carbon credit or carbon offset issuance rules, for example, may facilitate an increase in the supply of carbon credits and carbon offsets that outstrips demand, resulting in the value of carbon credits and carbon offsets to decline. Any such decline could mean demand and pricing for our carbon credit supply offerings would be adversely affected. Apart from supply and demand, the carbon credits prices may also be impacted by micro-and macro-economic conditions, general economic sentiment, international mandates, geopolitical tension, technology enhancements, inflation and currency exchange rates. Any decline in the value of carbon credits or carbon offsets could materially and adversely affect our business, results of operations and financial condition.

Changes in industry standards or practices for issuance or usage of carbon credits or carbon offsets could significantly adversely affect our business.

The issuance and verification procedures, and the recommended usage, for carbon credits or carbon offsets are evolving areas. Changes in these areas could materially and adversely impact our business. Should, for example, issuance standards change such that our carbon-focused projects are not able to issue as many carbon credits or carbon offsets as projected, our available carbon credit pool will decline which will materially negatively impact our business. The demand side of the carbon credit markets are driven by a combination of industry standards and generally accepted practices and regulations. Should industry practices or recommendations change, or the regulatory environment change, there could be a potentially material and adverse effect on our business.

If verified and available carbon sequestration or carbon credits or carbon offsets are lower than projected, our business could be materially adversely affected.

We may make estimates on future carbon potential for our carbon abatement projects, specifically including nature-based projects such as reforestation (or other similar projects such as changes in soil or land management). We may rely on these and other generally available estimates for making carbon neutrality calculations, tree planting commitments and/or carbon credits sales or carbon offsets. If the actual realized carbon sequestration differs from our estimates due to factors, such as differences in survival rates or measured carbon sequestration, or changes in verification methodologies, standards, or changes in required buffer pools (including by third-party verification organizations), fewer carbon sequestration, carbon credits or carbon offsets may be realized and available, which could negatively impact our business and profitability as carbon credits and carbon offsets earned by us may be reduced and we may be required to purchase carbon credits at prevailing market rates.

We cannot guarantee that the approvals of the carbon abatement projects and issuing of Papua New Guinea Carbon Credits and Australian Carbon Credit Units (“ACCUs”) will not be revoked, cancelled or otherwise.

We operate our carbon abatement solutions in a variety of Oceanian countries, including Australia and PNG. In Australia, the carbon abatement projects and the issuing of ACCUs are subject to the approvals and regulation of the Australian government and in particular, the Clean Energy Regulator (the “CER”). Prior to issuing ACCUs, the CER reviews and considers applications for approved projects. We cannot guarantee that such approvals and issuing of ACCUs will not be revoked, cancelled or otherwise negatively impacted, in which case our business could be materially adversely affected.

Furthermore, the regulatory bodies may impose further compliance procedures and protocols on our existing or future projects. Any such procedures or protocols will require us to adopt and incorporate any amendments to ensure full and complete compliance of law and regulations. This may result in the delay of carrying out our existing projects, and may also impact the development of our future business activities. The regulation of the ACCUs is subject to government policy changes, and we cannot guarantee that our current business activities will not be impacted by any future amendments to laws and regulations governing the carbon abatement industry.

If we cannot acquire all interested parties’ consent for the carbon abatement projects, or if there is any deficiency in the ownership interests in the properties of the projects, our business could be materially adversely affected.

The carbon abatement project procurement stage may involve several parties with varying interests, which mainly includes landowners, but sometimes also a bank or a lending institution if there is a mortgage on the property to obtain consent or a “no objection certificate” from the lender to file and obtain carbon credits. For certain carbon abatement projects, we may not only need to obtain consent from a single landowner but multiple landowners to tie up contiguous land parcels for carrying out such projects. When we negotiate with the interested parties, we cannot guarantee that we are able to acquire the consent from all of them. If we are not able to do so, the projects will not be carried out according to the planned timetable, and our business could be materially adversely affected. In addition, if there is any deficiency or controversy in the title or ownership of any property which is the subject of a carbon abatement project, we will need to seek to ensure our legitimate business interests as protected, which may result in limiting the resources being applied to our business activities. Furthermore, if we are unsuccessful in protecting our legitimate business interests, our business operations could be materially adversely affected.

Any non-compliance of the landowners on their contractual obligations may affect our carbon abatement solutions business.

Due to the growth of our carbon abatement projects requiring large areas of land, access to land is an integral part of our business activities. In particular, unrestricted access to use and control the land is important to maintain and further our business activities. However, we are generally not the registered owner of any real property, and entirely rely on the licenses and/or agreements in place with the registered landowners and their compliance with their respective contractual obligations. If the landowners do not have valid licenses or approvals, or do not comply with legal requirements or contractual obligations, we may not be able to maintain the necessary rights required for our business activities and therefore it could affect our business operations.

We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect client acceptance of our technologies and our business, revenues and prospects.

Our business and prospects depend on our ability to develop, maintain and strengthen our brand. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of clients. The battery and EV industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Our potential competitors, including many battery manufacturers and automotive OEMs around the world, have greater name recognition, broader client relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.

We operate in an extremely competitive industry and are subject to pricing pressures. Further, many other battery manufacturers have significantly greater resources than we do.

We compete with a number of major international manufacturers and distributors, as well as a number of smaller, regional competitors. We expect competition to become more intense as zero-emission transportation is becoming the mainstream with an increasing number of participants in the industry. Increased competition may result in declines in average selling prices, causing a decrease in margins. Due to excess capacity in some sectors of our industry and consolidation among industrial battery purchasers, we may be subjected to significant pricing pressures.

Many of our competitors have greater financial, personnel, technical, manufacturing, marketing, sales and other resources than we do, which may place us at a competitive disadvantage. In addition, certain of our competitors may have a lower overall cost structure. As a result, these competitors may be in a stronger position to respond quickly to market opportunities, new or emerging technologies and evolving industry standards. Many of our competitors are developing a variety of battery technologies, such as solid state batteries and fuel cell, which are expected to compete with our existing product lines. It is possible that our competitors will be able to introduce new products with more desirable features than ours and their new products will gain greater market acceptance. If our competitors successfully do so, we may not be able to maintain our competitive position and our business and future success would be materially and adversely affected.

We anticipate continued competitive pricing pressure as other producers may be able to employ labor at significantly lower costs, expand their export capacity and increase their marketing presence in our major end markets. Several of our competitors have strong technical, marketing, sales, manufacturing, distribution and other resources, as well as significant name recognition, established positions in the market and long-standing relationships with our industry’s potential client base. In addition, certain of our competitors may have long-standing relationships with suppliers, which may provide them with a competitive pricing advantage and reduce their exposure to volatile raw material costs. Our ability to maintain and improve our operating margins has depended, and continues to depend, on our ability to control and reduce our costs. We cannot assure you that we will be able to continue to control our operating expenses, to raise or maintain our prices or increase our unit volume, in order to maintain or improve our operating results.

The uncertainty in global economic conditions could negatively affect our operating results.

Our operating results are directly affected by the general global economic conditions of the industries in which our major client groups operate. Our business segments are highly dependent on the economic and market conditions in each of the geographic areas in which we operate. Leasing of our batteries, BEVs and ESS, for example, depend significantly on demand for new electric vehicle transportation or ride-sharing companies. The uncertainty in global economic conditions varies by geographic segment and can result in substantial volatility in global credit markets. These conditions affect our business by reducing prices that our clients may be able or willing to pay for our products or by reducing the demand for our products, which could in turn negatively impact our sales and result in a material adverse effect on our business, cash flow, results of operations and financial condition.

Substantial increases in the prices for our raw materials and components, some of which are obtained from a limited number of sources where demand may exceed supply, could materially and adversely affect our business.

We rely on third-party suppliers for components and equipment necessary to develop our products, including key supplies, such as polyimide substrate, organic beads, LMFP cathode material and separator manufacturing machine, for our battery products. We face risks relating to the availability of these materials and components, including that we will be subject to demand shortages and supply chain challenges, especially in the context of the current COVID-19 pandemic, and generally may not have sufficient purchasing power to eliminate the risk of price increases for the raw materials and tools we need. Further, certain components, including drying furnace, 3-layer die, charging and discharging equipment, IC chips and CPUs, have a long lead time which require us to order well in advance to support our proposed commercial operations. To mitigate the supply chain risks, we are adopting an all-round strategy of collaborating with many automaker partners and OEM suppliers. However, to the extent that we are unable to enter into commercial agreements with our prospective suppliers or our replacement suppliers on favorable terms, or these suppliers experience difficulties meeting our requirements, the development and commercial progression of our battery products and related technologies may be delayed.

Separately, we may be subject to various supply chain requirements regarding, among other things, conflict minerals and labor practices. We may be required to incur substantial costs to comply with these requirements, which may include locating new suppliers if certain issues are discovered. We may not be able to find any new suppliers for certain raw materials or components required for our operations, or such suppliers may be unwilling or unable to provide us with products.

Any disruption in the supply of components, equipment or materials could temporarily disrupt production of our battery product until an alternative supplier is able to supply the required material. Changes in business conditions, unforeseen circumstances, governmental changes, and other factors beyond our control or which we do not presently anticipate, could also affect our suppliers’ ability to deliver components or equipment to us on a timely basis. Any of the foregoing could materially and adversely affect our results of operations, financial condition and prospects.

Currency fluctuations, trade barriers, tariffs or shortages and other general economic or political conditions may limit our ability to obtain key components or equipment for our battery products or significantly increase freight charges, raw material costs and other expenses associated with our business, which could further materially and adversely affect our results of operations, financial condition and prospects.

Entering into strategic alliances could expose us to risks.

We have entered into several memorandums of understanding (“MOUs”) for, and may in the future enter into additional, strategic alliances, including joint ventures or minority equity investments, with various third parties to further our business. See “Business—Partnerships.”

While offering potential benefits, these strategic alliances could subject us to a number of risks, including risks associated with sharing proprietary information, non-performance by the partners and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these partners and, to the extent any of these strategic partners suffers negative publicity or harm to their reputation from events relating to their business, we may also suffer negative publicity or harm to our reputation by virtue of our association with any such partner. For example, if we rely on certain strategic partner’s manufacturing facilities to produce our battery products, those operations would be outside of our control. We could experience delays if our partners do not meet agreed upon timelines, satisfy legal, industry or our client’s requirements, or experience capacity constraints, and in turn, we could lose clients and face reputational harm.

Further, there is risk of potential disputes with the strategic partners, and we could be affected by adverse publicity related to our partners whether or not such publicity is related to their collaboration with us. Our ability to successfully build a premium brand could also be adversely affected by perceptions about the quality of our partners’ products. Our OEM partners may also have economic, business, or legal interests or goals that are inconsistent with ours. As a result, it may be challenging for us to resolve issues that arise in respect of the performance of our agreements or MOUs with them, and such issues might impact development work underway under the agreements or MOUs.

Any significant disagreements with them, and especially if we become dependent on that OEM partner for our research and development efforts, may impede our ability to maximize the benefits of our partnerships and slow the commercial roll-out of our battery products. In addition, if our partners are unable or unwilling to meet their economic or other obligations under the agreements or MOUs, we may be required to fulfill those obligations alone, which could delay research and development progress and otherwise negatively impact our business and financial results. Furthermore, the relationships we have with our existing partners and the rights our partners have under their respective agreements or MOUs, may deter other OEMs from working with us. If we are not able to establish or expand our partnership with other OEMs, our business and prospects could be materially harmed.

We are dependent on our suppliers to fulfill our clients’ orders, and if we fail to manage our relationships effectively with, or lose the services of, these suppliers and cannot substitute suitable alternative suppliers, our operations would be materially adversely affected.

We rely on our suppliers for the provision of raw materials, automaker partners and OEM suppliers for the manufacturing of our battery products, including battery separators, cells and packs, BEVs and ESS. While we plan to engage multiple suppliers, automakers and OEMs whenever possible, the inability of our suppliers to deliver the raw materials and battery products manufactured by them at prices, volumes, performance and specifications acceptable to us could have a material adverse effect on our business, prospects, financial condition and operating results. In addition, because we rely on our suppliers and partners to provide raw materials or manufacture battery products that meet our quality standards, there can be no assurance that we can successfully receive quality materials or products from our suppliers and partners that satisfy our quality standards. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

Our failure to keep up with rapid technological changes and evolving industry standards may cause our products to become obsolete and less marketable.

The battery market is characterized by changing technologies and evolving industry standards, which are difficult to predict. This, coupled with frequent introduction of new products and models, has shortened product life cycles and may render our products obsolete or unmarketable. Our ability to adapt to evolving industry standards and anticipate future standards and market trends will be a significant factor in maintaining and improving our prospects for growth. R&D activities, however, are inherently uncertain and require significant costs, and we might encounter practical difficulties in commercializing our new technologies licensed from 3DOM Alliance. On the other hand, our competitors may improve their technologies or even achieve technological breakthroughs that would render our products obsolete or less marketable. Therefore, our failure to effectively keep up with rapid technological changes and evolving industry standards by introducing new and enhanced products may cause us to lose our clients and to suffer a decrease in our revenue.

If we cannot continue to develop new products in a timely manner and at favorable margins, we may not be able to compete effectively.

The battery industry has been notable for the pace of innovations in product life, product design and applied technology. We and our competitors have made and continue to make, investments in innovating and improving our products. Our ability to create new products and line extensions and to sustain existing products is affected by whether we can, among other things:

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license-in on favorable terms and maintain innovative intellectual property and technologies from 3DOM Alliance and its licensors;
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obtain governmental approvals and registrations;
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comply with governmental regulations; and
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anticipate client needs and preferences successfully.

The failure to develop and launch successful new products and any delay in the development or launch of a new product could hinder the growth of our business. In addition, if competitors introduce new or enhanced products that significantly outperform ours, or if they develop or apply manufacturing technology that permits them to manufacture at a significantly lower cost relative to ours, we may be unable to compete successfully in the market segments affected by these changes.

We may obtain licenses on technology that has not been commercialized or has been commercialized only to a limited extent, and the success of our business may be adversely affected if such technology does not perform as expected.

From time to time, we may license from third parties, including 3DOM Alliance, technologies that have not been commercialized or which have been commercialized only to a limited extent. These technologies may not perform as expected within the markets for our battery products. If the cost, performance characteristics, manufacturing process or other specifications of these licensed technologies fall short of our targets, our projected sales, costs, time to market, future product pricing and potential operating margins may be adversely affected.

Developments in alternative technology may adversely affect the demand for our battery products.

Significant developments in alternative technologies, such as advanced diesel, ethanol or natural gas, or breathing batteries, may materially and adversely affect our business, prospects, financial condition and operating results in ways that we may not currently anticipate. Existing and other battery technologies, fuels or sources of energy may emerge as clients’ preferred alternatives to our battery products. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced alternative products, which could result in decreased revenue and a loss of market share to our competitors.

We rely on 3DOM Alliance’s R&D efforts which may not be sufficient to adapt to changes in alternative fuel and electric vehicle technology. As technologies evolve, we will need to upgrade or adapt our clean energy solutions with the latest technology, in particular our licensed-in long-life battery technology, and developing intelligent battery systems with CPUs and Internet of Things (IoT) devices attached, in order to leverage on our own-and- lease model. However, we may not compete effectively with alternative systems if we are not able to source and integrate the latest technology into our battery products.

Our products could have undetected defects, errors or bugs in hardware, firmware or software, which could reduce market adoption, damage our reputation with prospective clients, and/or expose us to product liability and other claims that could materially and adversely affect our business.

We may be subject to claims that our products have malfunctioned and persons were injured or purported to be injured due to latent defects. Any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. Any of these events could adversely affect our brand, reputation, financial condition or results of operations.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect our business and results of operations:

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expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;
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loss of existing or potential clients or partners;
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interruptions or delays in sales;
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equipment replacements;
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delayed or lost revenue;
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delay or failure to attain market acceptance;
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delay in the development or release of new functionality or improvements;
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negative publicity and reputational harm;
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sales credits or refunds;
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exposure of confidential or proprietary information;
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diversion of development and client service resources;
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breach of warranty claims;
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legal claims under applicable laws, rules and regulations; and
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the expense and risk of litigation.

We also face the risk that any contractual protections we seek to include in our agreements with clients are rejected, not implemented uniformly or may not fully or effectively protect from claims by clients, business partners or other third parties. In addition, any insurance coverage or indemnification obligations of suppliers for our benefit may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on our business, financial condition and results of operations. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

We are subject to risks relating to production scale manufacturing of our battery products, including battery separators, cells and packs, BEVs and ESS through partners in the longer term.

Our business plan contemplates that automakers and OEMs will manufacture our battery products, including battery separators, cells and packs, BEVs, and ESS, using our unique pre-calculated and calibrated manufacturing process. However, modifying or constructing these lines for production of our products could be more complicated or present significant challenges to our manufacturing partners that we do not currently anticipate. As with any large-scale capital project, any modification or construction of this nature could be subject to delays, cost overruns or other complications. Any failure to commence commercial production on schedule likely would lead to additional costs and could delay our ability to generate meaningful revenues. In addition, any such delay could diminish any “first mover” advantage we aim to attain, prevent us from gaining the confidence of OEMs and open the door to increased competition. All of the foregoing could hinder our ability to successfully launch and grow our business and achieve a competitive position in the market.

Further, collaboration with third parties to manufacture our battery products reduces our level of control over the process. We could experience delays if our partners do not meet agreed upon timelines or experience capacity constraints. There is risk of potential disputes with partners, which could stop or slow production, and we could be affected by adverse publicity related to our partners, whether or not such publicity is related to such third parties’ collaboration with us. In addition, we cannot guarantee that our suppliers will not deviate from agreed-upon quality standards.

We may be unable to enter into agreements with manufacturers on terms and conditions acceptable to us and therefore we may need to contract with other third parties or create our own commercial production capacity. We may not be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms, or at all. The expense and time required to adequately complete any transition may be greater than anticipated. Any of the foregoing could adversely affect our business, results of operations, financial condition and prospects.

Manufacturing or use of our products may cause accidents, which could result in significant production interruption, delay or claims for substantial damages.

Due to the high energy density inherent in lithium-based batteries, our batteries can pose certain safety risks, including the risk of fire or explosion. Our battery risk management system provides early warning signals of battery faults or malfunction, but accidents causing death or personal injury or property damage can still occur. Although safety procedures is also incorporated in the research, development, manufacture and transportation of batteries that are designed to minimize safety risks, the manufacture or use of our products may still cause accidents. Any accident, whether occurring at the manufacturing facilities or from the use of our products, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage.

We are subject to regulations regarding the storage and handling of various products. We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims which could harm our business, prospects, operating results, and financial condition. We face inherent risk of exposure to claims in the event our batteries do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given our X-SEPA separator and lithium manganese iron phosphate (LMFP) cathode are still in the development stage and have not yet been commercially mass produced. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our technology and business and inhibit or prevent commercialization of our battery products and future product candidates, which would have a material adverse effect on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed.

Our BEVs and our batteries as components of BEVs are subject to motor vehicle standards and the failure of the vehicles to satisfy such mandated safety standards could have a material adverse effect on the demand for our products, our business and our operating results.

All vehicles and batteries installed in the vehicles sold or leased must comply with applicable international and local motor vehicle safety standards, which vary by national and local jurisdictions. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving certain mandatory certifications. Failure by our vehicle manufacturing clients to satisfy motor vehicle standards could have a material adverse effect on our business and operating results.

Moreover, we may incur our own significant costs in complying with these regulations. Regulations related to the electric vehicle industry and alternative energy are currently evolving and we face risks associated with the application of these regulations and changes to these regulations.

To the extent the laws become more stringent or otherwise change, our BEVs and/or our batteries may not comply with applicable international or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results would be adversely affected.

There may be laws in jurisdictions we have not yet entered or laws of which we are unaware in jurisdictions we have entered that may restrict our sales or other business practices. Even for those jurisdictions we have analyzed, the laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with our or our client’s ability to sell products could have a negative and material impact on our business, prospects, financial condition and results of operations.

Future product recalls could materially adversely affect our business, prospects, financial condition and operating results.

Any product recall in the future, whether it involves our or a competitor’s product, may result in negative publicity, damage our brand and materially adversely affect our business, prospects, financial condition and operating results. In the future, we may voluntarily or involuntarily, initiate a recall if any of our products that are proven or possibly could be defective or noncompliant with applicable federal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image, as well as our business, prospects, financial condition and operating results.

We were granted the exclusive license on certain patents and other pending patent applications from 3DOM Alliance pursuant to a license-in agreement entered into on November 22, 2022. The pending patent applications under such license-in agreement may not result in issued patents and the licensed patents may be invalidated or narrowly interpreted, in which event our competitiveness and value may be undermined.

Our key technological innovations, including innovations that are currently commercialized in our products and innovations that we plan to deploy in the future, are described in numerous issued patents and pending patent applications that we licensed from 3DOM Alliance. There is no assurance that the pending applications will result in issued patents. Further, we cannot guarantee that our use of these patents and associated inventions will not infringe upon rights of third parties. Also, to the extent that we endeavor to enforce our currently issued licensed patents or any patents that will be issued in the future, an alleged infringer may be able to assert that it has not infringed any claim of the applicable patent(s) and that the applicable patent(s) is in any event invalid or unenforceable. There can be no assurance that we will overcome those defenses. Further, if one or more of our patents are held to be invalid or unenforceable, or if claims of those patents are interpreted narrowly, or if patents fail to issue from our pending applications, our competitiveness and value may be undermined.

We rely heavily on the exclusively-licensed intellectual properties and technologies, which includes patent rights, trade secrets, trademarks, and know-how. If we are unable to protect and maintain access to these intellectual property rights, our business and competitive position would be harmed.

We may not be able to prevent unauthorized use of our exclusively-licensed intellectual property, which could harm our business and competitive position. We rely on a combination of the intellectual property protections afforded by patent, trademark and trade secret laws in Japan, Singapore and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights and competitive advantage in our licensed-in technologies. Third parties, including our business partners, may attempt to copy or otherwise obtain and use our intellectual property without our consent or may decline to license or defend necessary intellectual property rights to us on terms favorable to our business. Third parties may also attempt to challenge our use of certain intellectual property rights, particularly in countries where we do not hold patent rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could require involvement of the licensor, be time-consuming and expensive, and could divert management’s attention, all of which could harm our business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our licensed-in technologies. All of our patent rights have been obtained through an exclusive license-in agreement from 3DOM Alliance. Because we do not own those patent rights, we have less control over their validity, maintenance and enforcement, which could harm our ability to maintain any competitive advantage those patent rights provide.

Any registrations for the intellectual property rights we own or license are constrained to the country in which the rights were issued or obtained. Many of the patents we license are not yet registered and are currently under review by the respective patent offices. Our efforts to protect against the unauthorized use of our intellectual property rights, technology and other licensed-in rights in those countries where our intellectual property is under review or not registered may be impossible. With respect to jurisdictions where our intellectual property is already registered, patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as Japan and Singapore. Therefore, our intellectual property rights may not be as strong or as easily enforced in some foreign countries, and efforts to protect against the unauthorized use of our intellectual property rights, technology and other licensed-in rights may be impossible in those countries. Failure to adequately protect or be able to use our exclusively-licensed intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage, a decrease in our revenue and reputational harm caused by inferior products offered by third parties, which would adversely affect our business, prospects, financial condition and operating results.

We are unable to guarantee that our technology, or its ultimate integration into electric vehicle battery packs, does not infringe intellectual property rights of third parties. We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell, license, lease or market our products or technologies, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from third parties relating to whether we are infringing their intellectual property rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

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cease selling, leasing, incorporating or using products that incorporate the challenged intellectual property;
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pay substantial damages;
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materially alter our research and development activities and proposed production processes;
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obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or
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redesign our battery cells at significant expense.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to continue to use the technology on reasonable terms, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not well-founded, could result in substantial costs, negative publicity, reputational harm and diversion of resources and management’s attention.

Third-party claims or litigation alleging infringement of patents or infringement or misappropriation of other proprietary rights, or seeking to invalidate our patents may adversely affect our business.

Our success depends in part on our avoiding infringement, misappropriation and other violations of the patents and other intellectual property rights of third parties. Claims of infringement, misappropriation, or other violation of patents or other intellectual property rights are often expensive and time-consuming to defend, and if we were unsuccessful in defense of such claims we could be forced to stop use of certain technologies and/or pay damages or on-going royalties. It is possible that at any time third-parties could attempt to assert an infringement or misappropriation claims if they believe our technology violates their intellectual property rights.

Some of our competitors may have more resources than we do to pursue claims of infringement or misappropriation. We may conclude that even if they are infringing our patents or other intellectual property rights, the risk-adjusted costs of bringing claims against them may be too high or otherwise not in your interest.

If we are unable to grow, or if we fail to manage future growth effectively, our revenue may not increase and we may be unable to implement our business strategy.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our clients’ requirements, all of which could materially adversely affect our business, financial condition and results of operations. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our infrastructure, financial and accounting systems and controls. We must also attract, train and retain a significant number of engineers, sales and marketing personnel, client support personnel, professional services personnel, software engineers, technical personnel and management personnel, and the availability of such personnel may be constrained.

As we continue to grow, including from the integration of employees and businesses acquired in connection with previous or future acquisitions, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our profitability and our ability to retain and recruit qualified personnel who are essential for our future success. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy client requirements or manufacture high-quality products. Additionally, we may not be able to expand and upgrade our infrastructure to accommodate future growth.

Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations; result in weaknesses in our infrastructure, systems or controls; give rise to operational mistakes, financial losses, loss of productivity or business opportunities; and result in loss of employees and reduced productivity of remaining employees. Our growth is expected to require significant capital expenditures and may divert financial resources from other projects such as the development of new products and services. If we are unable to manage our growth effectively, our expenses may increase more than expected, our revenue may not increase or may grow more slowly than expected and we may be unable to implement our business strategy. Further, any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly which we expect our future expansion to include, among other things:

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expanding the management team;
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hiring and training new personnel;
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leveraging consultants to assist with company growth and development;
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conducting market research and analysis;
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controlling expenses and investments in anticipation of expanded operations;
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expanding design, production, and service departments;
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implementing and enhancing administrative infrastructure, systems and processes; and
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expanding our market share in international markets.

We are subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect our business, results of operation and reputation.

Our operations are subject to environmental, health and safety rules laws and regulations laws and regulations including those governing hazardous material handling, transportation, and cleanup and occupational safety and health. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require us to manufacture with alternative technologies and materials.

We have not yet commenced mass production for our battery products. When mass production is commenced, we will engage OEM suppliers for the manufacturing of our battery products. The manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or product, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact our company brand, finances, or ability to operate.

While we require that our OEMs and other suppliers have reasonably designed and implemented policies and programs to assure compliance with these laws and regulations and to avoid hazardous substance release lability, there can be no guarantee that the substantial costs incurred by new or more stringent compliance obligations will not be passed on to us.

Regulatory actions, legal proceedings and customer complaints against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects. Our directors, management, shareholders and employees may also from time to time be subject to legal proceedings, which could adversely affect our reputation and results of operations.

Along with growth and expansion of our business, we may be involved in litigation, regulatory proceedings and other disputes arising in or outside the ordinary course of our business. In general, such litigation and disputes may result in claims for actual damages, freezing of our assets, diversion of our management’s attention and reputational damage to us and our management, and the probability and amount of liability, if any, may remain unknown for long periods of time. Given the uncertainty, complexity and scope of many of these litigation matters, their outcome generally cannot be predicted with any reasonable degree of certainty. Therefore, our reserves for such matters may be inadequate. Moreover, even if we eventually prevail in these matters, we could incur significant legal fees or suffer significant reputational harm, which may negatively affect our operating results if changes to our business operations are required. There may also be negative publicity associated with litigation that could decrease consumer acceptance of our product offerings, regardless of whether the allegations are valid or whether we are ultimately found liable. In addition, our directors, management, shareholders and employees may from time to time be subject to litigation, regulatory investigations, proceedings and/or negative publicity or otherwise face potential liability and expense in relation to commercial, labor, employment, securities or other matters, which could adversely affect our reputation and results of operations. As a result, litigation may adversely affect our business, financial condition, results of operations or liquidity.

We may be subject to declining average selling and leasing prices, which may harm our revenue and gross profits.

Electric vehicles, light electric vehicles and energy storage systems are subject to declines in average selling and leasing prices due to rapidly evolving technologies, industry standards and consumer preferences. As a result, our clients may expect us as suppliers to cut our costs and lower the price of our products in order to mitigate the negative impact on their own margins.

We expect to face possible market-driven downward pricing pressures in the future. Our revenue and profitability will suffer if we are unable to offset any declines in our average selling or leasing prices by developing new or enhanced products with higher prices or gross profit margins, increasing our sales or leasing volumes or reducing the material costs of our products on a timely basis.

Our battery products rely on software and hardware that are highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

Our products rely on software and hardware, including software and hardware developed or maintained internally or by third parties, that are highly technical and complex and will require modification and updates over the life of a battery product. Certain of our products depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Our hardware and software or third party components and software that we utilize in our products may also contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation or security of the products. In addition, our systems are subject to certain technical limitations that may compromise our ability to meet the objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Although we attempt to remedy any issues that we observe in our products as effectively and rapidly as possible, such efforts may not be timely, may hamper production, or may not be to the satisfaction of our clients. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, we may suffer damage to our brand, loss of clients, loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

The unavailability, reduction or elimination of government and economic incentives due to policy changes or government regulation could have a material adverse effect on our business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle industry or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or our battery power solutions. While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future or that they will remain at current levels. In particular, our business will be affected by local and foreign tax credits, rebates, grants and other government programs and incentives that promote the use of electric vehicles. Additionally, our business will be affected by laws, rules and regulations that require reductions in carbon emissions or the use of renewable fuels. These programs and regulations, which have the effect of encouraging the demand for electric vehicles, could expire or be repealed or amended for a variety of reasons. For example, parties with an interest in gasoline and diesel, natural gas or other alternative vehicles or vehicle fuels, including lawmakers, regulators, policymakers, environmental or advocacy organizations, OEMs, trade groups, suppliers or other powerful groups, may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote battery powered vehicles. Many of these parties have substantially greater resources and influence than we have. Further, changes in local or foreign political, social or economic conditions, including a lack of legislative focus on these programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementation, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other alternative fuels or alternative vehicles over battery power, would reduce the market for batteries as a source of power and harm our operating results, liquidity and financial condition.

We will face risks associated with potential international operations, including unfavorable local regulatory, political, tax and labor conditions, which could harm our business.

We will face risks associated with any potential international operations, including possible unfavorable local regulatory, political, tax and labor conditions, which could harm our business. We anticipate having subsidiaries that are subject to the legal, political, regulatory and social requirements and economic conditions in international jurisdictions. We may be subject to a number of risks associated with international business activities that may increase our costs, impact our ability to manufacture, sell or lease our products and require significant management attention. These risks include, but are not limited to:

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conforming our products to various international regulatory requirements where those products are sold or leased, which requirements may change over time;

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local and foreign government trade restrictions, tariffs and price or exchange controls;
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changes in diplomatic and trade relationships;
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political instability, civil disturbances, war, military conflict, religious or ethnic strife, terrorism and general security concerns;
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the occurrence of severe health epidemics, pandemics or other disease outbreaks; and
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the strength of international economies.

If we fail to address these risks successfully, our business and prospects could be negatively impacted.

Our operations and investments are located in Asia-Pacific and we are therefore exposed to various risks inherent in operating and investing in the region.

We will be focusing primarily on the Asia-Pacific market, including but not limited to Singapore, Thailand, the Philippines, Indonesia, India, Australia, and PNG, which means that other than assets located in and most of the income derived from our Singapore and Australia business, our assets and income are located in emerging market countries. Emerging market countries are typically subject to greater political, policy, legal, economic, taxation and other risks and uncertainties, including but not limited to the risk of expropriation, nationalization and commercial or governmental disputes, inflation, interest rate and currency fluctuations and greater difficulty in enforcing or collecting payment against contracts or in having certainty that all required governmental and regulatory approvals necessary to run our business are in place and will be renewed. Asian markets are inherently non-homogenous and require bespoke business models for each country in which we operate which adds complexity and reduces economies of scale.

Emerging market countries where we operate may have less sophisticated legal, taxation and regulatory systems and frameworks, including but not limited to unexpected changes in, or inconsistent application, interpretation or enforcement of, applicable laws and regulatory requirements. In particular, because legislation and other laws and regulations in emerging markets are often undeveloped, it is frequently difficult to interpret those laws and regulations with certainty. Regulatory authorities may adopt different interpretations to us or may revise laws, regulations or interpretations, potentially with retrospective effect, in ways that adversely affect our business, financial condition and/or results of operations. This gives rise to increased risks relating to labor practices, foreign ownership restrictions, tax regulation and enforcement, difficulty in enforcing contracts, changes to or uncertainty in the relevant legal and regulatory regimes and other issues in the markets where we operate or may in the future operate. Such risks could interrupt or adversely impact some or all of our business and may adversely affect our business, financial condition and results of operations.

Most of the countries we will be focusing on have experienced political and social instability at various times in the past, including but not limited to acts of political violence and civil unrest. These countries also have been subject to a number of terrorist attacks and other destabilizing events, which have led to economic and social volatility. There can be no assurance that similar destabilizing events will not occur in the future. Any such destabilizing events could interrupt and adversely affect our business, financial condition and results of operations.

Investors should also note that emerging markets are also subject to rapid change. An increase in the perceived risks associated with investing in emerging economies could reduce foreign investment in these countries, which may have a materially adverse impact on the battery markets in those places, or make it more difficult for us to obtain debt and equity financing, which could adversely affect our financial capacity to meet our business objectives and therefore adversely affect our business, financial condition and results of operations.

Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.

We plan to operate in multiple jurisdictions, which exposes us to the effects of fluctuations in currency exchange rates. We may earn revenue in Singaporean Dollars, Australia Dollars, Thai Baht, Indonesian Rupiah, Indian Rupee, Philippine Peso and PNG Kina among other currencies. Our consolidated financial statements are presented in U.S. Dollars, which is the functional currency of noco-noco. Fluctuations in the exchange rates between the various currencies that we use could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on our results of operations in future periods. Furthermore, a substantial amount of our revenue is denominated in emerging markets currencies. Because fluctuations in the value of emerging markets currencies are not necessarily correlated, there can be no assurance that our results of operations will not be adversely affected by such volatility.

Changes in public policies affecting the development and more widespread adoption of electric vehicles could affect the demand for our products.

We mainly offer leasing services of our battery products, including batteries, BEVs and ESS, and manage carbon abatement projects and sell carbon credits to commercial transportation companies, renewable energy plants and power plants. If the market for electric vehicles or renewable energy does not develop, demand for our products or services could be harmed. As a result, our success depends, in part, on laws that affect demand for electric vehicles. For example, laws compelling the reduction of greenhouse gas emissions could create opportunity for increased sales of our batteries for incorporation in BEVs. Incentives, including tax credits or rebates, for electric vehicle purchases to reduce greenhouse gas emissions create a climate in which our sales may increase. Eliminating or phasing out such incentives could have the opposite effect. The continuous generation of carbon credits is an essential component to offset the unavoidable emissions in our leasing business. Our financial success may depend, in part, on our ability to generate tradable regulatory emission credits and provide carbon offset solutions to our clients. Laws that restrict or diminish the value of such credits may lessen our electric vehicle producing clients’ demand for our batteries.

Our carbon abatement solutions business may be impacted by climate-related activities.

Our carbon abatement solutions business may be impacted by certain climate-related activities, including:

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technological advancements in the carbon reduction/removal process to mitigate climate change;
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domestic and international regulatory compliance response to climate change, or imposition of any specific taxation, penalties or fines; and
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unpredictable and extreme weather patterns and events which may extend to a long-term shift in climate weather patterns.

Given our carbon abatement solutions business are largely exposed to climate-related activities, any unfavorable changes will have an adverse impact on us, and may further impact the ongoing viability of our carbon abatement projects.

Our business depends substantially on the continuing efforts of our senior management team and the loss of one or more of these employees could adversely affect our business.

Our success depends largely upon the continued services of our key executive officers. We also rely on our management team in the areas of research and development, marketing, services and general administrative functions. If one or more of our other senior executives are unable or unwilling to continue to work for us in their present positions, we would be significantly disadvantaged. Moreover, if any of our current or former senior executives joins a competitor or forms a competing company, we may lose clients, suppliers, know-how and key personnel. Each of our executive officers has entered into an employment agreement with us, which contains confidentiality clauses.

Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel, in particular engineers specializing in various disciplines, including battery design and production. Experienced and highly skilled employees are in high demand and competition for these employees can be intense. Our ability to hire, attract and retain them depends on our ability to provide competitive compensation packages. We may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel, and our failure to do so could adversely affect our business, prospects, financial condition and operating results.

The unexpected loss of or failure to retain one or more of our key employees could adversely affect our business. We do not currently maintain key man life insurance policies with respect to every officer and will evaluate whether to obtain such additional key man life insurance policies. Any failure by our management team and our employees to perform as expected may have a material adverse effect on our business, prospects, financial condition and operating results.

Any failure to offer high-quality maintenance services may adversely affect our relationships with our clients and harm our financial results.

We are highly dependent on the quality of our products, our business reputation and on strong recommendations from our existing clients. Any failure to maintain high-quality maintenance services, or a market perception that we do not maintain high-quality maintenance, could harm our reputation, adversely affect our ability to lease our products to existing and prospective clients, and harm our business, operating results and financial condition.

We provide maintenance services with the batteries, BEVs and ESS when we lease to our clients and may be unable to respond quickly enough to accommodate short-term increases in demand for maintenance services, particularly as we increase the size of our client base. Additionally, increased demand for these services, without corresponding revenue, could increase costs and adversely affect our results of operations.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of us. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that we will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.

We have identified material weaknesses in our internal control over financial reporting. Our failure to maintain an effective system of internal control over financial reporting may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations, which may adversely affect investor confidence in us and, as a result, the value of our shares.

Our management has concluded that, as of June 30, 2023, our existing disclosure controls and procedures and internal control over financial reporting were ineffective, due to a material weakness. The material weakness relates to lack of sufficient financial reporting and accounting personnel, especially those with U.S. GAAP knowledge. Moreover, even if our management may in the future conclude that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it concludes that we have not maintained, in all material respects, effective internal control over financial reporting based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ordinary shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

As we became a public company following the consummation of the Business Combination, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Section 404 of the Sarbanes-Oxley Act requires that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with its second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm may need to attest to and report on the effectiveness of our internal control over financial reporting. We may be unable to timely complete our evaluation testing and any required remediation.

In addition, because we will be an “emerging growth company” and intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes- Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting, any remedial measures that we take to remedy material weaknesses and control deficiencies may not be independently verified by an independent third party. To remediate our identified material weakness and improve our internal control over financial reporting, we are in the process of implementing a number of measures to address the identified material weakness, including (i) establishing clear roles and responsibilities for accounting and financial reporting staff to address accounting and financial reporting issues, and adding additional professionals for our financial reporting team; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; and (iii) strengthening corporate governance.

The growth and expansion of our business may place a significant strain on our operational and financial resources in the future. As we continue to grow, we may not be able to successfully implement requisite improvements to our internal control systems, controls and processes, such as system access and change management controls, in a timely or efficient manner. Our failure to improve our systems and processes, or their failure to operate in the intended manner, whether as a result of the growth of our business or otherwise, may result in our inability to accurately forecast our revenue and expenses, or to prevent certain losses. Moreover, the failure of our systems and processes could undermine our ability to provide accurate, timely and reliable reports on our financial and operating results and could impact the effectiveness of our internal control over financial reporting.

We may need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.

The design, manufacture, sale and servicing of our battery products are capital-intensive. We expect that following the consummation of the Business Combination, we will have sufficient capital to fund our planned operations for the next three years, at which point we expect to be generating self-sustaining free cash flow. However, we may need to raise additional capital to scale our operations, continue licensing in intellectual properties and technologies and expand into emerging markets. Further, we may subsequently determine that additional funds are necessary earlier than anticipated. We may raise additional funds through the issuance of equity, equity related or debt securities, or through obtaining credit from government or financial institutions. This capital may be necessary to fund our ongoing operations, continue improving our technologies, and development and design efforts. We cannot be certain that additional funds will be available to us on favorable terms when required, or at all. If we cannot raise additional funds when we need them, our financial condition, results of operations, business and prospects could be materially adversely affected.

The consolidated financial statements accompanying this prospectus contain disclosures related to our ability to continue as a going concern.

The consolidated financial statements included in this prospectus were prepared on a going concern basis, which assumes that assets are realized and liabilities are extinguished in the ordinary course of business at the amounts as disclosed in the financial statements. As of December 31, 2023 and June 30, 2023, we had an accumulated deficit of $27,400,915 and $19,143,513 respectively. We incurred net loss of $8,257,402 and $1,154,650 for the six months ended December 31, 2023 and 2022, respectively. These conditions raise substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent on our management’s ability to successfully execute our business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. Our management has commenced a strategy to raise debt and equity. To sustain our ability to support our operating activities, we have considered supplementing our sources of funding through the following: (i) additional financial support from our related parties and shareholders; (ii) raising funds through private placement of shares to new strategic investors; and (iii) other available sources of financing from banks and other financial institutions.

There is no assurance that the plans will be successfully implemented. If we fail to achieve these goals, we may need additional financing to repay debt obligations and execute our business plan, and we may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In the event that financing sources are not available, or that we are unsuccessful in increasing our gross profit margin and reducing operating losses, we may be unable to implement our current plans for expansion, repay debt obligations or respond to competitive pressures, any of which would have a material adverse effect on our business, financial condition and results of operations and may materially adversely affect our ability to continue as a going concern.

Our independent registered public accounting firm included an explanatory paragraph about our ability to continue as a going concern in its report on our consolidated financial statements for the year ended June 30, 2023. The inclusion of a going concern explanatory paragraph may negatively impact the trading price of our Ordinary Shares, have an adverse impact on our relationship with third parties with whom we do business, including our customers, vendors and employees, and could make it challenging and difficult for us to raise additional debt or equity financing to the extent needed, all of which could have a material adverse impact on our business, results of operations, financial condition and prospects.

For additional information on the above-referenced accounting standards and matters affecting our ability to continue as a going concern, see Note 2 to the financial statements included in this prospectus and the discussion included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

We rely on information technology and any failure, inadequacy, interruption or security lapse of that technology, including any cybersecurity incidents, could harm our ability to operate our business effectively.

Experienced computer programmers and hackers may be able to penetrate our network and misappropriate or compromise our confidential information or that of third parties, create system disruptions or cause shutdowns. Computer programmers and hackers also may be able to develop and deploy viruses, worms and other malicious software programs that attack our products or otherwise exploit any security vulnerabilities of our products. While we employ a number of protective measures, including firewalls, network infrastructure vulnerability scanning, anti-virus and endpoint detection and response technologies, these measures may fail to prevent or detect attacks on our systems which could adversely affect our business, operations, or products.

Any claim that our products or systems are subject to a cybersecurity risk, whether valid or not, could damage our reputation and adversely impact our revenues and results of operations. We manage and store various proprietary information and sensitive or confidential data relating to our business, which in the future may as well contain information from our suppliers and clients. Breaches of our or any of our third party suppliers’ security measures or the accidental loss, inadvertent disclosure or unapproved dissemination of proprietary information or sensitive or confidential data about us or our clients or suppliers, including the potential loss or disclosure of such information or data as a result of fraud, trickery or other forms of deception, could expose us or our clients or suppliers to a risk of loss or misuse of this information, result in litigation and potential liability for us, damage our brand and reputation or otherwise harm our business.

To the extent we experience cyber-security incidents in the future, our relationships with our clients and suppliers may be materially impacted, our brand and reputation may be harmed and we could incur substantial costs in responding to and remediating the incidents and in resolving any investigations or disputes that may arise with respect to them, any of which would cause our business, operations, or products to be adversely affected. In addition, the cost and operational consequences of implementing and adding further data protection measures could be significant.

We may in the future be, adversely affected by the global COVID-19 pandemic or other similar outbreaks.

We face various risks related to epidemics, pandemics, and other outbreaks, including the recent COVID-19 pandemic. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 may impact our potential clients and suppliers by disrupting the manufacturing, delivery and overall supply chain of battery and BEV manufacturers and suppliers and may lead to a global decrease in battery and BEV sales or leasing in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. Although we had not experienced any impact from the pandemic, these measures still may adversely impact our employees, research and development activities and operations and the operations of our suppliers, vendors and business partners, and may negatively impact our sales and marketing activities in the future. In addition, various aspects of our business cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our future manufacturing plans, sales and marketing activities, business and results of operations. We may take actions as may be required by government authorities or that it determines are in the best interests of its employees, suppliers, vendors and business partners.

The extent to which the COVID-19 pandemic may impact our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating activities can resume. Even after the COVID-19 pandemic has subsided, we may experience an adverse impact to its business as a result of its global economic impact, including any recession that has occurred or may occur in the future.

There are no comparable recent events that may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain.

The future impact of the COVID-19 outbreak is highly uncertain and cannot be predicted and there is no assurance that such outbreak will not have a material adverse impact on our business, financial condition and results of operations. The extent of the impact will depend on future developments, including actions taken to contain COVID-19, and if these impacts persist or exacerbate over an extended period of time.

Our business activities in the Oceanian countries may be subject to native title and/or indigenous cultural heritage rights.

Native title and/or indigenous cultural heritage rights may impact our ability to obtain landowner agreements, permits and approvals. In Australia, the Native Title Act 1993 (Cth) recognizes rights of indigenous Australians over land, and such recognition may impact or delay our ability to carry out our business activities, either wholly or partially. There are also Australian state and territory legislations which impose duties of care on us to ensure all practical and reasonable measures are taken to avoid damaging or destroying indigenous cultural heritage. These laws and regulations are subject to constant review and amendments. If we are unable to obtain consent from indigenous persons to the potential target areas of a planned carbon abatement project, that particular project would have to be abandoned, which will adversely affect our business and financial performance.

In addition, our business activities may be subject to the First Nations and/or indigenous persons claims. To carry out our business activities, consultation and discussions with the First Nations and/or other indigenous groups will be required from time to time. Any unsuccessful consultation or discussions will impact our ability to perform our business activities. In the event the land underlying a carbon abatement project is determined to be native title, we will need to appropriately amend our internal policies and procedures to ensure compliance, which may delay our project timeline and adversely affect our business. In addition, we may at times be restricted, either legally or culturally, from the properties or lands due to sociological issues, which may also adversely affect our business.

We may be subject to government policy changes under the federal political system of Australia.

Australia has consistently operated under a mild two-party federal political system, with two major party alliances dominating the political groupings in the Australian system. The carbon abatement projects, although having experienced prolonged periods of continuance between both party alliances, may be revoked upon a change in the federal system to be realigned with the incumbent political party’s policies. Any change in government policies, legislation or regulation that affect carbon abatement projects may directly impact our business operations. Generally, the state-based political parties in Australia also follow a mild two-party system, which may present conflicts between state policies and federal policies, in turn creating uncertainty and volatility for our operations.

In addition, there may be changes in taxation, interest rates and other administrative functions of both the state and federal governing laws and regulations which may have an adverse impact on our assets, operations and financial performance. Changes to existing laws and regulations governing the carbon abatement projects may also require us to implement such changes, which may adversely impact both current and any future projects.

Uncertainties with respect to laws and regulations in the countries in which we operate could adversely affect our business, financial condition and results of operations.

Our business is subject to a range of regulations, including but not limited to safety, environmental, tax, anti-money laundering, countering of terrorism financing and competition legislation in different jurisdictions. Governments and regulatory authorities in the countries where we operate may from time to time make changes to applicable laws and regulatory policies, which may make it more difficult or onerous for us to operate. Additionally, laws and policies in emerging markets may change at short notice and may subject us to additional penalties.

In addition, any interpretation of laws and practice by the governments and/or regulatory authorities that is contrary to our views of those laws and practice may adversely affect our liabilities or expose us to legal, regulatory or other actions. Inconsistent enforcement of laws also creates compliance risks, as it may make it difficult for us to engage with regulatory authorities on compliance matters. Such inconsistency may also result in variability in the penalties associated with any non-compliance. Appeals against the enforcement actions taken by regulatory authorities may not always be possible, and it may take a long time to reach conclusion, may incur significant costs and the results may be uncertain and involve external influences outside our control.

Risks Related to Ownership of Our Securities

The market price and trading volume of our Securities may be volatile and could decline significantly.

The stock markets, including the Nasdaq on which we listed our Ordinary Shares and Warrants (collectively, “Securities”), have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Securities, the market prices of our Securities may be volatile and could decline significantly. In addition, the trading volumes in our Securities may fluctuate and cause significant price variations to occur. If the market prices of our Securities decline significantly, you may be unable to resell our Securities you held at or above the market price of the our Securities as of the date immediately following the consummation of the Business Combination. There can be no assurance that the market prices of our Securities will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

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the realization of any of the risk factors presented in this prospectus;
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actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, cash flows, level of indebtedness, liquidity or financial condition;
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announcements by us or our competitors of significant business developments;
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changes in clients;
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acquisitions or expansion plans;
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our involvement in litigation;
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sale of our Ordinary Shares or Warrants or other securities in the future;
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market conditions in our industry;
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changes in key personnel;
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the trading volume of our Securities;
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actual, potential or perceived control, accounting or reporting problems;
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changes in accounting principles, policies and guidelines;
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other events or factors, including but not limited to those resulting from infectious diseases, health epidemics and pandemics (including but not limited to the ongoing COVID-19 pandemic), natural disasters, war, acts of terrorism or responses to these events; and
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general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our Securities, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation, it could incur substantial costs and our management’s attention and resources could be diverted. In particular, our share prices have been declining since the consummation of the Business Combination. As of August 14, 2024, our share price traded at US$0.1828 per share. If our share price falls below US$1.00 per share for a 30-trading day period, we could be subject to delisting under Nasdaq Stock Market Rules.

We may issue additional Ordinary Shares or other equity or convertible debt securities without approval of the holders of our Securities, which would dilute existing ownership interests and may depress the market price of our Securities.

We may continue to require capital investment to support its business, and we may issue additional Ordinary Shares or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of our Securities in certain circumstances.

Our issuance of additional Ordinary Shares or other equity or convertible debt securities would have the following effects: (i) Our existing shareholders’ proportionate ownership interest in us may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding Ordinary Share may be diminished; and (iv) the market price of our Securities may decline.

Furthermore, our employees, directors or consultants are expected to be granted equity awards under our Incentive Plan, subject to a limit of 5% of the fully diluted share capital that is issued and outstanding upon consummation of the Business Combination, in the first year of issue. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for our Ordinary Shares.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about us, the market price and trading volume of our Securities could decline significantly.

The trading market for our Securities will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We may be unable to sustain coverage by well-regarded securities and industry analysts. If either none or only a limited number of securities or industry analysts maintain coverage of us, or if these securities or industry analysts are not widely respected within the general investment community, the demand for our Securities could decrease, which might cause the market prices and trading volumes of our Securities to decline significantly. In the event that we obtain securities or industry analyst coverage, if one or more of the analysts who cover us downgrade their assessment of us or publish inaccurate or unfavorable research about our business, the market price and liquidity of our Securities could be negatively impacted.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Nasdaq listing requirements and other applicable securities rules and regulations. These expenses may increase even more if we no longer qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act. The Exchange Act requires, among other things, that we file annual and current reports with respect to its business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We may need to hire more employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We expect these laws and regulations to increase our legal and financial compliance costs and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty.

Our management team has limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage the transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and regulations and the continuous scrutiny of securities analysts and investors. The need to establish the corporate infrastructure demanded of a public company may divert the management’s attention from implementing its growth strategy, which could prevent us from improving our business, financial condition and results of operations. Furthermore, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and consequently we may be required to incur substantial costs to obtain such coverage. These additional obligations could have a material adverse effect on our business, financial condition, results of operations and prospects.

These factors could also make it more difficult for us to attract and retain qualified members of its board of directors, particularly to serve on our audit and risk committee, remuneration committee and nominating committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and, even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could have an adverse effect on our business, financial condition, results of operations and prospects.

We are an “emerging growth company” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our Securities less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

We are an “emerging growth company” as defined in the JOBS Act and will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Securities held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non- convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting and reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Furthermore, even after we no longer qualifies as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, we will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, our shareholders may not have access to certain information they deem important. We cannot predict if investors will find our Securities less attractive because it relies on these exemptions. If some investors do find our Securities less attractive as a result, there may be a less active trading market and the market price of our Securities may be more volatile.

We are a company incorporated in the Cayman Islands and have qualified as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer as such term is defined in Rule 405 under the Securities Act and are a company incorporated in the Cayman Islands, and, we are a listed company on the Nasdaq. The Nasdaq market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards applicable to domestic U.S. companies.

Because we have qualified as a foreign private issuer under the Exchange Act immediately following the consummation of the Business Combination, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q and current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

In addition, we are not required to have: (i) a majority of the board of directors consist of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating and corporate committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year.

We intend to rely on some of the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq applicable to U.S. domestic public companies.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, you may receive less or different information about us than you would receive about a U.S. domestic public company.

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we could lose our status as a foreign private issuer under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements, including costs related to the preparation of financial statements in accordance with U.S. GAAP, and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Because we are a “controlled company” as defined in the Nasdaq Stock Market Rules, you may not have protections of certain corporate governance requirements which otherwise are required by Nasdaq’s rules.

Under Nasdaq’s rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. We are a controlled company because 3DOM Alliance, our parent company, holds more than 50% of our voting power. For so long as we remain a controlled company, we are not required to comply with the following permitted to elect to rely, and may rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

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our board of directors is not required to be comprised of a majority of independent directors;
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our board of directors is not subject to the compensation committee requirement; and
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we are not subject to the requirements that director nominees be selected either by the independent directors or a nominating committee comprised solely of independent directors.

As a result, if we take advantage of these exemptions, you will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements. We intend to take advantage some of these controlled company exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.

You may face difficulties in protecting your interests, and certain judgement obtained against our directors and officers may not be enforceable.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands, and we conduct a majority of its operations through our subsidiary, noco-noco Pte. Ltd., outside the United States. Substantially all of our assets are located outside the United States. All of our current officers and directors are nationals and residents of countries other than the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals outside of the United States in the event that you believe that your rights have been infringed upon under the applicable securities laws or otherwise and it will be difficult to effect service of process within the United States upon our officers or directors, or enforce judgments obtained in United States courts against our officers or directors. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the jurisdictions that comprise the Asian region could render you unable to enforce a judgment against our assets or the assets of our directors and officers. In addition, it is unclear if any applicable extradition treaties now in effect between the United States and Asia markets would permit effective enforcement of criminal penalties of U.S. federal securities laws.

In addition, our corporate affairs are governed by our Amended and Restated Memorandum and Articles of Association, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to our Company under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, any special resolutions passed by such companies and the register of mortgages and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors will have discretion under our Amended and Restated Memorandum and Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by its shareholders, but we are not obliged to make them available to the shareholders (subject to limited circumstances in which an inspector may be appointed to report on the affairs of our Company). This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

The courts of the Cayman Islands are unlikely (i) to recognize or enforce judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws; and (ii) in original actions brought in the Cayman Islands, to impose liabilities predicated upon the civil liability provisions of the federal securities laws of the United States or any state securities laws, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

We are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

The ability of our operating subsidiaries in certain Asia markets to distribute dividends to us may be subject to restrictions under their respective laws.

We are a holding company, and our operating subsidiaries may be located in Singapore, Thailand, the Philippines, Indonesia, India, Australia, or PNG. Part of our primary internal sources of funds to meet its cash needs will be its share of the dividends, if any, paid by our operating subsidiaries. The distribution of dividends to us from the operating subsidiaries in these markets as well as other markets where we may operate is subject to restrictions imposed by the applicable laws and regulations in these markets.

It is not expected that we will pay dividends in the foreseeable future.

It is expected that we will retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, it is not expected that we will pay any cash dividends in the foreseeable future.

Our board of directors have complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if the board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from our operating subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by the board of directors. Holders of our Securities should not rely on an investment in our Securities as a source for any future dividend income. You may not realize a return on your investment in our Securities and you may even lose your entire investment in our Securities.

Risks Related to Taxation

We may not achieve the intended tax efficiencies of our corporate structure and intercompany arrangements, which could increase our worldwide effective tax rate.

Our corporate structure and intercompany arrangements, including but not limited to the manner in which we conduct our intercompany and related party transactions, are intended to provide us with worldwide tax efficiencies. The application of tax laws of various jurisdictions to our business activities is subject to interpretation and also depends on our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The tax authorities of jurisdictions where we operate may challenge our methodologies for intercompany and related party arrangements, including but not limited to transfer pricing, or determine that the manner in which we operate does not achieve the intended tax consequences, which could increase our worldwide effective tax rate and adversely affect our business, financial position and results of operations.

A certain degree of judgment is required in evaluating our tax positions and determining our provision for income taxes. In the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rate could be adversely affected by lower than anticipated earnings in markets where we have lower statutory rates and higher than anticipated earnings in markets where we have higher statutory rates, by changes in foreign currency exchange rates or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. Any of these factors could adversely affect our business, financial position and results of operations.

We could face uncertain tax liabilities in various jurisdictions in which we operate, which could adversely impact our operating results.

We are subject to the tax laws and policies of each of the countries in which we operate. Since legislation and other laws and regulations (particularly in relation to tax) in emerging markets, such as the markets where we operate, are often undeveloped and the interpretation, application and enforcement of tax laws and policies in emerging market countries is uncertain, there is a risk that we may be unable to determine our taxation obligations with certainty.

We obtain external tax advice from time to time on the application of tax laws to our operations. Due to the aforementioned challenges of interpretation and consistency of application and enforcement, obtaining such advice may be difficult and opinions on the law may differ. The determination of our provision for tax liabilities requires significant judgment and estimation and there are classifications, transactions and calculations where the ultimate tax payable is uncertain.

Our tax exposure and obligations exist in each of the jurisdictions in which we presently operate and may arise in other jurisdictions in the future in the event that we commence operations in such new jurisdictions, either organically or through acquisitions. These risks may increase when we acquire a business, particularly to the extent that there are limitations or restrictions on the scope or nature of the financial, tax and other due diligence investigations that we are able to undertake in connection with the acquisition, or where the vendors withhold material information. Given the nature of our business, we are also exposed to the general changes in digital taxation policy that are happening globally.

From time to time, we establish provisions to account for uncertainties as well as timing and accounting differences in respect of income tax and indirect taxes, including but not limited to in relation to businesses that are acquired by us. While we have established our tax and other provisions using assumptions and estimates that we believe to be reasonable, these provisions may prove insufficient given the risks and uncertainties inherent in the taxation systems in the countries where we operate. Any adverse determinations by a revenue authority in relation to our tax obligations may have an adverse effect on our business, financial condition and results of operations, and may adversely impact our operations in the relevant jurisdiction and our reputation.

We may be or become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. Holders.

For U.S. federal income tax purposes, we will be a passive foreign investment company (“PFIC”) for any taxable year in which, after the application of certain look-through rules with respect to subsidiaries, either (i) at least 75% of our gross income consists of passive income or (ii) at least 50% of the average value of our assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and certain capital gains. Cash is generally a passive asset. Goodwill is active to the extent attributable to activities that produce or are intended to produce active income. Based on the current and projected composition of our income and assets, and the expected value of our assets, including goodwill, which is based on the expected price of our Ordinary Shares, we do not expect to be a PFIC for the current taxable year. However, because PFIC status is determined on an annual basis, and any determination of PFIC status may not be known until the close of each taxable year in question, and our PFIC status for the current taxable year and any future taxable year will depend upon the future composition of our income and assets, there can be no assurance that we will not be a PFIC for any taxable year.

If we are a PFIC for any taxable year during which a U.S. investor holds Ordinary Shares, we generally would continue to be treated as a PFIC with respect to that U.S. investor for all succeeding taxable years during which the U.S. investor holds such Ordinary Shares, even if we ceased to meet the threshold requirements for PFIC status. In such case, such a U.S. investor generally will be subject to adverse U.S. federal income tax consequences, including (i) the treatment of all or a portion of any gain on disposition of Ordinary Shares as ordinary income, (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends and (iii) compliance with certain reporting requirements. We do not intend to provide the information that would enable investors to make a qualified electing fund election that could mitigate the adverse U.S. federal income tax consequences should we be a PFIC. You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of Ordinary Shares if we are to become classified as a PFIC.

For further discussion, see “Tax Consideration—Material United States Federal Income Tax Consideration.”

THE PURCHASE AGREEMENT

General

On August 14, 2023, we entered into the Purchase Agreement with Arena Business Solutions Global SPC II, Ltd Pursuant to the Purchase Agreement, we have the right to sell to Arena up to US$150,000,000 of our Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the term of the Purchase Agreement. Sales of our Ordinary Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely and exclusively at our option, and we are under no obligation to sell any securities to Arena under the Purchase Agreement. Arena has no right to require us to sell any Ordinary Shares to Arena, but Arena is obligated to make purchases at our direction subject to certain conditions. There is no upper limit on the price per share that Arena could be obligated to pay for the Ordinary Shares under the Purchase Agreement.

In accordance with the Purchase Agreement, we have filed the Registration Statement that includes this prospectus with the SEC to register under the Securities Act the resale by Arena of an aggregate of up to 33,000,000 Ordinary Shares, including (i) Ordinary Shares that we may, in our sole discretion, elect to issue and sell to Arena, from time to time after the date of this prospectus, pursuant to (and limited by the terms of) the Purchase Agreement and (ii) additional Ordinary Shares which, in our sole discretion, may be issuable as a commitment fee in lieu of a cash payment in accordance with the terms of the Purchase Agreement.

From and after the Commencement, we will control the timing and amount of any sales of our Ordinary Shares to Arena. Actual sales of our Ordinary Shares to Arena under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Ordinary Shares, and determinations by us as to the appropriate sources of funding for our business and operations. The net proceeds that we may receive under the Purchase Agreement, if any, cannot be determined at this time, since it will depend on the frequency and prices at which we sell shares to Arena, our ability to meet the conditions of the Purchase Agreement and the other limitations, terms and conditions of the Purchase Agreement and any impacts of the Beneficial Ownership Limitation and the Exchange Cap. We expect that any proceeds received by us from such sales to Arena, if any, will be used for working capital and general corporate purposes.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the Registration Statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

The number of our Ordinary Shares ultimately offered for resale by Arena through this prospectus is dependent upon the number of Ordinary Shares, if any, we elect to sell to Arena under the Purchase Agreement from and after the Commencement Date. The issuance of our Ordinary Shares to Arena pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of Ordinary Shares that our existing shareholders own will not decrease, the Ordinary Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Ordinary Shares after any such issuance.

Purchase of Shares Under the Purchase Agreement

Upon the initial satisfaction of the conditions to Arena’s purchase obligations set forth in the Purchase Agreement (the “Commencement”), including that the Registration Statement that includes this prospectus shall have been declared effective by the SEC, we will have the right, but not the obligation, from time to time in our sole discretion over the 36-month period beginning on the date upon the satisfaction of the conditions precedent to the right of our Company to deliver an advance notice occurs (the “Commencement Date”), to direct Arena to purchase a specified number of our Ordinary Shares not to exceed certain limitations set forth in the Purchase Agreement, by timely delivering an advance notice to Arena (each, an “Advance Notice”), on any trading day (each, a “Purchase Date”). The number of Ordinary Shares of each Purchase (“Maximum Purchase Amount”) varies in accordance with the time the Advance Notice is received, (a) if the Advance Notice is received by 8:30 a.m. Eastern Time, the lower of: (i) an amount equal to forty percent (40%) of the average of the daily value traded of the Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $10 million, (b) if the Advance Notice is received after 8:30 a.m. Eastern Time but on or prior to 10:30 a.m. Eastern Time, the lower of (i) an amount equal to thirty percent (30%) of the average of the daily value traded of Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $6 million, and (c) if the Advance Notice is received after 10:30 a.m. Eastern Time but on or prior to 12:30 p.m. Eastern Time, the lower of: (i) an amount equal to twenty percent (20%) of the average of the daily value traded of the Ordinary Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $3 million.

The per share purchase price that Arena is required to pay for our Ordinary Shares in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be determined by reference to the volume weighted average price of our Ordinary Shares (the “VWAP”), calculated in accordance with the Purchase Agreement, for the period (a) from 9:30 a.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received before 8:30 a.m. Eastern Time, (b) from 11:00 a.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received after 8:30 a.m. Eastern Time and before 10:30 a.m. Eastern Time and (c) from 1:00 p.m. Eastern Time through 4:00 p.m. Eastern Time, excluding the opening price and the closing price, if the Advance Notice is received after 10:30 a.m. Eastern Time and before 12:30 p.m. Eastern Time (the “Purchase Valuation Period”). If the total day’s VWAP at the end of any given 1-hour interval has changed by +/- 10% versus the previous 1-hour interval, the purchase price will be 90% of Arena’s sale execution for that day.

Termination

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month following the 36-month anniversary of the Purchase Agreement, and (ii) the date on which Arena shall have purchased from us under the Purchase Agreement our Ordinary Shares for an aggregate gross purchase price of US$150,000,000, subject to the Beneficial Ownership Limitations and the Exchange Cap. We may terminate the Purchase Agreement effective upon five trading days’ prior written notice to Arena; provided that (i) there are no outstanding Advance Notices, and the Ordinary Shares under which have yet to be issued, and (ii) we have paid all amounts owed to Arena pursuant to the Purchase Agreement. The Purchase Agreement may be terminated at any time by the mutual written consent of the parties.

Fees

In consideration for Arena’s execution and delivery of the Purchase Agreement, we may, in our sole discretion, either pay in cash, or issue to Arena, as a commitment fee, that number of Ordinary Shares having an aggregate dollar value equal to $3,000,000 (the “Commitment Fee Shares”) within thirty (30) calendar days of the closing of the Business Combination in the case of a cash settlement, or promptly (but in no event later than one (1) trading day) after the effectiveness of the Registration Statement of which this prospectus is made a part; provided however, that we must elect in writing, within ten (10) business days of the closing of the Business Combination, to pay such commitment fee in our Ordinary Shares.

If we elect to issue Ordinary Shares, the Commitment Fee Shares will be subject to a true-up after the initial issuance pursuant to paragraph above whereby we will deliver irrevocable instructions to our transfer agent to electronically transfer to Arena or its designee(s) that number of Ordinary Shares having an aggregate dollar value equal to $3,000,000 based on the lower of (A) the per Ordinary Share price, which price will be equal to the simple average of the daily VWAP of our Ordinary Shares during the ten trading days immediately preceding the effectiveness of the Registration Statement (the “Commitment Fee Share Price”) and (B) the lower of (i) the simple average of the three lowest intraday trade prices over the 20 trading days after (and not including) the date of effectiveness of the Registration Statement and (ii) the closing price on the 20th trading day after the effectiveness of the Registration Statement. We will therefore promptly (but in no event later than one trading day) issue to Arena the Commitment Fee.

Shares based on the Commitment Fee Share Price upon effectiveness of the Registration Statement, and will, if applicable, issue additional Commitment Fee Shares to Arena promptly (but in no event later than one trading day after the end of the pricing period described in the preceding clause (i)). As of the date of this prospectus, we have issued 2,994,012 Ordinary Shares as initial Commitment Fee Shares to Arena on October 12, 2023, and will issue 5,519,847 Ordinary Shares to Arena under the true-up arrangement.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to Arena under the Purchase Agreement is subject to the satisfaction of certain conditions, all of which are entirely outside of Arena’s control, including, among other things, the following:

•
The accuracy in all material respects of our representations and warranties included in the Purchase Agreement;
•
the effectiveness of the Registration Statement that includes this prospectus (and any one or more additional registration statements to be filed with the SEC that register Ordinary Shares that may be issued and sole by us to Arena under the Purchase Agreement);
•
us having obtained all required permits and qualifications for the offer and sale of all Ordinary Shares issuable pursuant to such Advance Notice;
•
no Material Outside Event (as defined in the Purchase Agreement) shall have occurred or be continuing;

•
us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;
•
the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the Purchase Agreement;
•
no suspension of the trading in Ordinary Shares by the SEC or the Principal Market (as defined in the Purchase Agreement), no final and non-appealable notice that the listing or quotation of the Ordinary Shares on the Principal Market shall be terminated, and no violation of the shareholder approval requirements of the Principal Market incurred by the issuance of the Ordinary Shares;
•
a sufficient number of authorized but unissued and otherwise unreserved Ordinary Shares for the issuance of all the Ordinary Shares issuable pursuant to such Advance Notice;
•
the representations contained in the applicable Advance Notice shall be true and correct in all material respects; and
•
the Pricing Period for all prior Advance Notices shall have been completed.

No Short-Selling or Hedging by Arena

Arena has agreed that neither it nor any of its agents, representatives and affiliates shall in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the 1934 Act) of our Ordinary Shares or (ii) hedging transaction, which establishes a net short position with respect to our Ordinary Shares during any time prior to the termination of the Purchase Agreement.

Limitations on Sales

Pursuant to the terms of the Purchase Agreement, we will not sell to Arena Ordinary Shares in excess of the Exchange Cap, which is 19.99% of the then outstanding Ordinary Shares of our Company before such proposed purchase and sale, unless we obtain shareholders’ approval to issue Ordinary Shares in excess of the Exchange Cap.

The Purchase Agreement also prohibits us from directing Arena to purchase any shares if those shares, when aggregated with all other shares then beneficially owned by Arena and its affiliates as a result of purchases under the Purchase Agreement, would result in Arena and its affiliates having beneficial ownership of more than 4.99% of our then outstanding shares.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement, other than a prohibition (with certain limited exceptions) on entering into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement) during the term of the Purchase Agreement. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of our Ordinary Shares after the date of issuance, or our effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar continuous offering with a third party, in which we may offer, issue or sell our Ordinary Shares or any securities exercisable, exchangeable or convertible into our Ordinary Shares at a future determined price.

Finder Fees

Except for GSS Capital Group (the Investment Banking/Corporate Finance Department of Garden State Securities, Inc.), neither we nor Arena has had any dealings in connection with the Purchase Agreement transaction with any finder or broker who will demand payment of any fee or commission from the other party.

Effect of Performance of the Purchase Agreement on Our Shareholders

All 33,000,000 Ordinary Shares registered in this offering which may be issued or sold by us to Arena under the Purchase Agreement are expected to be freely tradable. It is anticipated that Ordinary Shares registered in this offering will be sold over a period of up to 36-months commencing on the date that the Registration Statement of which this prospectus is made a part becomes effective. The sale by Arena of a significant number of Ordinary Shares registered in this offering at any given time could cause the market price of our Ordinary Shares to decline and to be highly volatile. Sales of our Ordinary Shares to Arena, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Arena all, some or none of the Ordinary Shares that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell Ordinary Shares to Arena, after Arena has acquired the Ordinary Shares, Arena may resell all, some or none of those Ordinary Shares at any time or from time to time in its discretion. Therefore, sales to Arena by us under the Purchase Agreement, the resale by Arena of a significant amount of Ordinary Shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of Ordinary Shares to decline and to be highly volatile and may result in substantial dilution to the interests of other holders of our Ordinary Shares. In addition, if we sell a substantial number of Ordinary Shares to Arena under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Ordinary Shares or the mere existence of our arrangement with Arena may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our Ordinary Shares to Arena and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Investors who purchase Ordinary Shares from Arena in this offering at different times will likely pay different prices for those Ordinary Shares; thus they may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the Ordinary Shares they purchase from Arena in this offering as a result of future sales made by us to Arena at prices lower than the prices such investors paid for their Ordinary Shares in this offering.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Arena to purchase up to $150,000,000 of our Ordinary Shares. The number of Ordinary Shares ultimately offered for resale by Arena under this prospectus is dependent upon the price per share at which we sell our Ordinary Shares to Arena pursuant to the Purchase Agreement. Because the purchase price per share to be paid by Arena for the Ordinary Shares that we may elect to sell under the Purchase Agreement, if any, will fluctuate based on the market prices of our Ordinary Shares during the applicable Pricing Period for each Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of Ordinary Shares that we will sell to Arena under the Purchase Agreement, the actual purchase price per share to be paid by Arena for those Ordinary Shares, or the actual gross proceeds to be raised by us from those sales, if any.

If we elect to issue and sell to Arena pursuant to the Purchase Agreement more Ordinary Shares than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to an aggregate of $150,000,000 available under the Purchase Agreement, we will file with the SEC one or more additional registration statements to register under the Securities Act the resale by Arena of any such additional Ordinary Shares we elect to sell to Arena from time to time under the Purchase Agreement, and the SEC must declare such additional registration statements effective before we can sell any additional Ordinary Shares to Arena under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of Ordinary Shares in addition to the 33,000,000 Ordinary Shares being registered for resale under this prospectus could cause additional substantial dilution to our shareholders.

The issuance of Ordinary Shares to Arena pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of Ordinary Shares that our existing shareholders own will not decrease, the Ordinary Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Ordinary Shares after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from Arena from our sale of shares to Arena under the Purchase Agreement at varying purchase prices (and assumes no issuance of Ordinary Shares as Commitment Fee Shares):

Assumed Average Purchase Price Per Share (1)		Number of Registered Shares to be Issued if Full Purchase of Registered Ordinary Shares (3)	Percentage of Outstanding Ordinary Shares After Giving Effect to the Issuance to Arena (4)	Proceeds from the Sale of Shares to Arena under the Purchase Agreement
$0.50		33,000,000	15.90%	$16,500,000
$0.80		33,000,000	15.90%	$26,400,000
$0.90		33,000,000	15.90%	$29,700,000
$0.183	(2)	33,000,000	15.90%	$6,032,400
$2		33,000,000	15.90%	$66,000,000
$5		30,000,000	14.45%	$150,000,000

(1)
For the avoidance of any doubt, this price would reflect the Purchase Price after calculation (i.e., after discounts to the market price of our Ordinary Shares) in accordance with the terms of the Purchase Agreement.
(2)
The closing price of the Ordinary Shares on the Principal Market (Nasdaq) as of August 14, 2024.
(3)
Although the Purchase Agreement provides that we may sell up to $150,000,000 of our Ordinary Shares to Arena, we are only registering 33,000,000 Ordinary Shares (including the Commitment Fee Shares) that may be sold to Arena as purchase shares under the Purchase Agreement, which may or may not cover all the shares we may ultimately sell to Arena under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering.
(4)
The denominator is based on 174,567,978 Ordinary Shares outstanding as of August 14, 2024, assuming no issuance of Ordinary Shares as Commitment Fee Shares and adjusted to include the issuance of the number of Ordinary Shares set forth in the adjacent column which we would have issued to Arena based on the applicable assumed purchase price per Purchase Share.

USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Securityholder pursuant to this prospectus will be sold by the Selling Securityholder for its accounts. We will not receive any of the proceeds from these sales.

We may receive up to US$150,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Securityholder pursuant to the Purchase Agreement. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our Ordinary Shares to the Selling Securityholder after the date of this prospectus. See the section entitled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we will receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

DIVIDEND POLICY

We may declare dividends on our Ordinary Shares from time to time. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as our board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Our board of directors has complete discretion in deciding whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our Company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. See the section titled “Description of Securities” and “Tax Considerations” in this prospectus for information on the potential tax consequences of any cash dividends declared.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties about our business and operations. Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we describe under “Risk Factors” and elsewhere in this prospectus.

Recent Developments

Recent events impacting our business are as follows:

Business Combination

We consummated the Business Combination on August 25, 2023. Our Ordinary Shares and Warrants commenced trading on the Nasdaq on August 28, 2023, under the symbols “NCNC” and “NCNCW,” respectively.

Shares issuances

On February 1, 2024 we issued 400,000 Ordinary Shares for a total consideration of US$100,000 for the first half of the payment as part of compensation set forth with the agreement with Outside The Box Capital Inc. to provide marketing and distribution services to the Company.

On March 19, 2024, we issued 2,522,980 Ordinary Shares, priced at $0.1785 (Average per share (the average of 30 trading-day moving average and 50 trading-day moving average with reference date on February 1, 2024) to our directors and executive officers as form of compensation.

On March 26, 2024, we issued 3,000,000 Ordinary Shares to Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital LLC (collectively as “Seller”) in accordance with the terms and condition set forth therein, as per the amended Forward Purchase Agreement Confirmation Amendment dated October 26, 2023 for the purpose of discharging any obligation to the Company to delivery cash or issue Shares to the Seller pursuant to the shortfall sales section.

On March 28, 2024, we allotted and issued another 28,700,000 Ordinary Shares, at the issue price of $0.1785 per share to 3DOM Alliance, pursuant to another debt-to-equity swap which both parties agreed to convert our debt of $5.1 million owed to 3DOM Alliance in relation to the Promissory Note into our new Ordinary Shares.

On April 22, 2024, we issued 400,000 Ordinary Shares for a total consideration of US$100,000 for the second half of the payment as part of compensation set forth with the agreement with Outside The Box Capital Inc. to provide marketing and distribution services to the Company.

On July 2, 2024, we issued 873,149 Ordinary Shares, priced at $0.1785 (Average per share (the average of 30 trading-day moving average and 50 trading-day moving average with reference date on February 1, 2024) to our directors and executive officers as form of compensation.

On July 2, 2024, we allotted and issued another 6,235,410 restricted Ordinary Shares, pursuant to a share subscription agreement for a private placement on June 26, 2024, at the issue price of $0.1656 per share to Future Science Research Inc, for a total consideration of $1,032,584.

On July 26, 2024, we entered into a share subscription agreement with GEE Strategy Revitalize Japan Limited, pursuant to which we shall issue 8,985,385 restricted Ordinary Shares to GEE Strategy Revitalize Japan Limited, at the price of $0.1785 per share and for a total consideration of $1,603,891.22, which is expected to be paid by August 20, 2024.

Delisting Determination Letter received from Nasdaq

On July 19, 2024, we received a delisting determination letter from the Nasdaq stating that the staff of the Listing Qualifications Department (the “Staff”) has determined that our securities will be delisted from Nasdaq, that trading of our Ordinary Shares will be suspended at the opening of business on July 30, 2024, and a Form 25-NSE will be filed with the SEC, which will remove our securities from listing and registration on Nasdaq.

The delisting notice follows the Staff’s notification on November 16, 2023, that the bid price of our Ordinary Shares had closed at less than $1 per share over the previous 30 consecutive business days, resulting in non-compliance with Listing Rule 5550(a)(2) (the “Rule”). In accordance with Listing Rule 5810(c)(3)(A), we were provided 180 calendar days, or until May 14, 2024, to regain compliance with the Rule. We have not regained compliance with the Rule and is not eligible for a second 180-day period. Specifically, we do not comply with the minimum stockholders’ equity requirements for initial listing on The Nasdaq Capital Market under Listing Rule 5505. 2024, and a Form 25-NSE will be filed with the SEC, which will remove our securities from listing and registration on Nasdaq.

We have submitted a hearing request before the Nasdaq Hearings Panel to appeal the Staff’s determination and paid the hearing fee of $20,000. This appeal request, along with the payment of the hearing fee, will stay the suspension of our securities and the filing of the Form 25-NSE with the SEC pending the Panel’s decision. Consequently, our Ordinary Shares will continue to trade on the Nasdaq Capital Market until a final determination is made.

Key Factors Affecting Our Business

As a pre-commercialization stage company, we believe that our performance and future success depend on several factors that present significant opportunities for us but also pose significant risks and challenges, including those discussed below and in the section titled “Risk Factors” in this prospectus.

Continued Development and Upgrade of Our Battery Products

We license in a series of state-of-the-art patents and know-how technologies from 3DOM Alliance, our majority shareholder, with respect to, among others, battery cascade use, battery management system, battery cell and pack model, and battery units. For details of our licensing-in arrangement with 3DOM Alliance, see the section entitled “Business—Relationship with 3DOM Alliance” in this prospectus. These licensed-in technologies enable us to produce batteries that we believe, as compared to conventional batteries, are designed to have a longer lifespan and higher reliability, and be more resistant to high operating temperature and thermal runaways. Therefore, our ability to produce state-of-the-art battery products and achieve profitability in our leasing services depends, in part, on the continued innovation of the technologies licensed-in from 3DOM Alliance.

Partnering with Industry-Leading Automakers and Manufacturers

We have entered into several MOUs with our strategic partners, including well-known automakers and battery manufacturers, for potential business collaborations and formation of strategic joint ventures. See the section entitled “Business—Partnerships” in this prospectus. We believe that our battery products will experience swift market adoption due to our strategic partnerships with these automakers and manufacturers. We plan to collaborate with other automakers and OEMs to expedite such adoption and increase market acceptance of our battery products over time.

Our ability to procure new contracts with landowners

The key factor driving the demand for carbon credits is the global push towards decarbonization, driven by governmental and supra national bodies, such as the United Nations. As more and more nations start to adopt or even accelerate the setting of standards for compliance towards zero carbon emissions, the demand for carbon credits is anticipated to surge. Carbon credit prices have been in an uptrend since 2007 and, aside from minor short-term fluctuations, are likely to continue the long-term uptrend. This will mean higher earnings from our carbon credit sales. Therefore, our ability to procure and sign new contracts with landowners to increase credits generations is highly dependent on our reputation and expertise in this industry. As such, our business is subject to adverse events which may cause damage, whether real or perceived, to our reputation. For more information, see the section entitled “Risk Factors — Risks Related to Our Business and Industry” in this prospectus.

Competition

The battery and BEV market is fast-growing, competitive and driven by the innovation of both large companies and emerging entrants like us. We acknowledge that the existing market players and other emerging entrants may have greater resources to invest in advancing their technologies, access to more potential customers, or strategic relationships with OEMs (or other third parties) that may give them a competitive edge. We further acknowledge that these disparities, where they exist, have the potential to harm our business, results of operations or financial condition.

Capital Needs

We have incurred net loss and negative cash flows from operations for the six months ended December 31, 2023 and 2022, respectively. Assuming we experience no significant delays in the commercialization of our business, we believe that our cash resources are sufficient to fund our marketing activities and manufacturing of battery products through OEMs. For more information, see “— Liquidity and Capital Resources.”

Government Regulatory and Compliance

There are government regulations pertaining to battery safety, transportation of batteries, use of batteries in vehicles, product liabilities and disposal of hazardous materials. We will ultimately have to comply with these regulations to lease our battery products. In addition, changes in national or global regulations may affect the demand for credits or our ability to generate credits. Hence, we are constantly keeping abreast of current or potential changes in regulations, and where possible, engage with the regulators in order to understand or anticipate potential headwinds that may affect our business. See the section entitled “Risk Factors — Risks Related to Our Business and Industry” in this prospectus for the risks that may affect our business, and “— Government Regulations” for details of the regulations that are applicable to our business operations.

Basis of Presentation

Our financial statements have been prepared in conformity with U.S. GAAP in U.S. dollars. For more information about our basis of presentation, refer to note 3 to the consolidated financial statements as of December 31, 2023 and June 30, 2023 and for the two years ended December 31, 2023 and 2022, and note 3 to our accompanying audited financial statements as of and for the years ended June 30, 2023 and 2022.

Significant Accounting Policies and Estimates

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposit with banks, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less when purchased.

Deposit, Upfront Payment and Other Receivables

Security deposits paid for office lease are accounted for as deposits. Amounts paid in advance for future expenses are accounted for as prepaid expenses. Goods and service tax refunds are accounted for as other receivables. We expect that the result of adopting current expected credit loss model (“CECL”) is immaterial to other receivables.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the related capitalized assets. The estimated useful lives are as follows:

Useful lives
Office equipment	5 years

Other Current Liabilities

Other current liabilities are liabilities for goods and services provided to us prior to the end of the financial year which are unpaid. They are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Deferred Tax Asset Allowance

Deferred tax assets are recognized for tax losses not yet used and temporary deductible differences. As those deferred tax assets can only be recognized to the extent that it is probable that future taxable profit will be available against which the unused tax credits can be utilized, management’s judgement is required to assess the probability of future taxable profits. Management’s assessment is constantly reviewed and additional deferred tax assets are recognized if it becomes probable that future taxable profits will allow the deferred tax asset to be recovered.

Share-based compensation transaction

The Company measures the cost of equity-settled transactions by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based compensation transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the stock option, volatility and dividend yield and making assumptions about them. The fair value of the ordinary shares was determined by obtaining quoted prices over-the-counter market based on the latest transacted price of the Company shares that were sold.

Leases

We have entered into operating lease agreements primarily for office. We determine if an arrangement is a lease at inception. For all classes of underlying assets, we elect not to recognize right of use assets or lease liabilities when a lease has a lease term of 12 months or less at the commencement date and does not include an option to purchase the underlying asset that we are reasonably certain to exercise.

Operating lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate, because the interest rate implicit in most of our leases is not readily determinable. Our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. Operating lease assets also include any prepaid lease payments and lease incentives. Our lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. We generally use the base, non-cancellable, lease term when determining the lease assets and liabilities. Operating lease expense is recognized on a straight-line basis over the lease term.

Comparative Information

Certain items in prior years consolidated financial statements have been reclassified to conform to the current period’s presentation to facilitate comparison.

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standard Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. This standard requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. We adopted the new standard effective on January 1, 2023 and the adoption of this guidance did not have a material impact on our financial statements.

In December 2019, the FASB issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance became effective for entities for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 on a prospective basis, with early adoption permitted. We adopted the new standard effective January 1, 2021 and the adoption of this guidance did not have a material impact on our financial statements.

We do not expect any other recently issued accounting standards to have a material impact on our financial position, results of operations or cash flows when they become effective.

Components of Results of Operations

We are an early-stage growth company in the pre-commercialization stage of development. We have not generated any revenue from sales to customers, and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Our ability in the future to generate revenue sufficient to achieve profitability will depend largely on the successful development of our battery products as well as the commercialization of our own-and-lease business model and our carbon abatement solution business. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical results of operations.

Operating expenses

Our operating expenses primarily consist of selling, general and administrative expenses. Our selling, general and administrative expenses consist primarily of directors’ remuneration, payroll and related cost, expenses incurred for depreciation of office equipment, and costs incurred for outside contractor and professional service fees, audit and compliance expenses, legal, accounting and other advisory services.

We plan to expand our personnel headcount, in anticipation of planning for and supporting our growth and operating as a public company. Accordingly, we expect our selling, general and administrative expenses to increase significantly in the foreseeable future. Upon commencement of commercial operations, we also expect to incur customer and sales support and advertising expenses.

Other income/(expense)

Other income/(expense) comprises primarily of (i) other income, including governmental support for employment and, (ii) foreign exchange gain.

Results of Operations

The following table sets forth a summary of our results of operations for the periods indicated.

	For the years ended June 30,		For the six months ended December 31,
	2023	2022	2023	2022
	Audited		Unaudited
Operating expenses:
Research and development	$—	$137,412	$—	$—
Selling, general and administrative expenses	16,840,854	1,189,696	8,310,160	1,189,696
Total operating expenses	16,840,854	1,189,696	8,310,160	1,189,696
Loss from operations	(16,840,854)	(1,189,696)	(8,310,160)	(1,189,696)
Other income/(expense):
Other income	36,439	11,792	5,062	26,987
Other expense	(256)	—	—	(256)
Foreign exchange gain	12,901	36	47,696	8,315
Total other income	49,084	11,828	52,758	35,046
Net loss	$(16,791,770)	$(1,076,823)	$(8,257,402)	$(1,154,650)

Comparison of Six Months Ended December 31, 2023 and 2022

Operating expenses. Total operating expenses increased by 599% to $8.31 million for the six months ended December 31, 2023 from $1.19 million for the six months ended December 31, 2022. The increase was primarily due to an increase in selling, general and administrative expenses of $7.12 million, which was attributable to an increase in payroll and related cost associated with the hiring of new employees, and professional services fees, audit and compliance expenses, legal, accounting and other advisory services.

Other income/(expense). Total other income increased by 51% to $52,758 for the six months ended December 31, 2023 from $35,046 for the six months ended December 31, 2022. Such increase was primarily because (i) we received an increase in government working labor relief of $5,062, and (ii) exchanges gains of S$47,696.

Net loss. As a result of the foregoing, our net loss increased by 615% to $8.26 million for the six months ended December 31, 2023 from $1.2 million for the six months ended December 31, 2022.

Comparison of Years Ended June 30, 2023 and 2022

Operating expenses. Total operating expenses increased by 1,447% to $16.8 million for the year ended June 30, 2023 from $1.1 million for the year ended June 30, 2022. The increase was primarily due to an increase in selling, general and administrative expenses of $15.9 million, which was attributable to an increase in payroll and related cost associated with the hiring of new employees, and stock-based compensations for services relating to carbon credit expertise.

Other income/(expense). Total other income increased by 315% to $49,084 for the year ended June 30, 2023 from $11,828 for the year ended June 30, 2022. Such increase was primarily because (i) we received an increase in government working labor relief of $36,439, and (ii) exchanges gains of S$12,901.

Net loss. As a result of the foregoing, our net loss increased by 1,459% to $16.8 million for the year ended June 30, 2023 from $1.1 million for the year ended June 30, 2022.

Liquidity and Capital Resources

Historically, our principal sources of liquidity have been financing transactions with investors and loans from our majority shareholder that have provided us with the necessary funds to support our business activities. On August 1, 2020, we issued a promissory note with 3DOM Alliance (the “Note”). The Note provides for borrowings upon our request, on one or more occasions, up to an aggregate of principal amount of S$8.0 million ($5.8 million). No interest shall accrue to any loans under the Note. As of December 31, 2023, we had drawn down an aggregate amount of S$6.8 million ($5.1 million). On March 6, 2024, S$6.8 million of the sums owed to 3DOM Alliance as of December 31, 2023 was capitalized into 28,700,000 Ordinary Shares at an issuance price of $0.1785.

On November 22, 2022, we entered into an exclusive, irrevocable license-in agreement with 3DOM Alliance, pursuant to which we are obligated to pay a one-off, refundable upfront payment of $30 million licensing fee to 3DOM Alliance. In addition, we shall pay quarterly royalties equal to three percent (3%) of the gross profit generated using each of 3DOM IP Rights granted to us, including its proprietary and licensed-in patents and other intellectual property, as well as confidential yet critical know-how and other information. Such upfront payment shall be credited against any royalties under the agreement such that the amount of the upfront payment shall be deducted from the royalties when due and payable. In the event that the upfront payment has any remaining amount after the last deduction from the royalties at the end of a five-year period from the last installment of the upfront payment, the remaining unutilized amount shall be refunded to us at our request. Pursuant to a supplemental agreement to the license-in agreement dated May 10, 2023 (the “Supplemental Agreement”), the upfront payment shall be payable over a series of installments after the consummation of the Business Combination, in such amounts and pursuant to such repayment schedule as may be agreed between 3DOM Alliance and us. Both parties shall negotiate the installment plan in good faith, taking into consideration our working capital needs as well as our liquidity and available capital resources after the consummation of the Business Combination. As a result, we do not expect that the $30 million upfront payment will have a material impact on our liquidity and capital resources before or after the consummation of the Business Combination. As of the date of this prospectus, we had not paid any upfront payments to 3DOM Alliance yet.

On August 14, 2023, we entered into a purchase agreement with Arena Business Solutions Global SPC II, Ltd. (“Arena”) as amended from time to time, (the “Purchase Agreement”), pursuant to which, we have the right to sell to Arena up to $150,000,000 of our Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the 36-month term of the Purchase Agreement. Sales of our Ordinary Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely and exclusively at our option, and we are under no obligation to sell any securities to Arena under the Purchase Agreement.

On June 20, 2024, we entered into a share subscription agreement (the "Committed Investment") with Revitalize Japan Fund ("Subscriber"), in which we will issue to the Subscriber 8,985,385 Ordinary Shares at $0.1785 per share for a total consideration of $1,603,891. Pursuant to the Committed Investment, a cancellation memorandum is effected on July 26, 2024 on account of delays in establishing the Fund. Subsequently on July 26, 2024, we have entered a new share subscription agreement with the Subscriber, in which we will issue to the Subscriber 8,985,385 Ordinary Shares at $0.1785 per share for a total consideration of $1,603,891. The consideration for the Subscription of Shares shall be paid on August 20, 2024.

As of December 31, 2023, we had cash and cash equivalents of $25,384. Our cash and cash equivalents are primarily denominated in Singapore dollars as well as in local currencies of the jurisdiction where we operate. We have not commenced any business operations, have not generated any revenue from our business operations, and have incurred loss-marking and net cash outflows from our operations since inception. As an early-stage growth company in the pre-commercialization stage of development, the net loss we have incurred since inception are consistent with our strategy and budget. We incurred continuing losses from operations of $8,257,402 and $1,154,650 for the six months ended December 31, 2023 and 2022, respectively. As of December 31, 2023, we had an accumulated deficit of $27,400,915 and expect to incur substantial losses in the future. These conditions raise substantial doubt about our ability to continue as a going concern.

Due to the capital-intensive nature of our business, we expect to sustain substantial operating expenses, without generating sufficient revenues, to cover expenditures for a number of years. Over time, we expect that we will need to raise additional funds through a variety of possible methods, including, but not limited to, entry into joint ventures or other strategic arrangements, the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions. These funds are expected to finance our principal sources of liquidity and ongoing operating expenses. If we were to require additional funding or otherwise determined it was beneficial to seek additional sources of financing or enter into other arrangements as described above, we believe that our debt-free balance sheet would enable us to access financing on reasonable terms. However, there can be no assurance that such additional capital would be available on attractive terms, if at all, when needed, which could be dilutive to stockholders. We may be forced to decrease our level of investment in product development or scale back our operations. Furthermore, the cost of debt could be higher than anticipated. There can also be no assurance that positive cash flow from operations can be achieved or sustained. We may need to raise additional funds and these funds may not be available to us when we need them. If we cannot raise additional funds when we need them, our business, prospects, financial condition and operating results could be negatively affected.

There is no assurance that the plans will be successfully implemented. If we fail to achieve these goals, we may need additional financing to repay debt obligations and execute our business plan, and we may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In the event that financing sources are not available, or that we are unsuccessful in increasing our gross profit margin and reducing operating losses, we may be unable to implement our current plans for expansion, repay debt obligations or respond to competitive pressures, any of which would have a material adverse effect on our business, financial condition and results of operations and may materially adversely affect our ability to continue as a going concern.

Working Capital/(Deficit)

	As of June 30,		As of December 31,
	2023	2022	2023	2022
	Audited		Unaudited
Current assets
Cash and cash equivalents	$17,789	$81,626	$25,384	$214,449
Deposit, upfront payments and other receivables	104,560	102,263	184,368	302,626
Promissory note – Prime Number Acquisition I Corp	333,594	—	—	—
Total current assets	455,943	183,889	209,752	517,075
Non-current assets
Property and equipment, net	14,991	10,607	12,295	14,594
Right of use assets – operating lease, net	220,261	44,925	135,304	305,829
Total assets	$691,195	$239,421	$357,351	$837,498
Liabilities and Shareholders' (Deficit) Equity
Current liabilities
Accruals and other payables	$587,346	$13,227	$3,686,274	$27,266
Operating lease liability – current	173,045	36,385	125,692	169,334
Total current liabilities	760,391	49,612	3,811,966	196,600
Non-current liabilities
Amount due to immediate holding company	3,572,358	974,632	5,081,684	1,681,003
Operating lease liability – non-current	36,700	—	—	124,918
Deferred underwriting fee payable	—	—	2,257,500	—
Total liabilities	$4,369,449	$1,024,244	$11,151,150	$2,002,521
Shareholders’ deficit	(3,678,254)	(784,823)	(10,793,800)	(1,165,023)
Total liabilities and shareholder’s deficit	$691,195	$239,421	$357,351	$837,498

Current assets	$455,943	$183,889	$209,752	$517,075
Current liabilities	760,391	49,612	3,811,966	196,600
Working capital/(deficit)	$(304,448)	$134,277	$(3,602,214)	$320,475

Our cash and cash equivalents amounted $25,384 and $17,789 as of December 31, 2023 and June 30, 2023, respectively.

Comparison of Six Months Ended December 31, 2023 and 2022

As of December 31, 2023, we had a working capital deficiency of $3,602,214 compared with a working capital surplus of $320,475 as of December 31, 2022. The increase in the working capital deficiency was due to (i) an increase in accruals and other payables of $3.7 million, and (ii) the deferred underwriting fees of $2.3 million.

Comparison of Years Ended June 30, 2023 and 2022

As of June 30, 2023, we had a working capital deficiency of $304,448 compared with a working capital surplus of $134,277 as of June 30, 2022. The increase in the working capital deficiency was due to (i) an increase in accruals and other payables of $0.6 million, (ii) partially offset by the amounts due from promissory note of $333,594.

Cash Flows

The following table summarizes our cash flow data for the six months ended December 31, 2023 and 2022, and financial year ended June 30, 2023, and 2022.

	As of June 30,		As of December 31,
	2023	2022	2023	2022
	Audited		Unaudited
Cash used in operating activities	$(2,982,778)	$(805,177)	$(2,643,587)	$(1,341,532)
Cash (used)/generated in investing activities	(5,735)	(3,888)	1,217,737	(5,735)
Cash generated from financing activities	3,388,587	873,066	1,509,326	1,496,657
Increase/(decrease) in cash and cash equivalent	400,074	64,001	83,476	149,390

Comparison of Six Months Ended December 31, 2023 and 2022

Cash used in operating activities

Net cash used in operating activities for the six months ended December 31, 2023 was $2.6 million, while our net loss for the same year was $8.3 million. The movement was primarily due to (i) adjustments for items including depreciation expense of $2,696, and changes in working capital including (ii) a increase in deposits & upfront payments of $79,808, and partially offset by (iii) an increase in operating lease liabilities of $904, and (iv) an increase in accruals and other payables of $3,098,928, (v) a decrease in amount due from promissory note $333,594, and (vi) increase in deferred underwriting fee payable of $2,257,500.

Net cash used in operating activities for the six months ended December 31, 2022 was $1.3 million, while our net loss for the same year was $1.1 million. The movement was primarily due to (i) adjustments for items including depreciation expense of $2,222, disposal of asset of $257, and changes in working capital including (ii) an increase in deposits & upfront payments of $200,363, partially offset by (iii) an increase in operating lease liabilities of $3,037, and (iv) an increase in accruals and other payables of $14,039.

Cash used in investing activities

Net cash generated in investing activities for the six months ended December 31, 2023 was $1,217,737, primarily from the effect of reverse capitalisation. Net cash used in investing activities for the six month ended December 31, 2022 was $5,735, primarily comprising of purchase of computers.

Cash generated from financing activities

Net cash generated from financing activities primarily consisted of advances from 3DOM Alliance, amounting to $1.5 million and $1.5 million for the six months ended December 31, 2023 and 2022, respectively.

Comparison of Years Ended June 30, 2023 and 2022

Cash used in operating activities

Net cash used in operating activities for the year ended June 30, 2023 was $3.0 million, while our net loss for the same year was $16.8 million. The movement was primarily due to (i) adjustments for non-cash items including depreciation expense of $4,855, stock-based compensation of $13,568,137, loss on disposal of property and equipment of $256 and changes in working capital including (ii) an increase in due from promissory note of $333,594, (iii) an increase in deposits and prepayments of $2,805, and (iv) a decrease in operating lease liabilities of $1,976, partially offset by (v) an increase in accruals and other payables of $574,119.

Net cash used in operating activities for the year ended June 30, 2022 was $0.8 million, while our net loss for the same year was $1.1 million. The movement was primarily due to (i) adjustments for non-cash items including depreciation expense of $3,447, and changes in working capital including (ii) a decrease in inventory of $163,259, (iii) an increase in accruals and other payables of $121,253, and (iv) an increase in operating lease liabilities of $2,565, partially offset by (v) an increase in deposit, upfront payments and other receivables of $18,878.

Cash used in investing activities

Net cash used in investing activities for the year ended June 30, 2023 and 2022 was $5,735 and $3,888, primarily comprising of purchase of computers.

Cash generated from financing activities

Net cash generated from financing activities primarily consisted of advances from 3DOM Alliance, amounting to $3.4 million and $0.9 million for the years ended June 30, 2023 and 2022, respectively.

Capital Expenditures

As of December 31, 2023, we did not have any capital expenditures. However, we expect to incur capital expenditures in the future to meet the expected growth in scale of our business and expect that cash generated from our cash and cash equivalents following the Business Combination and cash from operating activities and financing activities may be used to meet our capital expenditure needs in the foreseeable future.

Off-Balance Sheet Commitments and Arrangements

As of December 31, 2023, we did not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC, that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenue, or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b).

Holding Company Structure

noco-noco Inc. is an exempted company with limited liability incorporated in the Cayman Islands on December 28, 2022 with no material operations of its own. We currently conduct our operations primarily through our subsidiaries. As a result, our ability to pay dividends primarily depends upon dividends paid by our subsidiaries. If our existing subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

BUSINESS

The following discussion reflects the business of noco-noco. Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our” or “noco-noco” refer collectively to noco-noco Pte. Ltd. and its subsidiaries prior to the Business Combination and noco-noco Inc. and its subsidiaries following the Business Combination.

Overview

We are an early-stage decarbonization solution provider in Asia, aiming to primarily engage in (i) the leasing of battery products, including batteries and BEVs to commercial transportation companies, and of ESS to renewable power plants and other power plants requiring grid stabilization and backup power; and (ii) carbon abatement solutions for landowners and carbon credit sales.

We operate a unique own-and-lease business model where we manufacture, upon our clients’ requests, our battery products through OEMs and lease them to our clients. The own-and-lease business model, as compared to sales of battery products, helps our clients save upfront investment and operation capital expenditure. Under such business model, we also partner with automakers and OEMs to conduct our leasing business in the regions where our partners operate, to protect ourselves from capital, operational, and local regulatory risks.

We rely on our exclusive license-in agreement with 3DOM Alliance to utilize its state-of-the-art intellectual property and technologies to develop and manufacture our own battery products and services. These state-of-the-art technologies enable us to produce batteries that we believe, as compared to conventional batteries, are designed to have a longer lifespan and higher reliability, and be more resistant to high operating temperature and thermal runaways. Our unique position with 3DOM Alliance as the exclusive licensee of its patents and technologies also allows us to take full advantage of the technology advancement that 3DOM Alliance has developed or licensed in through various cooperation and collaboration arrangements with leading universities and professors for our battery products. To scale our business and to improve our productivity, we also entered into several MOUs with our strategic partners, including primarily well-known automakers and battery manufacturers.

In addition, we engage in carbon abatement solutions and carbon credit sales. We work with our landowner clients to reduce their excessive carbon emissions and generate carbon credits. These carbon credits can be sold back to the regulators, or on the secondary market through our network of clients, the revenue generated from which is shared between our landowner clients and us. We sell the carbon credits to companies in need of carbon offsets through our active marketing efforts. We also cross-sell them to our battery business clients to offset carbon emissions from their operations, in addition to leasing them our battery products. As our battery business clients are generally under pressure to decarbonize their business operations, our cross-selling of carbon credits in addition to our leasing business will increase our competitiveness and generate synergies among our product and service offerings.

Leveraging the state-of-the-art technologies of our battery products, our unique own-and-lease business model as well as the cross-selling to our battery business clients of carbon credits gained through our carbon abatement solutions, we believe we are well positioned to capitalize on the global momentum towards electrification of transportation and the global carbon emission reduction goal.

Our Competitive Strengths

We believe the following competitive strengths have contributed to our maturity and will help drive our growth in the future.

State-of-the-art Technologies Enables Highly Reliable and Longer-lasting Battery Products

We license in a series of state-of-the-art patents and technologies from 3DOM Alliance, our majority shareholder, with respect to, among others, battery cascade use, battery management system, battery cell and pack model, and battery units. These technologies enable us to produce batteries that, as compared to conventional batteries, are designed to have a longer lifespan and higher reliability, and be more resistant to high operating temperature and thermal runaways. For example, due to the higher porosity and uniformly spaced 3-dimensional structure of the pores of our separators, ionic conductivity becomes more efficient, thus reducing the formation of dendrites, which are the major source of battery unsafe risks, such as fire, quick deterioration, and poor resilience to high temperatures. Further, with the high porosity, our separators are much more wettable than conventional separators. This enables the use of high-viscosity, low-volatility electrolytes in our batteries, increasing their resistance to fire or degradation from heat and high temperatures. Thus, our batteries can also avoid the rapid deterioration resulting from intense heat conditions, which cause problems to conventional batteries with low-viscosity electrolytes.

In addition, our unique position with 3DOM Alliance as the exclusive licensee of its patents and technologies allows us to take full advantage of the technological advancement that 3DOM Alliance has developed or licensed in through various cooperation and collaboration arrangements with leading universities and professors for our battery products. For example, Professor Kiyoshi Kanamura, a leading Japanese authority in battery research and the chief technology officer of 3DOM Alliance, licensed the exclusive right of his patent “secondary battery separator and lithium secondary battery using the separator” to 3DOM Alliance in October 2011. This critical patent enables 3DOM Alliance to develop, and us to use, manufacture, and lease, our highly-reliable and long-life batteries. 3DOM Alliance also received technical support from a well-known university in Japan for its R&D of highly- reliable and long-life battery separators, supplementing 3DOM Alliance’s R&D capabilities. The cooperation with and support received from leading universities and professors is a recognition of 3DOM Alliance’s R&D capabilities in the battery industry, which enables us to produce highly-reliable and long-life batteries to better serve our clients’ interests.

Unique Own-and-Lease Business Model Makes Our Battery Products Cost-effective

We operate a unique own-and-lease business model where we manufacture upon our clients’ requests, through OEMs, our battery products, including batteries, BEVs and ESS, and lease them to our clients, primarily consisting of commercial transportation companies, renewable energy plants and other power plants requiring grid stabilization and backup power in Asia. Traditionally, it would cost tremendous upfront capital expenditure and operation expenses for companies to purchase the battery products. However, under our own-and-lease business model, our clients only need to lease our battery products without having to purchase them, enabling our clients’ operation of BEVs and renewable energy plants more affordable. In addition, due to the advanced technology licensed-in from 3DOM Alliance, our batteries generally have a lifespan doubling that of conventional batteries, which indicates our batteries generally have approximately 30% to 35% lower price per cycle as compared to conventional batteries. Based on an internal evaluation, our X-SEPA battery with a 1C rate was tested over 4,500 cycles, and by applying the square root law to the test results, was found to be able to continue for 6,000 cycles before decreasing to a state of health (“SOH”) of 60%. A similar battery using a conventional separator, however, can last only 2,800 cycles before decreasing to an SOH of 60%. Evaluations in March 2023 produced more impressive results, with the life of our X-SEPA battery achieving 6,400 cycles at a higher SOH of 70%. Recent evaluations in April 2023 showed that our X-SEPA battery equipped with high temperature-resistant electrolyte was found theoretically possible to achieve approximately 9,000 cycles before decreasing to an SOH of 60%. The longer lifespan of our batteries also entitles our batteries to have two useful lives — our batteries can be used in BEVs for e-motorbikes, e-vans, e-buses, and e-trucks in their first life cycle (typically for lease up to eight years), and then in ESS for renewable power plants and other power plants requiring grid stabilization and backup power in their second life cycle (typically for lease up to ten years). This cascade usage model, with the long-term instalment of lease payments, is expected to help us attract clients whose operation is capital intensive.

As high capital expenditure is a major deterrence to the electrification of the transportation industry and also the transformation from fossil fuel power to renewable power, we believe our own-and-lease business model is essential to accelerate the transitioning from ICE vehicles to BEVs and the universal use of ESS to support and optimize renewable power generation.

Strategic Cooperation and Partnerships with Market Players

We have entered into a series of MOUs with well-known automakers and OEM partners to establish strategic business partnerships, with the ultimate goal of deploying our batteries in certain of their forthcoming battery powered EVs. For example, we have entered into an LOI with B-ON K.K. (“B-ON”) to employ our battery cells for its 3-and 4-wheeled electric light commercial vehicles. We believe the successful joint development of battery technologies as well as the incorporation of our batteries into well-known automakers’ vehicles will enormously expand our business and operations as well as enhance our brand name.

In addition, we intend to cooperate with an e-waste recycling service provider to collect our used batteries to synergize with our carbon abatement solution business.

Carbon Abatement and Credit Generation Capability Add Value to Our Leasing Business

We assist our clients, primarily landowners of forests, mangrove, bushland or land of similar kinds, to reduce their carbon emissions or absorb carbon, and earn carbon credits generated from the carbon abatement projects. Specifically, we plan methodologies of reducing and/or removing carbon emissions while creating revenue by operating a general carbon credit account, procuring carbon credits through submission to regulators, and securing subsequent buyers for sales of carbon credits, leveraging our information technology, science and mapping capabilities. We typically form a joint venture or partnership with our clients to carry out the carbon abatement projects. When certain requirements and criteria of carbon emissions are met, our clients can apply for carbon credits from government-introduced regulators. These carbon credits can be sold back to these regulators, or on the secondary market through our network of clients, revenue generated from which is shared according to a pre-agreed ratio between our landowner clients and us.

In addition, leveraging our carbon credits generation capability, we are able to cross-sell the carbon credits generated through our carbon abatement projects to our battery product clients, who are keen to reduce their carbon emissions generated during their operations. As these clients are typically under pressure to decarbonize their business operations, our cross-selling of carbon credits in addition to our leasing business we believe will increase our competitiveness and generate synergies among our product and service offerings. In particular, with our carbon credit generation capability, we are able to provide leasing services and carbon credit sales in a bundle, on the one hand, helping our battery product clients to offset the carbon emissions generated by their operations, and on the other hand, improving our clients’ stickiness and generating additional profits. The synergies between our two business segments earn us both preference by our clients and strategic cooperation opportunities. For example, B-ON entered into an LOI with us, intending to cooperate on commercial car lease with available carbon credits. As zero carbon has become a global goal and international tradability of carbon credits has become available and popular, we believe we are well positioned to potentially reap substantial returns from the synergies and cross-selling between our battery business and carbon credits business.

Experienced Management and Synergy with 3DOM Alliance

We are led and influenced by an experienced CEO, Mr. Masataka Matsumura, who is deeply rooted in the battery industry. Mr. Matsumura’s deep business insights have driven the sustainable development of our strategic business direction. His strategic vision and thorough understanding of the battery industry helps us make crucial business decisions based on market trends and development.

Since our inception, we have received strong support from, and achieved great synergy with, our majority shareholder, 3DOM Alliance. 3DOM Alliance is a forerunner in the R&D of battery technologies, including battery separators and lithium-ion batteries, which has been named as an innovation project by the New Energy and Industrial Technology Development Organization for two consecutive years. Benefiting from the market recognition of the “3DOM” brand, we believe we are well positioned to promote our service offerings among our clients and differentiate ourselves from our competitors.

Our Decarbonization Solutions

We are an early-stage decarbonization solution provider in Asia, aiming to primarily engage in (i) the leasing of battery products, including batteries and BEVs to commercial transportation companies, and of ESS to renewable power plants and other power plants requiring grid stabilization and backup power; and (ii) carbon abatement solutions for landowners and carbon credit sales.

Own-and-Lease of Battery Products

We operate a unique own-and-lease business model where we manufacture, upon our clients’ requests, our battery products through OEMs, including batteries, BEVs and ESS, and lease them to our clients, primarily consisting of commercial transportation companies, renewable energy plants and other power plants requiring grid stabilization and backup power in Asia. Traditionally, it would cost tremendous upfront capital expenditure and operation expenses for companies to purchase the battery products. However, under our own-and-lease business model, our clients only need to lease our battery products without having to purchase them, enabling operation of BEVs and renewable energy plants more affordable. Alternatively, our clients are also able to place orders to customize their battery products with specific specifications using the licensed-in X-SEPA separator technology. See “— Our Pipeline Products and Services — X-SEPA Separator.”

Leasing of Batteries and BEVs

We plan to partner with automakers and manufacturers to conduct our leasing business of batteries and BEVs. We plan to cooperate with automakers as OEMs to produce BEV bodies upon orders placed by our clients to satisfy their demand. We also plan to engage battery manufacturers as OEMs for the mass manufacturing of our highly reliable and long-life batteries, which will be applied to our BEVs. Our BEVs are expected to be leased to our clients at a cost-effective rate to attract more clients and achieve our competitiveness among our competitors. These BEVs may include e-buses, e-vans, e-trucks, e-motorbikes, and last-mile delivery vehicles. We expect to focus our operations in the Southeast Asia and South Asia, including Thailand, the Philippines, Indonesia, India, and Singapore. In addition, we plan to leverage our in-house battery management system (“BMS”) integrated with data process and mesh networking technologies to optimize energy usage of our battery products and to develop intelligent batteries.

Leasing of ESS

We plan to lease our ESS incorporating our highly reliable and long-life batteries to power producers, including renewable energy plants and other power plants requiring grid stabilization and backup power. We also expect to provide key technological solutions to help resolve battery-related issues in our clients’ energy storage process. With our highly reliable and long-life batteries and systems that can monitor battery conditions and allocate batteries for primary or secondary use, we believe our clients will be able to lower the costs of their energy storage solutions. In addition, we plan to explore together with our clients on opportunities to apply our batteries to a broader coverage of energy storage, including developing battery systems for the electrification of commercial vessels, and using battery tankers to transport energy from offshore farms to onshore ones.

Carbon Abatement Solutions and Carbon Credit Sales

We provide our carbon abatement solutions to help our clients reduce their excessive carbon emissions and generate carbon credits. Specifically, we plan methodologies of reducing and/or removing carbon emissions while creating revenue by operating a general carbon credit account, procuring carbon credits through submission to regulators, and securing subsequent buyers for sales of carbon credits, leveraging our information technology, science and mapping capabilities. We typically form a joint venture or a partnership with our landowner clients to carry out the carbon abatement projects. See “— Key Terms of Carbon Abatement Project Agreement” for more details regarding the arrangements of our carbon abatement projects.

We undertake extensive geography survey mapping to create an overlay of the potential target areas, and identify existing and new activities in land, vegetation, crops and others to analyze their carbon abatement potentials. By using carbon-based feasibility studies, geo-fencing and land analysis, we map the farming enterprise and calculate the current emissions. For example, we conduct on-ground site measurements combined with satellite mapping to mark the area that can be covered under subsequent applications, and assess the current status of the vegetation and carbon capture and prepare a roadmap for future development of the area to further enhance the carbon absorption potential. Thus, we can project the reduction in emissions based on each modeled, recommended change from the initial farm carbon deficit to increase value for the project by creating new registerable carbon credits. Initial set up costs, including mapping and feasibility study costs, are disbursed by the landowners. Subsequently, we prepare an application for each carbon abatement project with the relevant government regulators, which identifies the specific land and provides extensive mapping data. Upon the submission of the application, the regulators will determine the value of the carbon abatement projects based on the application material and allocate a certain amount of carbon credits based on the mapping, type, volume and lifetime of the land.

Our carbon abatement projects primarily include carbon farming projects, deforestation avoidance projects, and rural afforestation projects. Carbon farming projects use farming in a way that reduces greenhouse gas emissions or captures and holds carbon in vegetation and soils. We provide consultancy and assistance to landowners while working cohesively to set up and commence carbon farming activities to reduce carbon emission and earn carbon credits. For deforestation avoidance projects, we work with landowners to promote agricultural planning and production that avoids tree- clearing, advocating stronger biodiversity to protect rural habitat. In parallel, we campaign for a halt to deforestation across the Asia-Pacific. A reforestation and afforestation project involves planting trees in agricultural areas. In doing so, the project helps to reduce the amount of greenhouse gas entering the atmosphere, as carbon stock remains stored in the trees while they grow.

We also execute for our clients the sales of their carbon credits generated during the process of carbon abatement projects. When certain requirements and criteria of carbon emissions are met, our clients can apply for carbon credits from government-introduced regulators. These criteria include definitive action plans to re-afforest the land tracts, conversion of methane generated from livestock in the farms into an alternative energy sources, and implementing a consisting clearing and pruning of grassland farms to avoid savannah burning from dry grass, to name a few. The carbon credits can be sold back to the regulators, or on the secondary market through our network of clients, revenue generated from which is shared according to a pre-agreed ratio between our landowner clients and us. We sell the carbon credits to companies in need of carbon offsets through our active marketing efforts. We also cross-sell these carbon credits to our battery product clients, in addition to leasing them our battery products.

Our business of carbon abatement solutions and carbon credit sales currently primarily operates in Australia and PNG, and expects to expand into Indonesia, the Philippines, and Fiji in the future. According to the relevant laws and regulations in Australia and PNG, no specific license is required to conduct the business.

Australia

In Australia, we offer carbon abatement projects using a variety of agricultural methods that sequester atmospheric carbon in soil, crop vegetation, and biomass. Our solutions include storing carbon in their soils, planting native trees and shrubs, managing stock to allow native forest to regrow, beef herd improvement, and reducing nitrous oxide emissions from irrigated crops. With these carbon-neutral effects, we can assist these landowners to set up ERF projects and apply for ACCUs. The ACCUs can be used by landowners to offset their carbon emissions, are tradable in the secondary markets, and can be sold back to the CER, the authority that administers the ERF which supplies ACCUs.

ERF Projects

We submit for individual carbon project on the ERF government portal for approvals of issuance of an ERF carbon contract or credits. We are entitled to conduct carbon abatement projects on the sites within Australia and PNG and can claim carbon credits for emission abatement achieved by such projects.

Carbon credits are issued upon acceptance of the carbon abatement project by the CER. We are responsible for facilitating the processes of auditable reports, carbon project registrations, carbon abatement contracts and other display information required for the issuance, marketing, auditing, and accounting of carbon credits through the Australian National Registry of Emissions Units for auction or re-sale in the carbon market.

We can sell the carbon credits to third parties via auction or direct sales in the carbon market. We can use the Carbon Market Institute Carbon Marketplace for auction of the carbon credits, or sell the carbon credits directly to third parties through our worldwide network that are under pressure to reduce carbon emission for direct sales. As of the date of this prospectus, we had contracted and submitted six carbon abatement projects to the CER, totaling 65,000 hectares and are estimated to produce around 1 million ACCUs.

PNG

The carbon market in PNG operates differently to that of the Australia as a result of minimal regulatory frameworks in place. There are voluntary carbon schemes and governmental schemes in PNG, which are agreements negotiated directly with landowners with little governmental intervention.

Following the 26th United Nations Climate Change Conference of Parties in Glasgow (COP 26), Australia, Fiji and PNG have collaborated to generate high-integrity carbon offsets in the Indo-Pacific market by virtue of the Indo-Pacific Carbon Offsets Scheme. See “— Government Regulations.”

As of the date of this prospectus, we have contracted to deliver over 30 carbon abatement projects in PNG, totaling 5.3 million hectares and are estimated to produce around 159 million tons PNG carbon credits. In addition, as of the same date, we had successfully submitted 11 of these carbon abatement projects, totaling 4.3 million hectares and producing around 128 million carbon credits.

On August 29, 2023, the Climate Change and Development Authority (“CCDA”) of PNG acknowledged, by way of an official letter, its support for two carbon abatement projects in PNG that have been submitted by a subsidiary of Hop2it Holdings Pte. Ltd. (“Hop2it”) to the CCDA.

These two projects, amongst more than 30 contracted projects secured by Hop2it in PNG, involve deforestation avoidance. The shareholders of Hop2it, which are noco-noco and two minority shareholders, have a restructuring deed with noco-noco Pte. Ltd., whereby 52% of the profits from Hop2it’s carbon abatement projects will be paid to us. Furthermore, under the terms of the deed, Hop2it’s carbon abatement management business and all future potential economic benefits of Hop2it’s carbon abatement management business will be carried out through and assigned to noco-noco Australia Pty Ltd. (“noco-noco AUS”), a subsidiary of ours, 52% of which is owned by noco-noco and 48% of which is owned by the minority shareholders of Hop2it. As of the date of this prospectus, we have been approached by the two minority shareholders and are in discussions with them to re-negotiate the terms of the restructuring deed so as to adjust their respective shareholdings in noco-noco AUS and their respective economic interests underlying the carbon abatement projects of noco-noco AUS; if both parties reach an consensus on such re-negotiation, our shareholding in noco-noco AUS and our share of profits from noco-noco AUS’ carbon abatement projects may be reduced accordingly.

The first two projects that the CCDA has reviewed are (1) the An Orumako Customary Landowner Area in the Kikori District, Gulf Province, and (2) the Cloudy Bay Customary Landowner Area in the Abau District, Central Province. The size of these land plots are 52,750 hectares and 148,434 hectares respectively. The CCDA recognizes that:

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The two projects are submitted under the National REDD+ Methodology and Development Guidelines adopted by PNG and have been worked on and submitted to the CCDA by Hop2it as the REDD+ qualified Proponent, and with the Natural Forest Standard (“NFS”) in the United Kingdom as the Creditor, who have provided preferred Verification Validation Body (“VVB”) to Hop2it, to vet and work with to harvest Carbon Credit Units.

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The two parties, Hop2it and NFS, are working on completing the Project Design Documents (“PDD”), which will qualify NFS for Permit Issuance by the CCDA, once the PNG moratorium on new REDD+ projects (which has been in place since March 2022) is lifted.

Key Terms of Carbon Abatement Project Agreement

We typically form a joint venture or a partnership with our landowner clients to carry out the carbon abatement projects in Australia and PNG, the key terms of which are set out below:

Purpose of the joint venture or partnership. The parties form a joint venture or a partnership to combine expertise, management and property resources to support reduction of emissions and produce additional revenue for our clients through the issue of carbon credits for sale on the domestic and international markets.

Service term and renewal. The agreement typically remains in full force and effect from its date up to 2030 (the “Initial Term”). Upon the expiration of the Initial Term, the agreement shall be automatically renewed each time for a successive five-year period until 2050, subject to either party’s prior written notice of termination before the expiration of the Initial Term or any renewed term.

Our services. We provide geo-survey services and map all carbon sequestration capabilities of our clients for the purposes of identifying all carbon abatement capabilities of any existing pastured land, vegetation, crops, mangrove, forests or grasslands that may exist on land provided by the clients and to be managed by us. In particular, our services include carbon-based feasibility studies, geo-fencing and analysis of the land for the identification of carbon emissions and submission of contracts and other governmental documents for the issue of carbon credits.

Regulatory submission and approval. As the carbon abatement manager and registration agent, we manage the regulatory submission process as well as domestic and international sales and marketing of the carbon credits derived from the carbon abatement projects. In particular, we provide and operate an online portal with the CER, and provide access to government audits and carbon credit certificate issues on account. The government typically issues a valid carbon credit certificate upon an approved carbon project contract within 90 days of submission.

Sales of carbon. We sell the carbon credits to third party companies via auction or direct sales in domestic markets, or in international markets through our commercial relationships abroad.

Distribution of carbon credit sales revenue. The net proceeds, after deduction of operating expenses and disbursements, are split between the parties at a pre-agreed percentage. Typically, 20% to 60% of the net proceeds will be distributed to us with the rest 80% to 40% distributed to landowner clients and project officers (if any) as a whole.

Payment schedule. Our landowners clients and we agree to a guaranteed base price set for an initial term. We arrange to make payments within three working days of the initial deposit made by the government or from international exchange market or direct sales buyers. When profits generated from the carbon abatement projects exceed the base price by a pre-agreed percentage, our landowner clients will receive additional payment.

Exclusivity. Due to the specialized nature of the carbon abatement industry and the longevity of our participation in the project, the agreement is entered into on an exclusive basis.

Confidentiality. Neither party is entitled to disclose any confidential information relating to the other party’s business to any person or entity without the express written consent of the affected party, except as required by law.

Termination. Either party may terminate the agreements by prior written notice to the other party at least 30 days before (but in no case more than 60 days before) the expiration of the Initial Term or any renewed term. At any time, the agreement may also be terminated by mutual written consent of the parties. When the agreement expires or terminates, all parties’ obligations under the agreement with respect to the operation and administration of the joint venture shall be immediately terminated.

Our Pipeline Products and Services

Our primary pipeline products include (i) X-SEPA separator and (ii) lithium manganese iron phosphate (LMFP) cathode.

X-SEPA Separator

Our batteries equipped with X-SEPA separator, developed by 3DOM Alliance after eight years of research and development, is more reliable and longer-lasting compared with conventional batteries, due to our X-SEPA separator’s high and uniformed porosity, high liquid absorption, and high heat resistance. Below is the illustrative picture of the structure of our batteries using X-SEPA separators:

Our X-SEPA separator has the unique advantage of high and uniform porosity, which is the key to high ionic conductivity, resulting in long battery lifespan and the avoidance of dendrite formation, which is the main cause of fire and explosions and fast battery deterioration. X-SEPA separator is capable of having more than 70% porosity, compared to around 40% porosity for conventional separators. Conventional separators are made through a uniaxial stretching method, which can only produce irregularly shaped and randomly distributed pores by tearing. In our case, we are able to produce, through 3DOM Alliance, pores that are uniformed and with high density through unique manufacturing process using polyimide precursor with beads and put through a process of drying and detachment, imidization and thermal removal of the beads, hence creating pores that are regular in shape and evenly distributed. Below is the illustrative picture showing the different production methods between a general-purpose PP separator and our X-SEPA separator:

The unique methodology of producing X-SEPA separators enables us to offer customized separators with pre-specified pore sizes and density, which helps achieve desired battery performance parameters. Furthermore, through a 3-layer die configuration, we are now able to offer separators with 3 layers with the middle layer being of low porosity and the two outer layers of high porosity. The middle layer can provide strength to the overall separator, whilst the outer layers of high porosity can increase the lifespan and make possible high C charge/discharge rates for the battery without causing damage and deterioration. Below is the illustrative picture of the structure of our X-SEPA separators:

In addition, X-SEPA separator has a high wettability due to its high and uniform porosity. This enables us to use high viscosity electrolytes, which are non-volatile and can prevent explosion. Such electrolytes, which have up to 30 times more viscosity than conventional electrolytes, are also less prone to evaporation at high temperatures, and thus can enhance battery performance. A 25mAh nickel manganese cobalt (NMC) battery, with non- volatile electrolyte and using X-SEPA separator, can last 600 cycles to the point when capacity retention drops to 60% at a temperature of 60 degrees Celsius and at 0.5C charge/discharge rate. A similar battery without X-SEPA separator can last only 370 cycles in the same condition. X-SEPA separator is hence essential for producing batteries which can withstand very high operating temperature conditions without fast deterioration of battery function.

Furthermore, our batteries, with the X-SEPA separator fitted in, are found to be high heat resistant, have high reliability in abnormal conditions and a near doubling of lifespan of other batteries. Capacity retention of our battery with X-SEPA separator only falls to 60% after 7,300 cycles, at an operating temperature of 25 degrees Celsius and a 1C rate, whereas a battery without X-SEPA separator drops to 60% retention after 3,300 cycles in the same condition. If the operating temperature goes up to 45 degrees Celsius, our battery falls to 60% retention after 3,600 cycles whilst the other can last only 1,450 cycles. In a recent testing at 60 degrees Celsius, our battery was able to reach 2,000 cycles before retention capacity dropped to 80%, which was approximately five times of the cycles achievable by other batteries. Nail penetration testing on the battery cell with a conventional separator had resulted in thermal runaway and venting, corresponding to European Council for Automotive R&D (“EUCAR”) hazard level 4, while testing on the battery cell equipped with our X-SEPA separator did not result in thermal runaway and produced no smoke or flame, corresponding to EUCAR hazard level 2.

The high uniform porosity of X-SEPA separator also makes it highly suitable for lithium-metal anode, solid-electrolyte batteries. A lithium-metal anode battery sample was developed and tested in July 2020, with successful achievement of 200 cycles for 400Wh/kg energy density. We expect the mass production of single layer separator to begin in the first quarter of 2025, and 3-layer samples have been provided for client testing since February 2023. Mass manufacturing of 3-layer separator is targeted to commence in the first quarter of 2025. The manufacturing of X-SEPA separators is expected to be carried out by 3DOM Alliance and OEMs.

Below is a diagram showing the differences between conventional batteries and our batteries using X-SEPA separators:

Lithium Manganese Iron Phosphate (LMFP) Cathode

Lithium iron phosphate (LFP) batteries are increasingly used in place of nickel cobalt aluminum (NCA) and nickel manganese cobalt (NMC) batteries which are more expensive, but LFP batteries have the disadvantage of lower energy density. In 2014, 3DOM Alliance developed a battery using a cathode fabricated with lithium-manganese-iron-phosphate (LMFP), which has more energy density and cost less, as compared with LFP batteries. Our LMFP batteries developed by 3DOM Alliance have about 30% higher energy density than LFP batteries and a lifespan of about 6,000 cycles compared to 3,000 cycles for third party LFP batteries. Although the average cost of our LMFP batteries is higher than that of the LFP batteries, due to the much longer lifespan, cost of our LMFP batteries per cycle is about 35% lower. We expect to commence commercialization of the LMFP cathode in the first quarter of 2025.

Relationship with 3DOM Alliance

3DOM Alliance is our majority shareholder which engages in the R&D of various battery technologies. The history of 3DOM Alliance can be traced back to 2011 when the patent of “secondary battery separator and lithium secondary battery using the separator” was granted by Japan Patent Office to Professor Kiyoshi Kanamura, and subsequently licensed exclusively to 3DOM Technology Inc., the predecessor of 3DOM Alliance. During 2015 to 2017, 3DOM Alliance was among the list of technology innovation projects and enjoyed a series of governmental and university support. In 2018, 3DOM Alliance began making samples of solid-state batteries, and later in the following year, delivered the first supply of batteries using its proprietary battery technology to a BEV maker. In 2019, 3DOM Alliance also began the development of application for ESS. In 2020, 3DOM Alliance installed a small-scale production line for its separator X-SEPA, producing lithium-metal anode battery samples for testing.

We entered into an exclusive, irrevocable license-in agreement with 3DOM Alliance, on November 22, 2022, enabling us to manufacture our battery products with 3DOM Alliance’s cutting-edge technologies. Pursuant to our agreement, 3DOM Alliance granted us certain of its proprietary and licensed-in patents and other intellectual properties, as well as confidential know-how and other information, relating to, among others, battery cascade use, battery management system, battery cell and pack module, leasing with carbon credit, business model task distribution equipment, battery unit, electronic equipment control equipment communication terminals and electronic equipment, degradation-based billing prediction, and degradation- based billing forecasting (“3DOM IP Rights”).

Key Terms of the License-in Agreement

Below set out the key terms of the license-in agreement entered by 3DOM Alliance and us:

Term: The term of the license-in agreement is perpetual, unless terminated upon default, or upon bankruptcy or insolvency.

Grant of license: 3DOM Alliance grants us a worldwide, exclusive, irrevocable license on 3DOM IP Rights to make, import, export, use, or sell products which incorporates or is the result of the licensed 3DOM IP Rights (“Licensed Product”).

Technical assistance: 3DOM Alliance shall provide technical assistance for us to utilize 3DOM IP Rights.

Right of first refusal: We have the right of first refusal to enter into negotiations to license in any further intellectual properties from 3DOM Alliance that it owns or acquires, when 3DOM Alliance intends to license out its intellectual properties.

Exclusivity: 3DOM Alliance shall not practice or grant to any third parties any license to practice the 3DOM IP Rights within the scope of the license granted to us perpetually.

Royalties: We are obligated to pay 3DOM Alliance royalties quarterly within sixty (60) days after the end of each quarter, equal to three percent (3%) of the gross profit generated using each of 3DOM IP Rights. The royalty rate can be revised by mutual written consent. After the first anniversary of the effective date of the license-in agreement, either party shall have the right to negotiate to adjust the royalty rate annually.

Termination: Either party can terminate the license-in agreement when the other party fails to pay any amounts when due with a thirty (30) days’ written notice, or when the other party fails to perform any obligation and fails to cure within the sixty (60) days’ notice period. Upon the occurrence of any aforementioned event of default, the non-defaulting party shall deliver to the defaulting party a written notice of intent to terminate, such termination shall be effective upon the date set forth in such notice. 3DOM Alliance may also terminate the license-in agreement with a written notice upon our bankruptcy or insolvency.

Assignment: Any and all assignments of the license-in agreement or any granted rights by us are void, except for assigning (i) to any of our affiliates, or (ii) as expressly permitted under the agreement.

Upfront payment: We are obligated to pay a one-off, refundable upfront payment of $30 million licensing fee to 3DOM Alliance. Such upfront payment shall be credited against any royalties under the agreement such that the amount of the upfront payment shall be deducted from the royalties when due and payable. In the event that the upfront payment has any remaining amount after the last deduction from the royalties at the end of a five- year period from the last instalment of the upfront payment, the remaining unutilized amount shall be refunded to us at our request. Pursuant to a supplemental agreement to the license-in agreement dated May 10, 2023 (the “Supplemental Agreement”), the upfront payment shall be payable over a series of instalments after the consummation of the Business Combination, in such amounts and pursuant to such repayment schedule as may be agreed between 3DOM Alliance and us. Both parties shall negotiate the installment plan in good faith, taking into consideration our working capital needs as well as our liquidity and available capital resources after the consummation of the Business Combination.

Obligations related to commercialization: We shall be responsible for obtaining all necessary governmental approvals for exercising the intellectual property rights under the license-in agreement, including the development, manufacture, distribution, sale and use of any Licensed Product, at our expense, including, without limitation, any safety studies. We shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product. 3DOM Alliance agrees to provide reasonable assistance to our company, including through the provision of 3DOM’s know-hows, with regard to obtaining said approval, exercising the intellectual property rights, and conducting quality control. With regard to commercializing 3DOM IP Rights, we shall regularly coordinate and consult with 3DOM Alliance in developing and implementing our business plans for the earlier of the following periods: the first three years after the execution of the license-in agreement or upon the reasonable determination by 3DOM Alliance that such coordination and consultation is no longer necessary.

Royalty-free license to improvements: We shall own all the rights of the improvements to the Licensed Products it creates (the “Improvements”) to the extent that such Improvements are not contained within the scope of 3DOM IP Rights. We granted to 3DOM Alliance a non-exclusive, royalty- free license of the Improvements, strictly for 3DOM Alliance’s non-commercial research purposes, without limitation as to time or geographic area, with the right for 3DOM Alliance to sublicense to other non-profit institutions for their non-commercial research purposes.

Government funding: Our rights and obligations under the license are subject to change due to 3DOM Alliance’s obligations in connection with any funding or other support from an interested government.

Government Regulations

Singapore

Regulations on Environmental Protection and Resource Sustainability

The import, storage, usage, dealing and disposal of batteries in Singapore are regulated under several legislation in Singapore, including but not limited to the Environmental Protection and Management Act 1999 of Singapore (the “EPMA”) and the Environmental Public Health Act 1987 of Singapore (the “EPHA”), both of which and their respective subsidiary legislation are administered by the National Environmental Agency of Singapore (the “NEA”).

Under the EPMA, the importation of certain specified hazardous substances requires a license prior to doing so. The storage, use of and dealing with such hazardous substances must also be carried out in a manner that protects the health and safety of all persons as well as the environment. While our batteries do not contain any hazardous substances that are regulated under the licensing regime under the EPMA, we will continue to monitor for any manufacturing changes and battery developments in the future and will apply for such licensing as may be required.

Further, the disposal of obsolete and/or spent batteries and other constituent chemical waste products (collectively, “Battery Waste”) are regulated under the EPMA, the EPHA and the Resource Sustainability Act 2019 of Singapore (the “RSA”). Under the EPMA, we are not permitted to discharge or cause to be discharged Battery Waste and other polluting matters into any drain or land without the written permission of the NEA. In addition under the EPHA, we must store Battery Waste in a proper and efficient manner so as not to create a nuisance or to cause any risk, harm or injury to persons or is likely to pollute the environment, and must dispose of Battery Waste at authorized disposal facilities. The RSA also specifically provides that Battery Waste must be disposed via a waste collector or e-waste recycler that are each licensed under the EPHA.

Regulations on Workplace Safety and Health

The Workplace Safety and Health Act 2006 of Singapore (the “WSHA”) and its subsidiary legislation regulates the safety, health and welfare of persons at work in workplaces. It applies to all workplaces in Singapore (save for certain exemptions), and generally requires employers, occupiers and other stakeholders to uphold certain safety, health and welfare standards.

Under the WSHA, we are obliged to take reasonably practicable measures to ensure the safety and health of our employees, contractors, and direct or indirect subcontractors at work, including but not limited to maintaining facilities and arrangements for their welfare at work, adequate safety measures for machinery and equipment, and ensuring that such persons are not exposed to hazards in the processing, storage, transport and/or disposal of things at the occupied premises. We are required to maintain safety and health management systems, as well as continual monitoring for compliance. Additionally, we are required to take reasonably practicable measures to ensure that any access and/or egress points to the premises occupied by us (such as storage facilities), and all machinery, equipment or substance kept at the premises, are safe and pose no risks to the health of all persons within those premises.

Regulations on Fire Safety

The Fire Safety Act 1993 of Singapore (the “FSA”) regulates the arrangements for fire safety, fire hazards and fire prevention in premises located in Singapore. Because some of our batteries contain lithium compounds and other flammable materials, we may be required under the FSA to obtain a license for the importation and/or transport of our batteries, as well as the storage of the batteries at storage facilities. Waste products generated from the Property that are deemed as flammable material must also be disposed in accordance with the storage license granted by the relevant authorities. We will apply for such license, if required, at a later time when such batteries are imported and/or transported in Singapore.

Australia

The Australian Federal Government established the CER by virtue of the Clean Energy Regulator Act 2011 and Carbon Credits (Carbon Farming Initiative) Act 2011. The CER is the regulatory authority responsible for the determination of rules in relation to carbon abatement, administration of the ERF and engaging in government purchasing of emissions reduction. The carbon abatement project is solely governed by the Australian Federal Government.

The ERF was established by virtue of the Carbon Credits (Carbon Farming Initiative) Act 2011 and the Carbon Credits (Carbon Farming Initiative) Rule 2015. The CER administers the ERF by way of funding registered ACCUs. Registered proprietors of land and registered proponents are able to create value by exploiting existing land, reducing their carbon emissions or removing and storing carbon in vegetation and/or soil.

Eligible projects may earn one ACCU for every ton of emissions reduced, avoided, removed or stored.

The CER is the primary market for ACCU sales. Carbon credits can be sold to government contracts or via secondary market, which includes private speculation, private carbon commitments or to other proponents for their respective projects. There is currently no exchange for carbon credits to be traded. Australia is introducing the Australian Carbon Exchange (“ACE”) which will facilitate the purchase, sale and settlement of ACCUs. Whether the ACE will integrate with international markets is yet to be determined.

ACCUs are purchased and sold via the Australian National Registry of Emission Units (“ANREU”) with each unit being recorded on the registry. The ANREU is governed by the Australian National Registry of Emissions Units Act 2011 and the Australian National Registry of Emissions Units Regulations 2011.

The registry monitors credits owned, transferred for income, cancelled or relinquished. Each registered proponent under the CER is required to be registered with the ANREU. Upon a successful application to the CER, the credits will be issued to the registered proponents registry account and be available for trading.

Australia is a party to the Indo-Pacific Carbon Offsets Scheme, which allows for credits obtained via carbon abatement projects to be openly traded between companies in the private sector.

PNG

The current state of the laws and regulations regarding carbon credits and a carbon market in PNG is in a development phase and as such, lawmakers are having difficulties with forming the appropriate regulatory bodies and framework to ensure compliance with the Paris Agreement and its own constitution.

PNG currently has no compliant carbon market established. Given the developmental phase of the carbon market industry in PNG, there is a lack of legislation, policy framework and administrative agreements to participate domestically and internationally. PNG has created development authorization bodies to facilitate climate issues, inclusive of a carbon market. Currently, there is a moratorium on voluntary carbon contracts in PNG, due to further regulations being developed. Once the regulations are finalized, the voluntary carbon market will resume. The drafting and validation of the Climate Change (Management) Carbon Markets Regulation 2023 is at the final stages. Once this Regulation comes into force, it will aid in the process of carbon emissions trading in domestic and international approach.

PNG is a party to the Indo-Pacific Carbon Offsets Scheme, which allows for credits obtained via carbon abatement projects to be openly traded between companies in the private sector.

Intellectual Property and Technology

All of our current intellectual properties and technologies are exclusively licensed in from our majority shareholder, 3DOM Alliance, pursuant to a license-in agreement dated November 22, 2022. See “— Relationship with 3DOM Alliance” for more details.

These licensed-in intellectual property rights include five registered patent in Japan, the United States and South Korea. We also have 42 patents under application, five of which are under Patent Cooperation Treaty (“PCT”) application, with the remaining 37 patents under application in Japan, Singapore, European Patent Office, China, the United States, South Korea, Thailand and Taiwan. The licensed-in intellectual property rights also include four registered trademarks in Japan, two registered trademarks in Singapore, one trademark under application in Japan, one trademark under application in Singapore, and two trademarks under application in India. Our licensed intellectual property rights and technologies are mainly for battery cascade use, battery management system, battery cell and pack module, leasing with carbon credit, battery unit, degradation-based billing prediction, and degradation-based billing forecasting.

We protect our know-how, trade secrets and other confidential business information of any type by requiring our contractors, clients and others who develop intellectual property (including confidential information) in the course of their work for us.

Customers

We currently do not have any customers as we have yet to commercialize our leasing services and other services. Our business primarily targets commercial transportation companies as well as renewable power plants and other power plants requiring grid-stabilization and backup power, that have environmental concerns, sustainability goals, and zero-emission mission. Based on our estimates of the market conditions and our operation status, we expect to commence our leasing business in the first quarter of 2025.

Current clients of our carbon abatement solutions business are primarily landowners in Australia and PNG.

Competition

Battery and Energy Storage Industry

The battery and energy storage industry is highly competitive, and new regulatory requirements for vehicle emissions, technological advances, and shifting customer demands are causing the industry to evolve towards zero-emission solutions. We believe that the primary competitive factors in the market include, but are not limited to:

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total cost of ownership (“TCO”);
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safety, reliability and quality;
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gravimetric and volumetric energy density;
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product performance and uptime;
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charging characteristics;
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technological innovation;
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comprehensive solution from a single provider;
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ease of integration; and
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service options.

Similar to traditional OEMs in the passenger vehicle market, incumbent commercial transportation OEMs are burdened with legacy systems and the need to generate sufficient return on existing infrastructure, which has created a reluctance to embrace new zero-emission drivetrain technology. This reluctance creates opportunity for us and has allowed us to gain a significant head start against our competition. We believe the global push for lower emissions combined with vast technological improvements in fuel cell and battery-electric powertrain technologies have awakened well-established battery technology companies and vehicle manufacturers to begin investing in zero-emission transportation. We expect an accelerating transition from ICE vehicle to BEVs in the commercial transportation sector in the next three years.

Our key competitors are leading battery technology companies. Our batteries have various advantageous features, including heat resistance, higher energy density, high charge rates, high discharge rates, long lifespan and improved reliability, which are suited for different needs and operating conditions and we believe will increase our market shares. For more details, see “— Our Competitive Strengths” and “— Sales and Marketing.”

Carbon Abatement Solutions and Carbon Credit Market

In addition, we are also generating and providing carbon credits to companies who are under the pressure to decarbonize their business operations, such as logistics companies. See “— Carbon Abatement Solutions and Carbon Credit Sales” for more details.

Partnerships

We are currently in negotiation, to formalize several strategical partnership, mainly with automakers and battery manufacturers, to seek for more mutually beneficial business opportunities. These partnerships include:

Assemble Point

We entered into an MOU with 3DOM Alliance and Assemblepoint Co. Ltd. (“Assemble Point”), a Japanese EV maker, on December 28, 2022. By signing this MOU, we aim to jointly develop electric mini buses and batteries for such electric mini buses, and jointly provide battery-related services and carbon-free leasing services in the Philippines. On December 28, 2023, the MOU was officially extended for an additional one-year period, now set to expire on December 28, 2024. This extension underscores our commitment to advancing the development plans that are currently in progress.

Greenfuel Energy Solutions

We entered into a 2-year business alliance MOU with Greenfuel, on December 15, 2023, aimed at revolutionizing India's clean electric mobility landscape through batteries with superior efficiency, performance, and longevity capabilities. Pursuant to the MOU, we will supply Greenfuel with cells inbuilt with the X-SEPA™ technology and Greenfuel will manufacture battery packs with these cells. Greenfuel will also spearhead marketing and sales activities in India and Africa, catering to a diverse range of applications including Drone as a Service (DaaS) and Battery as a Service (BaaS) for solutions such as battery swapping. The collaboration will unfold in multiple phases, with the final manufacturing capacity determined by noco-noco (or its designated third party) supplying 3MWh of the cells on a quarterly basis or 12MW hour per year.

Neogen Ionics (India) Ltd, (“Neogen”)

We entered into a 3-year marketing and distribution agreement for noco-noco's X-SEPA™ technology with Neogen Ionics (India) Ltd, a wholly owned subsidiary of Indian listed company, Neogen Chemicals Ltd (NSE: NEOGEN) on January 20, 2024. We aim to swiftly penetrate the rapidly growing Indian electric mobility and energy storage market leveraging on Neogen's expansive customer network in India’s battery manufacturing sector. This agreement paves the way for the introduction of noco-noco's revolutionary X-SEPA™ battery separator technology into the Indian market, with the ultimate goal for Neogen to manufacture X-SEPATM separators domestically.

Suppliers and Manufacturing

Our suppliers consist primarily of (i) raw battery material suppliers and (ii) OEMs that manufacture separators, battery cells and packs, and BEVs. We are in the process of establishing business relationships with several OEM automakers and vendors of battery materials. In addition to purchasing products from our suppliers, we plan to establish collaborative partnerships with them, particular those OEMs. We also plan to work closely with suppliers to jointly develop advanced battery materials to create battery cells.

Sales and Marketing

Equipped with the licensed-in technology and deep understanding of the Southeast Asia and South Asia markets, we take an insight-driven, strategic approach to our go-to-market strategy. Sales activities will be generally carried out by our full-time employees in our business development department. We are also establishing strategic partnerships with various automakers to have our batteries incorporated into their vehicles in order to capture more attention in the market.

We customize different marketing strategies for different customer types or regions, based on factors that are peculiar to their specific requirements for batteries. For example, we develop and market batteries with high viscosity electrolyte, in order to supply batteries that are highly reliable and enduring in regions where high operating temperature is an issue. For applications requiring high torque batteries, such as drones and sports cars, we adopt the X-SEPA multi-layer separators to develop high C discharge rate batteries that will not deteriorate. For the ESS market, we strategically focus on developing long-life batteries that can last up to 6,000 cycles to reduce our clients’ costs. With respect to our business of carbon abatement solutions and carbon credit sales, we secure contracts with more landowners by offering a higher percentage share of the revenue generated from carbon credit sales. In addition, we also demonstrate expertise, industry knowledge, high standards of integrity and strong relationship with the regulators.

The head of our business development team develops effective strategies to market our products and services to potential customers and collaborative or joint venture partners. In particular, we place a high priority on our decarbonization life cycle assessment, which we believe will help us to win more market share of the BEV and ESS market globally in the long run. Our chief operation officer is also working with the business development team to ensure that marketing and communications efforts and programs undertaken are consistent and provide meaningful assistance.

We plan to have an effective after-sales service policy in place once we begin our battery leasing business. We plan to bear the maintenance and repair costs of our batteries and our leased BEVs and ESS. To avoid disruption to our clients’ operations caused by the defects of our batteries, a spare inventory is maintained in order to replace the malfunctioning BEVs or ESS quickly.

Research and Development

We do not operate or have any R&D department. Our success depends in part on the innovative and advanced technologies generated by 3DOM Alliance’s R&D department.

The primary areas of focus for 3DOM Alliance’s R&D include, but are not limited to, X-SEPA multi-layer separators for high torque batteries, large lithium-ion battery prototypes, next-generation lithium metal anode, solid electrolyte rechargeable batteries, and phosphoric acid fuel cells (PAFC). 3DOM Alliance undertakes significant testing and validation of the battery products before supplying to us in order to meet our internal quality control standards and the demands of our clients.

Environmental Matters

We recognize that large-scale global adoption of lithium-ion batteries will require cost-effective recycling processes. Accordingly, we focus on the use of the X-SEPA battery separator, which can double the lifespan of traditional batteries, so that our battery packs can have a “second life” as refurbished batteries or for use in stationary storage application.

In addition, our carbon abatement solutions business can help us reduce the carbon emission we generated in the process of our operations. We will use the carbon credit we earn during our carbon abatement projects to offset our own carbon emission. We believe our technologies, collaboration with waste recycling leaders, as well as our carbon abatement solutions business will help us contribute more to making a better environment.

Data Services and Protection

Data Services

Our own-and-lease business model provides an opportunity for us to accumulate a tremendous amount of raw data. We plan to build a data infrastructure by storing, managing and analyzing our data assets. This data infrastructure is expected to produce meaningful data on battery usage and behavior for the purpose of developing increasingly efficient batteries, as well as process data for intelligent and optimized transportation. We plan to utilize our smart battery infrastructure to provide data services along with our leasing services.

Data Protection

We have established data access rights for each department and data file, and have appointed a management personnel to control such data access rights. While we have yet to establish a data protection policy, an information security committee have been set up to look into the following:

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the establishment of information management rules and guidelines, such as manner of classification of confidential information, establishment of confidential information storage locations, and documentation of intangible assets;
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establishing and strengthening information security infrastructure; and
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providing information security education for company personnel.

Legal Proceedings

From time to time, we may become involved in additional legal proceedings arising in the ordinary course of its business. We are currently involved in a civil litigation (the “Litigation”) in Singapore relating to an alleged breach of a share swap agreement, pursuant to which, subject to certain condition precedents by the claimant, we would engage in a share swap (the “Share Swap”) with the claimant where we will hold 24% of the claimant’s total equity interests and the claimant would hold 8% (the “Minority Interests”) of our total equity interests. In the Litigation, the claimant alleges that we have substantially breached the contract by not performing the Share Swap, and demands, inter alia, that the court orders specific performance of the Share Swap. On October 31, 2023, with respect to the Litigation, we entered into a settlement agreement with the claimant under which, among others, that (i) the claimant and we have irrevocably and unconditionally agreed to a full and final settlement of any Claims (as defined therein), (ii) the claimant and we have further agreed to unconditionally and absolutely discharge and release each other, its affiliates and other Released Persons (as defined therein) with immediate effect from any and all Claims, and (iii) all parties involved in the litigation shall discontinue its respective legal proceeding under the Litigation with no order as to costs and shall file the Notice of Discontinuance (as defined therein) within a stipulated period of time, and bear its own costs in relation to the Litigation, the mediation and the settlement. The Share Swap is therefore voided and our shareholding structure will not be affected under such settlement.

MANAGEMENT

The following table sets forth certain information relating to our executive officers and directors as of the date of this prospectus. Our board of directors is comprised of five directors.

Name	Age	Position
Mr. Masataka Matsumura	44	Chief Executive Officer and Director
Mr. Yuta Akakuma	39	Head of Business Development and Director
Mr. Jean-Francois Raymond Roger Minier	53	Independent Director
Mr. Minoru Tanaka	70	Independent Director
Mr. Noriyoshi Suzuki	68	Independent Director
Mr. Ng Wee Kiat (Darren)	49	Chief Financial Officer
Mr. Koji Ito	39	Chief Product Officer

Masataka Matsumura has served as a Director on our board of directors as well as our Chief Executive Officer since August 25, 2023. He has served as noco-noco’s chief executive officer, since November 2022, and a director, since October 2022. Mr. Matsumura currently also serves as the representative director and the chief executive officer of 3DOM Alliance since September 2018 where he has served as a director since November 2016. He is also a director of Tesnology Inc. since April 2020 and was a director of BINEX Inc. from May 2021 to January 2023. In addition, he is also serving as the representative director on the board of Quintuple Air Inc., Social Mobility, Inc. and FOREST PINE DESIGN LAB Inc., since November 2019, December 2018 and November 2012, respectively, and has been serving as a non-executive director of Ellebeau Inc. since June 2014. From December 2013 to February 2019, Mr. Matsumura served as a director of Future Science Research Inc. (“Future Science Research”), which is one of the principal shareholders of noco-noco. Prior to Future Science Research, he was the creative director of Fujiwara Design Studio S.R.L., and also the representative director and the president of Steadfast Inc. from April 2005 to June 2012. Mr. Matsumura received his bachelor of fine arts degree in fashion design and marketing from American InterContinental University London.

Yuta Akakuma has served as a Director on our board of directors since August 25, 2023. Mr. Akakuma has been the head of business development of noco-noco since November 2022, where he was previously working as a business development manager from May 2022 to October 2022. In addition, Mr. Akakuma has been serving as the managing director and the chief executive officer of 3DOM (Asia) Co., Ltd., a fellow subsidiary of noco- noco, since November 2022. Prior to this, he worked as the general manager of sales and marketing department and joint venture department at Summit Auto Seats Industry from April 2019 to April 2022, during which he also served as director for several subsidiaries of Summit Auto Seats Industry. He also worked at Darwin Summit Corporation Company Limited, as general manager from April 2019 to April 2022, and simultaneously served as the deputy chief executive officer at Faurecia and Summit Interior Systems Thailand Co., Ltd., the chief executive officer at Summit Hirotani Sugihara Co., Ltd. and a director at Summit & Autoneum (Thailand) Co., Ltd., from June 2020 to April 2022. Prior to that, Mr. Akakuma was the deputy managing director at Soltec Thai Co., Ltd from May 2018 to April 2019. Mr. Akakuma founded Sakura Kaigo (Thailand) Co., Ltd. and served as its managing director from November 2013 to April 2018. Before that, he founded Imm & Co., Ltd. and served as managing director from May 2010 to April 2018. Prior to the founding of his own companies, he worked as the Thailand representative office manager at Agilis Inc. from October 2008 to May 2010. Mr. Akakuma received his bachelor of arts degree in environmental and information studies from Keio University in Japan in 2008.

Jean-Francois Raymond Roger Minier has served as an Independent Director on our board of directors since August 25, 2023. Mr. Minier is currently serving as the Asia Pacific regional director of Audere International since April 2022, the joint representative director and co-chief executive officer of Les Rois Mages Japan Co., Ltd. since November 2021, an independent director of DKK Denki Kogyo Co., Ltd. since June 2021, an independent auditor of Amuseum Parks Co., Ltd. since April 2020, a trustee of Ueno Gakuen Educational Foundation and a representative director of ABC Properties Co., Ltd. since March 2017. He previously worked as a managing director and then a senior advisor at Kroll, LLC from April 2020 to March 2022, a corporate project director at Rusal from November 2016 to March 2020, a non-executive director and the head of corporate development in Northeast Asia of First Names Group from November 2016 to October 2017. Mr. Minier had also served as the managing director and Asia head of fund services at Moore Group Limited from November 2013 to October 2016, an advisor to the chairman for international relations at Kyoto Prefectural Union of Agricultural Cooperatives from April 2013 to August 2016, an advisor to the chief executive officer (Japan and Korea) at Buhler Group from November 2013 to December 2015. Prior to that, he worked as an Asia-Pacific advisor at Avisa Partners from September 2009 to October 2013, the chief executive officer of Asia Pacific region and Tokyo branch manager at Dresdner Kleinwort from August 2006 to September 2009, managing director, Tokyo branch manager and head of capital markets in Asia Pacific at Dresdner Kleinwort Wasserstein from August 2001 to July 2006, managing director of global equities at Dresdner Kleinwort Benson from March 1998 to July 2001, head of OTC equity derivatives trading at Natwest Securities from February 1997 to February 1998. Mr. Minier also worked as a vice president and an equity derivatives trader at Morgan Stanley Japan from April 1995 to January 1997, an equity derivatives trader and structurer at Bankers Trust from December 1993 to March 1995, and an equity derivatives trader at Indosuez W.I. Carr from September 1992 to November 1993. Mr. Minier received his master of science in financial mathematics from Ecole

Polytechnique in Paris, France in 1992 and completed the Allianz SE executive leadership program at IMD Business School in Shanghai, China in November 2003.

Noriyoshi Suzuki has served as an Independent Director on our board of directors since February 26, 2024. Mr. Noriyoshi Suzuki is a seasoned professional with extensive experience in major securities firms, worked at Nikko Cordial Securities Co., Ltd. (currently SMBC Nikko Securities Co., Ltd.) for 37 years from April 1982 to June 2019 and at Edmon de Rothschild Nikko Co., Ltd. for 12 years from December 2008 to March 2020, serving as representative directors. He has served as President of SUZUKI NORIYOSHI OFFICE Co., Ltd. from June 2020 till now and as a representative director of LES ROIS MAGES JAPON Co., Ltd. from January 2021 till now. He has also served as an independent director at several firms, including Electric Kogyo Co., Ltd. and transcosmos Inc.

Minoru Tanaka has served as an Independent Director on our board of directors since February 26, 2024. Mr. Minoru Tanaka is an experienced executive with extensive audit experience, and was registered as a certified public accountant in Japan in March 1986. He served at Shinko Audit Corporation from September 1982 to April 1988 and Kaikei Joho Center K.K. from April 1988 to November 1994 before being appointed as a representative director of an accounting firm, Recolte, in December 1994 (incumbent). He has been serving as a representative director of abreuvoir since August 2004, as a director of Trans Continental since January 2017, and as a director of Standard Link K.K. since July 2022. He has also served and serves as a statutory auditor of several firms, including Hikari Tsushin, Inc., Kamikawa Taisetu Sake Brewery, and Kamikawa Taisetu Sake Brewery.

Ng Wee Kiat (Darren) has served as our Chief Financial Officer since September 14, 2023. He has over two decades of leadership experiences in leading banks, fintech companies and private equity firms in Asia, responsible for financial planning and analysis, financial controlling, business transformation, strategy, operations, sales incentive management & analytics and business management. He was recognized amongst the Top 50 CFOs in Southeast Asia in 2022. Prior to joining our Company, Mr. Ng served as the chief financial officer and remains an independent non-executive director in TAKI NETWORK PTE. LTD., a global Web3 fintech company, since March 2022. Prior to that, he worked as the chief performance officer at Clermont Group, an international private equity group, from September 2020 to February 2022. He served as a director and a key member of the regional business development team under the chief operating officer office at SEA (NYSE: SE) from February 2020 to July 2020. He held the positions as the group chief financial officer of OCBC Bank, responsible for the consumer banking and wealth management division, from March 2016 to January 2020; the country head of business finance at HSBC Singapore from October 2009 to February 2016; the head of performance management for consumer, private and business banking (Singapore and Southeast Asia) at Standard Chartered Bank from April 2007 to September 2009; and a vice president of business finance managing the performance of the consumer banking operations across Asia at DBS Bank from August 2004 to April 2007. He also worked as a senior financial analyst in the Ministry of Defence of Singapore from August 2000 to August 2004, after serving as a management executive at PSA International Pte Ltd from July 1999 to August 2000. Mr. Ng received a bachelor of accountancy degree from Nanyang Technological University in Singapore in 1999.

Koji Ito has served as our Chief Product Officer since August 1, 2024, responsible for providing strategic management of the X-SEPA™ separator manufacturing process. Mr. Ito brings extensive experience to our Company. He began his career at Toyota Motor Corporation in April 2010, where he improved factory working conditions and production efficiency through his work in plant engineering. Following his tenure at Toyota, Mr. Ito founded an IT service business in May 2013 and subsequently worked at a consulting firm specializing in the manufacturing sector in August 2015. In December 2015, he joined Future Science Research Inc., an affiliate of 3DOM Alliance Inc., where he served as an executive officer and led the business strategy office. Mr. Ito was appointed as a director at Tesnology Inc. in March 2021, and Tesnology Consulting Inc. in July 2021, focusing on system development. He further served as a director at BINEX Inc., a subsidiary of 3DOM Alliance, in July 2022. Mr. Ito holds a master’s degree in engineering from Kyoto University.

Board of Directors

Our board of directors currently consists of five directors, three of which are independent. We have a majority of our board consisting of independent directors. The Amended and Restated Memorandum and Articles of Association provides that the minimum number of directors shall be three, which may be increased or reduced by ordinary resolution, and the maximum number of directors shall be unlimited unless fixed by ordinary resolution. Except as provided in the Amended and Restated Memorandum and Articles of Association, a director may vote in respect of any contract or transaction in which he/she is interested provided that the nature and extent of the interest of any director in any such contract or transaction is disclosed at or prior to its consideration and any vote thereon, and such director may be counted in the quorum at any meeting of directors at which any such contract or transaction is considered. A director who is interested in a contract or proposed contract with us must declare the nature of his interest at a meeting of the directors or otherwise be made in writing. None of our non-employee director has a service contract with us that provides for benefits upon termination of service.

Board Diversity Matrix

The table below provides certain information regarding the diversity of our board of directors as of the date of this prospectus, pursuant to Nasdaq’s Board Diversity Rule.

Board Diversity Matrix

Country of Principal Executive Office	Singapore
Foreign Private Issuer	Yes
Disclosure Prohibited under Home Country Law	No
Total Number of Directors	5

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors		5
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction
LGBTQ+
Did Not Disclose Demographic Background

Duties of Directors

Under the laws of the Cayman Islands, our directors owe certain fiduciary duties to us, including a duty of loyalty, a duty to act honestly, and a duty to act in good faith in what they consider to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances.

In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association as may be amended from time to time. Our company has a right to seek damages against any director who breaches a duty owed to us.

The functions and powers of our board of directors include, among others:

•
convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;
•
declaring dividends and distributions;
•
appointing officers and determining the term of office of officers; and
•
exercising the borrowing powers of our company and mortgaging the property of our company.

Appointment and Removal of Directors

The Amended and Restated Memorandum and Articles of Association does not limit the maximum number of directors, though this number may be fixed by ordinary resolution.

The Amended and Restated Memorandum and Articles of Association provides that first directors shall be appointed in writing by the subscriber or subscribers to the Amended and Restated Memorandum and Articles of Association, or a majority of them, and thereafter, the directors may be appointed and removed by our shareholders by ordinary resolution or by the directors.

The Amended and Restated Memorandum and Articles of Association provides for certain circumstances whereby a director’s office shall be terminated forthwith. Our directors have a fixed term expiring at our next-following general meeting unless re-appointed or removed pursuant to the Amended and Restated Memorandum and Articles of Association, and there is no requirement for them to retire by rotation. Each director shall remain in office until the end of his/her term or if he or she is removed by ordinary resolution and the office of a director shall be vacated automatically if the director, among other things, (i) he or she is prohibited by the law of the Cayman Islands from acting as a director; (ii) he or she is made bankrupt or makes an arrangement or composition with his/her creditors generally; (iii) he or she resigns his/her office by notice to us; (iv) he or she only held office as a director of our Company for a fixed term and such term expires; (v) in the opinion of a registered medical practitioner by whom he/she is being treated he/she becomes physically or mentally incapable of acting as a director; (vi) he/she is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; (vii) without the consent of the other directors, he/she is absent from meetings of directors for a continuous period of six months; or (vii) is removed from office pursuant to any other provision of the Amended and Restated Memorandum and Articles of Association.

Committees of the Board of Directors

Our board of directors have established an audit committee, a compensation committee, and a nominating and corporate governance committee. Each committee’s members and functions are described below.

Audit Committee

The audit committee consists of three independent directors, Mr. Minoru Tanaka, Mr. Noriyoshi Suzuki and Mr. Jean-Francois Raymond Roger Minier. Mr. Minoru Tanaka is the chairperson of the audit committee and he satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Mr. Minoru Tanaka, Mr. Noriyoshi Suzuki and Mr. Jean-Francois Raymond Roger Minier satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee oversees our accounting and financial reporting processes. The audit committee is responsible for, among other things:

•
overseeing the relationship with our independent auditors, including:
•
appointing, retaining and determining the compensation of our independent auditors;
•
approving auditing and pre-approving non-auditing services permitted to be performed by the independent auditors;
•
discussing with the independent auditors the overall scope and plans for their audits and other financial reviews;
•
reviewing a least annually the qualifications, performance and independence of the independent auditors;
•
reviewing reports from the independent auditors regarding all critical accounting policies and practices to be used by us and all other material written communications between the independent auditors and management; and
•
reviewing and resolving any disagreements between management and the independent auditors regarding financial controls or financial reporting;
•
overseeing the internal audit function, including conducting an annual appraisal of the internal audit function, reviewing and discussing with management the appointment of the head of internal audit, at least quarterly meetings between the chairperson of the audit committee and the head of internal audit, reviewing any significant issues raised in reports to management by internal audit and ensuring that there are no unjustified restrictions or limitations on the internal audit function and that it has sufficient resources;
•
reviewing and recommending all related party transactions to the board of directors for approval, and reviewing and approving all changes to our related party transactions policy;
•
reviewing and discussing with management the annual audited financial statements and the design, implementation, adequacy and effectiveness of our internal controls;
•
overseeing risks and exposure associated with financial matters; and
•
establishing and overseeing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting, auditing and internal control matters.

Compensation Committee

The compensation committee consists of Mr Noriyoshi Suzuki, Mr. Jean-Francois Raymond Roger Minier and Mr. Masataka Matsumura. Mr Noriyoshi Suzuki is the chairperson of the compensation committee. Each of Mr. Noriyoshi Suzuki and Mr. Jean-Francois Raymond Roger Minier satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules. As a controlled company and foreign private issuer, we have elected to not have our compensation committee consist of entirely of independent directors.

The compensation committee is responsible for, among other things:

•
reviewing at least annually the goals and objectives of our executive compensation plans, and amending, or recommending that the our board of directors amend, these goals and objectives if the committee deems it appropriate;
•
reviewing at least annually our executive compensation plans in light of our goals and objectives with respect to such plans, and, if the committee deems it appropriate, adopting, or recommending to our board of directors the adoption of, new, or the amendment of existing, executive compensation plans;
•
evaluating at least annually the performance of our executive officers in light of the goals and objectives of our compensation plans, and determining and approving the compensation of such executive officers, provided that Mr. Masataka Matsumura shall not participate in such determination and approval relating to him personally;
•
evaluating annually the appropriate level of compensation for our board of directors and committee service by non-employee directors;
•
reviewing and approving any severance or termination arrangements to be made with any of our executive officers, provided that Mr. Masataka Matsumura shall not participate in such determination and approval relating to him personally; and
•
reviewing perquisites or other personal benefits to our executive officers and directors and recommend any changes to our board of directors; and administering our equity plans.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Minoru Tanaka, Mr. Jean-Francois Raymond Roger Minier and Mr. Masataka Matsumura. Each of Mr. Minoru Tanaka and Mr. Jean-Francois Raymond Roger Minier satisfies the requirements for an “independent director” within the meaning of the Nasdaq listing rules. Mr. Jean-Francois Raymond Roger Minier is chairperson of the nominating and corporate governance committee. As a controlled company and foreign private issuer, we have elected to not have our nominating and corporate governance committee consist of entirely independent directors.

The nominating and corporate governance committee assists our board of directors in evaluating nominees to our board of directors and its committees. In addition, the nominating and corporate governance committee will be responsible for, among other things:

•
reviewing annually with our board of directors the characteristics such as knowledge, skills, qualifications, experience and diversity of directors;
•
overseeing director training and development programs; and
•
advising our board of directors periodically with regards to significant developments in the law and practice of corporate governance as well as compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any remedial action to be taken.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. We seek to conduct business ethically, honestly, and in compliance with applicable laws and regulations. Our Code of Business Conduct and Ethics sets out the principles designed to guide our business practices with integrity, respect and dedication. The code applies to all directors, officers, employees and extended workforce, including our directors and executive officers. We expect our suppliers, contractors, consultants, and other business partners to follow the principles set forth in its code when providing goods and services to us or acting on our behalf.

Employment Agreements and Indemnification Agreements

We have entered into an employment agreement with each of our executive officers. The employment of the executive officers under these employment agreements is for an indefinite period, but may be terminated by us for cause at any time without advance notice or for any other reason by giving prior written notice or by paying certain compensation, and the executive officer may terminate his or her employment at any time by giving us prior written notice. The employment agreements with the executive officers also include confidentiality and non-disclosure restrictions and non- competition and non-solicitation restrictions that apply during employment and for certain periods following termination of employment.

We have entered into indemnification agreements with each of our directors. Under these agreements, we may agree to indemnify our director against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of us.

Compensation of Directors and Executive Officers

For the year ended June 2024, an aggregate of approximately $896,000 in cash and ordinary shares was provided to the Company’s directors and executive officers. Excluding the CEO, the Executive Officers were allocated with restricted Ordinary Shares totaling 1,072,176 priced at Reference Price, $0.1785. The CEO was remunerated with cash equivalent to $47,126 and restricted ordinary shares totaling 995,813 shares priced at the Reference Price. The independent directors were paid cash $25,889 and a total of 644,802 restricted ordinary shares priced at the Reference Price. In addition to the remuneration, the Company also has to make mandatory contributions to the Central Provident Fund. The Company’s executive officers do not receive pension, retirement or similar benefits and the Company has not set or accrued any amount to provide such benefits. Reference Price $0.1785 was derived from the average of 30D Avg Price and 50D Avg Price or (30D Avg Price + 50D Avg Price)/2.

(i) 30D Avg Price = The average price of the daily closing prices for a period of 30 days before and up to the grant date,

(ii) 50D Avg Price = The average price of the daily closing prices for a period of 50 days before and up to the grant date,

(iii) Grant date being 1st February 2024

Share Incentive Plan

2023 Share Incentive Plan

In February 2023, our board of directors adopted, and in August 2023, our shareholders approved, the noco-noco Inc. 2023 Equity Incentive Plan (the “ Incentive Plan”). As of the date of this prospectus, under our Incentive Plan, dividend equivalents, options, restricted shares, restricted share units, share appreciation rights or other rights or benefits to purchase 6,621,822 Ordinary Shares were outstanding.

The following summarizes the material terms of our Incentive Plan:

Shares Subject to Our Incentive Plan. Under the terms of the Shareholders’ Agreement, the maximum number of our Ordinary Shares that may be issued under our Incentive Plan from time to time is five percent (5%) of our fully diluted share capital as of the date of determination. The maximum aggregate number of our Ordinary Shares which may be subject to awards under our Incentive Plan initially shall be an aggregate number equal to 6,961,159 (assuming no redemptions of PNAC public shares). The aggregate number of our Ordinary Shares reserved for awards under our Incentive Plan will automatically increase on July 1 of each year, for a period of not more than ten (10) years, commencing on July 1 of the year following the year in which the effective date occurs and ending on (and including) July 1, 2033, in an amount equal to five percent (5%) of the total number of our Ordinary Shares outstanding on June 30 of the preceding calendar year. Notwithstanding the foregoing, our board may act prior to July 1 of a given year to provide that there will be no July 1 increase for such year or that the increase for such year will be a lesser number of our Ordinary Shares than provided in our Incentive Plan.

Plan Administration. Our board of directors itself or any committee delegated by our board of directors will administer our Incentive Plan. The administrator, among other things, determines the participants to receive awards, when and how awards will be granted, the type of award to be granted, the number of awards to be granted, and the other terms and conditions of each award.

Capitalization Adjustment. In the event that the number of our outstanding Ordinary Shares is changed by a share dividend, recapitalization, share split, reverse share split, subdivision, combination, reclassification or other change in our capital structure affecting our Ordinary Shares without consideration, then in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under our Incentive Plan: (a) the number of our Ordinary Shares reserved for issuance under this Plan, (b) the applicable price per Ordinary Share and number of our Ordinary Shares subject to outstanding awards will be proportionately adjusted, subject to any required action by the our board of directors or our shareholders and compliance with applicable law; provided, however, that fractions of an Ordinary Share will not be issued but will either be paid in cash at the fair market value of such fraction of an Ordinary Share or will be rounded down to the nearest whole Ordinary Share, as determined by the administrator.

Types of Awards. Our Incentive Plan permits the grants of dividend equivalents, options, restricted shares, restricted share units, and share appreciation rights.

Eligibility. Our employees, directors and consultants or any of our subsidiaries and affiliates are eligible to participate in our Incentive Plan, except that pursuant to any applicable laws, grants to non-employees are prohibited.

Award Agreements. Awards granted under our Incentive Plan are evidenced by award agreements confirming the grant of awards.

Conditions of Awards. The administrator determines the provisions, terms and conditions of each dividend equivalent, option, restricted share, restricted share unit, and share appreciation right granted under our Incentive Plan, including but not limited to the term, timing of grant, and the vesting schedule of the awards.

Transferability. The awards and all rights thereunder are exercisable only by the participants and are not assignable or transferable, unless otherwise permitted in the award agreement.

Termination of Employment. Except as may otherwise be provided by the administrator in an award agreement, a grantee’s rights in all dividend equivalent rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with us and our subsidiaries for any reason.

Term; Amendment. Unless suspended or terminated earlier, our Incentive Plan has a term of ten years from the date it was adopted by our board of directors (or, if earlier, the date it was approved by our shareholders). Our board of directors has the authority to, at any time; (i) terminate or amend our Incentive Plan in any respect, including without limitation amendment of any form of award agreement or other instrument to be executed pursuant to our Incentive Plan, provided that any amendment or termination that has a material and adverse effect on the rights of grantees shall require their consents; and, (ii) terminate any and all outstanding options or share appreciation rights upon a winding up or liquidation of our company, followed by the payment of creditors and the distribution of any remaining funds to the our shareholders.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of Ordinary Shares as of the date of the prospectus:

•
each person known by us to be the beneficial owner of more than 5% of Ordinary Shares;
•
each of our directors and executive officers; and
•
all our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person.

The percentage of our Ordinary Shares beneficially owned is computed on the basis of 177,561,990 Ordinary Shares issued and outstanding as of the date of the prospectus, and does not include (i) the 3,224,994 Ordinary Shares issuable upon the exercise of our Warrants outstanding as of the date of the prospectus and (ii) the Ordinary Shares that we may elect to issue and sell to Arena under the Purchase Agreement.

Name of Beneficial Owner	Ordinary Shares	% of Total Ordinary Shares
Directors and Executive Officers(1)
Mr. Masataka Matsumura(2)	77,191,486	43.47
Mr. Yuta Akakuma	252,079	0.14
Mr. Ng Wee Kiat (Darren)	483,992	0.27
Mr. Minoru Tanaka	101,245	0.06
Mr. Jean-Francois Raymond Roger Minier	289,070	0.16
Mr. Noriyoshi Suzuki	101,245	0.06
All other executive officers and directors as a group	78,419,117	44.16
5.0% Shareholders
3DOM Alliance(3)	119,618,596	67.36
Future Science Research(4)	15,566,930	8.76

(1)
The business address for our directors and executive officers of the Company is 3 Temasek Avenue, Centennial Tower, Level 18, Singapore 039190.
(2)
Includes shares beneficially owned by Mr. Masataka Matsumura through 3DOM Alliance and Future Science Research.
(3)
Consists of 119,618,596 Ordinary Shares directly held by 3DOM Alliance, a company incorporated under the laws of Japan, which is the majority shareholder of the Company. Mr. Masataka Matsumura is the largest shareholder of 3DOM Alliance, who holds 50.7% its equity interests, as well as a Director of the Company.
(4)
Consists of 15,566,930 Ordinary Shares directly held by Future Science Research, a company incorporated under the laws of Japan, which is wholly owned by Mr. Masataka Matsumura.

We have experienced significant changes in the percentage ownership held by major shareholders as a result of the Business Combination. Prior to the consummation of the Business Combination, the sole shareholder of our Company is Dongfeng Wang, the Chief Executive Officer and Chairman of PNAC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Promissory Note

On August 1, 2020, noco-noco issued a promissory note to 3DOM Alliance (the “Note”). The Note provides for borrowings upon the request of noco-noco, on one or more occasions, up to the principal amount of S$1.0 million ($0.7 million). The principal amount was extended to S$3.0 million ($2.2 million) on January 23, 2023, and further extended to S$8.0 million ($5.8 million) on February 6, 2023. No interest shall accrue to any loans under the Note. There are no payment schedules under the Note; however, the Note must be repaid upon 3DOM Alliance’s request or certain events of default. As of December 31, 2023, we had drawn down an aggregate amount of S$6.8 million ($5.1 million).

Issuance of Shares pursuant to Debt-to-Equity Swaps

On October 22, 2021, noco-noco allotted and issued 15,478 new ordinary shares in its capital, at $100 per share, to 3DOM Alliance, pursuant to a debt-to-equity swap which both parties agreed to convert noco-noco’s debt of $1.5 million owed to 3DOM Alliance into new ordinary shares in the capital of noco-noco.

On July 15, 2022, noco-noco allotted and issued another 759 new ordinary shares in its capital, at the issue price of $1,041.22 per share, to 3DOM Alliance, pursuant to another debt-to-equity swap which both parties agreed to convert noco-noco’s debt of $0.8 million owed to 3DOM Alliance into new ordinary shares in the capital of noco-noco.

On March 28, 2024, we allotted and issued another 28,700,000 new Ordinary Shares, at the issue price of $0.1785 per share to 3DOM Alliance, pursuant to another debt-to-equity swap which both parties agreed to convert our debt of $5.1 million owed to 3DOM Alliance in relation to the Promissory Note into our new Ordinary Shares.

2021 License-in Agreement

On August 18, 2021, noco-noco entered into an exclusive, irrevocable license-in agreement (the “2021 license-in agreement”) with 3DOM Alliance. Pursuant to the agreement, 3DOM Alliance granted a license to certain of its proprietary patents, trademarks and other intellectual properties to noco-noco, in return for royalties of the sum equal to 1.5% of noco-noco’s revenue. The 2021 license-in agreement was amended once on August 29, 2022 and was terminated on November 22, 2022.

License-in Agreement

On November 22, 2022, noco-noco entered into a new exclusive, irrevocable license-in agreement with 3DOM Alliance. Pursuant to such agreement, 3DOM Alliance granted noco-noco the exclusive rights to utilize certain of its proprietary and licensed-in patents and other intellectual property, as well as confidential yet critical know-how and other information for a perpetual term, in return for quarterly royalties equal to three percent (3%) of the gross profit generated using each of 3DOM IP Rights. In addition, noco-noco is obligated to pay a one-off, refundable upfront payment of $30 million licensing fee to 3DOM Alliance. Such upfront payment shall be credited against any royalties under the agreement such that the amount of the upfront payment shall be deducted from the royalties when due and payable. In the event that the upfront payment has any remaining amount after the last deduction from the royalties at the end of a five-year period from the last instalment of the upfront payment, the remaining unutilized amount shall be refunded to us at our request. Pursuant to a supplemental agreement to the license-in agreement dated May 10, 2023 (the “Supplemental Agreement”), the upfront payment shall be payable over a series of instalments after the consummation of the Business Combination, in such amounts and pursuant to such repayment schedule as may be agreed between 3DOM Alliance and us. Both parties shall negotiate the instalment plan in good faith, taking into consideration our working capital needs as well as our liquidity and available capital resources after the consummation of the Business Combination. As of the date of this prospectus, we had not paid any upfront payments to 3DOM Alliance yet. See “Business — Relationship with 3DOM Alliance” for more details.

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

Lock-up Agreements

Prior to the consummation of the Business Combination, PNAC, our Company, PNAC Initial Insiders (as defined in the Lock-up Agreement), and certain of the shareholders of noco-noco entered into a lock-up agreement (the “Lock-up Agreement”), pursuant to which the Initial Insiders and certain shareholders of noco-noco agreed not to sell, assign, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder with respect to, any of the Lock-up Shares (as defined in the Lock-up Agreement); (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such Lock-up Shares, in cash or otherwise; (c) make public announcement of any intention to effect any transaction specified in clause (a) or (b) above; or (d) engage in any short sales (as defined in the Lock-up Agreement) with respect to any of our Securities, for a period of six months following the Share Exchange Closing Date with respect to PNAC Founder Shares and our Ordinary Shares that certain shareholders of noco-noco will receive in connection with the Share Exchange, and for a period of 30 days following the Share Exchange Closing Date with respect to PNAC Private Shares and Working Capital Loan Shares, if any. Such lock-up period may end earlier if certain conditions occur as provided in the Lock-up Agreement.

Lock-up Waiver Agreements

On September 29, 2023, the board of directors of our Company (“our Board”) agreed to waive (the “Waivers”): (i) the lock-up restrictions set forth in the lock-up agreement by and among our Company, PNAC and 3DOM dated August 1, 2023 (the “3DOM Lock-up Agreement”), and (ii) the lockup restrictions set forth in the lock-up agreement by and among our Company, PNAC and Future Science Research Inc. (“FSR”) dated August 1, 2023 (the “FSR Lock-up Agreement”), in relation to the business combination of our Company and PNAC, among others. Pursuant to the 3DOM Lock- up Agreement and the FSR Lock-up Agreement, each of FSR and 3DOM has agreed, among other things, not to pledge or enter into any arrangement that transfers to another any of the economic consequences or ownership of any of the Lock-up Shares.

3DOM and FSR desire to pledge or transfer all or a portion of their Lock-up Shares for the purpose of obtaining financing from third party lender(s) (the “Financing”), the proceeds of which will be used in accordance with the requirements set out in the definitive documents for the Financing. A portion of funds from the Financing will be injected by 3DOM and/or FSR into our Company as loans to fund our Company’s operations. Our Board believes granting such Waivers would assist to make financing available for our Company’s operations (and 3DOM’s operations which is important for our Company) which would otherwise not be forthcoming. The effectiveness of Waivers took place on September 29, 2023.

Registration Rights Agreement

We and certain holders of our Ordinary Shares entered into a Registration Rights Agreement, effective upon the Closing pursuant to which, among other things, we agreed to undertake certain resale registration obligations in accordance with the Securities Act and the holders have been granted certain demand and piggyback registration rights.

As provided in the Registration Rights Agreement, we must upon the demand of the registration rights holders, use reasonable efforts to cause to be declared effective as soon as practicable thereafter, a registration statement for a registration on Form F-1 (“Form F-1”) covering the resale of all registrable securities held by the holders of registration rights on a delayed or continuous basis. Following the filing of the Form F-1, we have agreed to use reasonable efforts to convert the Form F-1 to a shelf registration on Form F-3, and/or to file and cause to become effective a shelf registration on Form F-3, as soon as practicable and in any event after we are eligible to use Form F-3. A majority-in-interest of the Demanding Holders (as defined in the Registration Rights Agreement), may, subject to certain limitations described in the Registration Rights Agreement, make demand for an underwritten offering of all or any portion of their registrable securities pursuant to the registration statement, up to certain number of times depending on the type of registrable securities that such holder holds; provided that we will not be required to effectuate (i) with respect to any Tranche A Registrable Securities (as defined in the Registration Rights Agreement), more than an aggregate of one (1) registration pursuant to a demand registration, (ii) with respect to any Tranche B Registrable Securities (as defined in the Registration Rights Agreement), more than an aggregate of one (1) registration pursuant to a demand registration, (iii) with respect to any Tranche C Registrable Securities (as defined in the Registration Rights Agreement), more than an aggregate of one (1) registration pursuant to a demand registration, and (iv) with respect to any Tranche D Registrable Securities (as defined in the Registration Rights Agreement), more than an aggregate of one (1) registration pursuant to a demand registration; provided, however, that a registration shall not be counted for such purposes unless a Form F-1 or any similar long-form registration statement that may be available at such time has become effective and all of the registrable securities requested by the requesting holders to be registered on behalf of the requesting holders in such Form F-1 registration have been sold, in accordance with the Registration Rights Agreement. In addition, holders of registrable securities have certain “piggy-back” registration rights with respect to registration statements filed after the expiration of any lock-up to which such securities are subject pursuant to any Lock-Up Agreement, with certain customary exceptions. We will bear all costs and expenses incurred in connection with the filing of any such registration statements.

Payoff Letter

On October 10, 2023, our Company, PNAC, Prime Number Capital LLC (“PNCPS”) and WestPark Capital, Inc. (“WestPark”) entered into a payoff letter agreement (the “Payoff Letter”), in connection with: (i) the engagement letter entered into by and among PNAC, PNCPS and WestPark as of October 25, 2022 (the “Financial Advisory Engagement”), (ii) the engagement letter entered into by and between PNAC and PNCPS as of October 25, 2022 (as amended by an amendment dated January 31, 2023 setting forth the compensation therefor, the “Business Combination Advisory Engagement”) and (iii) the placement agent agreement entered into by and between PNAC and PNCPS as of April 30, 2023 (the “Placement Agent Agreement,” together with Financial Advisory Engagement and Business Combination Advisory Engagement, the “Prime Agreements”).

Pursuant to the Payoff Letter, we would undertake certain amounts and obligations to PNCPS and WestPark (the “Payoff Amount”) under the Prime Agreements in connection with and as a result of the business combination between noco-noco Pte. Ltd. and PNAC on August 25, 2023 (the “Business Combination”). Each of PNCPS and WestPark agreed to equitize the entire Payoff Amount by subscribing for (including having its designated person subscribe for) such number of our ordinary shares (the “Payoff Shares”) among others under the Payoff Letter. Upon the execution and delivery of the Payoff Letter, the Prime Agreements were terminated automatically without further force and effect and any claims thereunder should be released.

Equity Incentive Plans

See “Management — Share Incentive Plan.”

DESCRIPTION OF SECURITIES

Our Ordinary Shares and Warrants are listed on Nasdaq and are registered under Section 12(b) of the Exchange Act. Setting forth below is a description of the rights of the holders of Ordinary Shares and Warrants.

New Ordinary Shares

General

Holders of our Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders. None of the holders of our Ordinary Shares have different voting rights from the other holders after the completion of this offering.

Holders of our Ordinary Shares will not have any conversion, pre-emptive or other subscription rights under the Amended and Restated Memorandum and Articles of Association and there will be no sinking fund or redemption provisions applicable to the our Ordinary Shares.

Dividends

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition, available distributable reserves and any other factors deemed relevant by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in us being unable to pay our debts as they fall due in the ordinary course of our business.

Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant. In addition, we are a holding company and depend on the receipt of dividends and other distributions from our subsidiaries to pay dividends on our Ordinary Shares. When making recommendations on the timing, amount and form of future dividends, if any, our board of directors will consider, among other things:

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our results of operations and cash flow;
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our expected financial performance and working capital needs;
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our future prospects;
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our capital expenditures and other investment plans;
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other investment and growth plans;
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dividend yields of comparable companies globally;
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restrictions on payment of dividend that may be imposed on us by financing arrangements; and
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the general economic and business conditions and other factors deemed relevant by our board of directors and statutory restrictions on the payment of dividends.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of our Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Transfers of Shares

Subject to the restrictions contained in the Amended and Restated Memorandum and Articles of Association and the rules or regulations of the Designated Stock Exchange (as defined in the Amended and Restated Memorandum and Articles of Association) or any relevant securities laws, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in writing and in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by our directors.

Our directors have absolute discretion to decline to register any transfer of our Ordinary Shares which are not fully paid up, or on which we have a lien, and shall upon making any decision to decline to register any transfer of our Ordinary Shares assign an appropriate reason therefor. If our directors refuse to register a transfer of any of our Ordinary Shares, they shall within three months after the date on which the instrument of transfer was lodged with us send to each of the transferor and the transferee notice of the refusal. Our directors may also, but are not required to, decline to register any transfer of an Ordinary Share unless:

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the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the board may reasonably require to show the right of the transferor to make the transfer;
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the instrument of transfer is in respect of only one class of shares;
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the instrument of transfer is properly stamped, if required;
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in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;
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the shares transferred are fully paid up and free of any lien in favor of us; and
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any applicable fee of such maximum sum as the designated stock exchanges may determine to be payable, or such lesser sum as the board may from time to time require, related to the transfer is paid to us.

Calls on Shares and Forfeiture of Shares

Our board of directors may, subject to the terms of allotment, make calls upon shareholders for any amounts unpaid on their Ordinary Shares. Any Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Companies Act, and to any rights for the time being conferred on the shareholders holding a particular class of shares, and, where applicable, the rules and regulations of the designated stock exchange, and/or other competent regulatory authority or otherwise under applicable law, we may, by our directors, issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder holding such redeeming shares or us. The redemption of such shares will be effected in such manner and upon such other terms as our directors, determine before the issue of the shares. We may also, with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation. Subject to compliance with the Cayman Companies Act, we may also purchase our own shares (including any redeemable shares) on such terms and in such manner as the directors may determine and agree with the relevant shareholder(s).

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

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an exempted company is a company that conducts its business mainly outside the Cayman Islands;
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an exempted company is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);
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an exempted company’s register of members is not open to inspection;
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an exempted company does not have to hold an annual general meeting;
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an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

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an exempted company may register as an exempted limited duration company; and
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an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Company Law

Cayman Islands companies are governed by the Cayman Companies Act. The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of the UK. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is affected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five percent (75%) in value of the shareholders or class of shareholders, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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the statutory provisions as to the required majority vote have been met;
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the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

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the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
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the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders Suits

Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

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an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;
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an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and
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an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty. The Amended and Restated Memorandum and Articles of Association provides to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

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all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and
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without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own actual fraud, willful default or willful neglect.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by our existing or former directors (including alternate director), secretaries or officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the DGCL for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, secretaries or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, the directors must ensure compliance with the company’s articles. We have the right to seek damages where certain duties owed by any of our directors are breached.

General Meetings of Shareholders

We may, but shall not (unless required by the Designated Stock Exchange Rules) be obligated to, hold an annual general meeting at such time and place as our board of directors will determine. At least 21 clear days’ notice shall be given for an annual general meeting and at least 14 clear days’ notice shall be given for any other general meeting. Our board of directors may call extraordinary general meetings, and must convene an extraordinary general meeting upon the requisition of one or more shareholders who together hold at least ten per cent of the rights to vote at such general Meeting. One or more shareholders holding not less than one-third of our Ordinary Shares carrying the right to vote at such general meeting present in person or by proxy and entitled to vote will be a quorum for all purposes.

Shareholder Action by Written Consent

Under the DGCL, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Amended and Restated Memorandum and Articles of Association provides that, subject to satisfaction of the requirements therein, our shareholders may approve corporate matters by way of a written resolution signed by or on behalf of not less than a simple majority of shareholders (in the case of an ordinary resolution) or by all shareholders (in the case of special resolution) who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the DGCL, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Amended and Restated Memorandum and Articles of Association permits one or more of our shareholders who together hold at least ten per cent of the rights to vote at such general meeting to requisition a general meeting.

Matters Requiring Shareholder Approval

A special resolution, requiring not less than a two-thirds votes (or a unanimous written resolution), is required to:

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amend the Amended and Restated Memorandum and Articles of Association;
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register our Company by way of continuation in a jurisdiction outside the Cayman Islands, or such other jurisdiction in which it is, for the time being, incorporated, registered or existing;
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validate any prior or future act of our directors which would otherwise be in breach of their duties;
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release any of our existing or former directors (including alternate directors), secretaries or other officers from liability for any loss or damage or right to compensation which may arise out of or in connection with the execution or discharge of the duties, powers, authorities or discretions of his/her office;
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issue redeemable shares and to purchase own shares;
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merge or consolidate with one or more constituent companies;
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reduce our share capital in any manner authorized by law;
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vary the rights attaching to a class of shares of our Company;
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change our name or amend our memorandum of association; or
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wind-up our Company voluntarily.

Cumulative Voting

Under the DGCL, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Amended and Restated Memorandum and Articles of Association does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Appointment and Removal of Directors

Under the DGCL, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Amended and Restated Memorandum and Articles of Association, our board may comprise not less than three directors (provided however, may be increased or reduced by Ordinary Resolution) and the maximum number of directors shall be unlimited unless fixed by ordinary resolution. First directors shall be appointed in writing by the subscriber or subscribers to the Amended and Restated Memorandum and Articles of Association or a majority of them, and thereafter, directors may be appointed and removed by our shareholders by ordinary resolution or by our directors. The removal of a director by ordinary resolution may be for any reason and need not be for cause. A director will also cease to be a director if he or she (i) is prohibited by the law of the Cayman Islands from acting as a director; (ii) is made bankrupt or makes an arrangement or composition with his/her creditors generally; (iii) resigns his/her office by notice to the Company; (iv) becomes physically or mentally incapable of acting as a director, in the opinion of a registered medical practitioner by whom he/ she is being treated; (v) is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; (vi) is absent from meetings of Directors for a continuous period of six months, without the consent of the other directors; or (vii) is removed from office pursuant to any other provision of the Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders

The DGCL contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either a business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the DGCL, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Amended and Restated Memorandum and Articles of Association, if our Company is wound up, the shareholders may, subject to the provisions of the Amended and Restated Memorandum and Articles of Associationand any other sanction required by the Cayman Companies Act, pass a special resolutions allowing the liquidator of our Company to divide in specie among our shareholders the whole or any part of our assets and/or vest the whole or any part of the assets in trustees for the benefit of our shareholders and those liable to contribute to the winding up.

Variation of Rights of Shares

Under the DGCL, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Amended and Restated Memorandum and Articles of Association, if our share capital is divided into different classes (unless the terms on which a class of shares was issued state otherwise) the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the consent in writing of the holders of not less than two-thirds of the issued shares of the relevant class, or with the sanction of special resolution passed at a separate general meeting of the holders of the shares of such class.

Amendment of Governing Documents

Under the DGCL, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise.

As permitted by Cayman Islands law, the Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of the shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act.

Directors’ Voting Rights

The Amended and Restated Memorandum and Articles of Association provides that our directors may vote on resolutions relating to any contract or proposed contract or arrangement in which he/she is interested (and count as part of the quorum at any meetings where any such contract or proposed contract or arrangement is being considered) provided that such director discloses any material interest in accordance with the terms of the Amended and Restated Memorandum and Articles of Association. This would include, for example, the right to vote on his/her own compensation arrangements (and that of any other director) and any arrangements in respect of such director borrowing money from our Company. The Amended and Restated Memorandum and Articles of Association also permits our directors to exercise all of the powers of our Company to borrow money and to mortgage or charge our undertaking, property and assets both present and future and uncalled capital, or any part thereof, and to issue debentures and other securities. These provisions may be varied by a shareholders’ special resolution to make corresponding amendments to the Amended and Restated Memorandum and Articles of Association.

The above is also subject to our directors’ ongoing adherence to their fiduciary duties (including to act in the best interests of the company).

Inspection of Books and Records

Under the DGCL, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records (other than the Amended and Restated Memorandum and Articles of Association, our register of mortgages and charges, and any special resolutions passed by our shareholders).

Changes in Capital

Subject to the Cayman Companies Act, our Company may from time to time by ordinary resolution:

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increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;
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consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;
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convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;
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sub-divide our shares or any of them into shares of an amount smaller than that fixed by Amended and Restated Memorandum and Articles of Association, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and
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cancel any shares that, at the date of the passing of the ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the share so canceled, or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Our Company may by special resolution reduce our share capital in any manner permitted by law.

Warrants

Upon the consummation of the Business Combination, each PNAC Warrant outstanding immediately prior to the consummation of the Business Combination was assumed by our Company and converted into a Warrant. Each Warrant will continue to have and be subject to substantially the same terms and conditions as were applicable to such PNAC Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions).

Enforceability of Civil Liability under Cayman Islands Law

There is uncertainty as to whether the courts of the Cayman Islands would (i) recognize, or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any State. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without re-examination or retrial of matters adjudicated upon, provide that such judgment (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; (v) was not obtained by fraud; and (vi) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases, our directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

•
the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or
•
the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or
•
the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering; or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act (As Revised) of the Cayman Islands and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our shareholders on notice that through your investment in our Company you will provide us with certain personal information which constitutes personal data within the meaning of the DPA (“personal data”). In the following discussion, the “company” refers to us and our affiliates and/or delegates, except where the context requires otherwise.

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

How We May Use a Shareholder’s Personal Data

By virtue of your investment in our Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject to, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. We will contact you if we need to use your personal data for an unrelated purpose.

Why We May Transfer Your Personal Data

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by us for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

Who This Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the company, this will be relevant for those individuals and you should inform such individuals of the content of this privacy notice.

What Are Your Rights

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Cayman Islands Economic Substance

The Cayman Islands, together with several other non-European Union jurisdictions, have recently introduced legislation aimed at addressing concerns raised by the Council of the European Union as to offshore structures engaged in certain activities which attract profits without real economic activity. With effect from January 1, 2019, the International Tax Co-operation (Economic Substance) Act (Revised) (the “Substance Act”) came into force in the Cayman Islands introducing certain economic substance requirements for in-scope Cayman Islands entities which are engaged in certain “relevant activities,” which in the case of exempted companies incorporated before January 1, 2019, applies in respect of financial years commencing July 1, 2019, onwards. However, it is anticipated that our Company may remain out of scope of the legislation or else be subject to more limited substance requirements.

SELLING SECURITYHOLDER

This prospectus relates to the offer and sale by Arena Business Solutions Global SPC II, Ltd on behalf of and for the account of Segregated Portfolio #9 – SPC #9 (“Arena”) of up to 33,000,000 Ordinary Shares of noco-noco Inc. that have been and may be issued by us to Arena under the Purchase Agreement. For additional information regarding the Ordinary Shares included in this prospectus, see “The Purchase Agreement” above. We are registering the Ordinary Shares included in this prospectus pursuant to the provisions of the Purchase Agreement we entered into with Arena on August 14, 2023 in order to permit the Selling Securityholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and as set forth in “Plan of Distribution” in this prospectus, Arena has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Securityholder” means Arena

The table below presents information regarding the Selling Securityholder and the Ordinary Shares that may be resold by the Selling Securityholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Securityholder, and reflects holdings as of September 18, 2023. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the Ordinary Shares being offered for resale by the Selling Securityholder under this prospectus. The Selling Securityholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Securityholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution” in this prospectus, we are not aware of any existing arrangements between the Selling Securityholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Ordinary Shares being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes Ordinary Shares with respect to which the Selling Securityholder has sole or shared voting and investment power. The percentage of Ordinary Shares beneficially owned by the Selling Securityholder prior to the offering shown in the table below is based on an aggregate of 132,436,440 Ordinary Shares outstanding on September 18, 2023. Because the purchase price to be paid by the Selling Securityholder for Ordinary Shares, if any, that we may elect to sell to the Selling Securityholder in one or more Purchases from time to time under the Purchase Agreement will be determined on the applicable Purchase Dates therefor, the actual number of Ordinary Shares that we may sell to the Selling Securityholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Securityholder of all of the Ordinary Shares being offered for resale pursuant to this prospectus.

	Number of Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to this	Number of Ordinary Shares Beneficially Owned After Offering(1)
Name of Selling Securityholder	Number	Percent	Prospectus	Number	Percent
Arena Business Solutions Global SPC II, Ltd on behalf of and for the account of Segregated Portfolio #9 – SPC #9 (2)	—	—	33,000,000	—	—

(1)
Assuming the sale of all Ordinary Shares being offered for resale pursuant to this prospectus.
(2)
Includes the possible issuance of up to 33,000,000 Ordinary Shares pursuant to the Purchase Agreement including shares which may be issued as Commitment Fee Shares, subject to the Beneficial Ownership Limitation of 4.99% and the Exchange Cap of 19.99%. Daniel Zwirn (“Mr. Zwirn”), who is the manager of Arena, has voting control and investment discretion over the securities reported herein to be held by Arena. As a result, Mr. Zwirn may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the Ordinary Shares offered by this prospectus to be held by Arena. The business address for Arena is 405 Lexington Ave, 59th Floor, New York, New York 10174.

PLAN OF DISTRIBUTION

The Ordinary Shares offered by this prospectus are being offered by the Selling Securityholder, Arena Business Solutions Global SPC II, Ltd. The shares may be sold or distributed from time to time by the Selling Securityholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Ordinary Shares offered by this prospectus could be effected in one or more of the following methods:

•
ordinary brokers’ transactions;
•
transactions involving cross or block trades;
•
through brokers, dealers, or underwriters who may act solely as agents;
•
“at the market” into an existing market for our Ordinary Shares;
•
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•
in privately negotiated transactions; or
•
any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Arena Business Solutions Global SPC II, Ltd is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Arena Business Solutions Global SPC II, Ltd may engage one or more registered broker-dealers to effectuate resales, if any, of such Ordinary Shares that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Arena Business Solutions Global SPC II, Ltd has informed us that each such broker-dealer it engages to effectuate resales of our Ordinary Shares on its behalf, may receive commissions from Arena Business Solutions Global SPC II, Ltd for executing such resales for Arena Business Solutions Global SPC II, Ltd and, if so, such commissions will not exceed customary brokerage commissions.

Arena has represented to us that no existing arrangements between the Selling Securityholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Ordinary Shares offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the Ordinary Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Securityholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Ordinary Shares sold by the Selling Securityholder may be less than or in excess of customary commissions. Neither we nor the Selling Securityholder can presently estimate the amount of compensation that any agent will receive from any purchasers of Ordinary Shares sold by the Selling Securityholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the Registration Statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Securityholder, including with respect to any compensation paid or payable by the Selling Securityholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Securityholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Ordinary Shares covered by this prospectus by the Selling Securityholder.

As consideration for Arena’s irrevocable commitment to purchase our Ordinary Shares at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we will, in our sole discretion, pay to Arena a commitment fee (the “Commitment Fee”) of US$3 million, which shall be payable in either cash or that number of our Ordinary Shares having an aggregate dollar value equal to the Commitment Fee within 30 calendar days of the closing of the Business Combination in the case of a cash settlement, or promptly (but in no event later than one trading day) after the effectiveness of the Registration Statement in the case of settlement in Ordinary Shares; provided however, that we must elect in writing, within ten business days of the closing of the Business Combination, to pay such commitment fee in Ordinary Share. As of the date of this prospectus, we have issued 2,994,012 Ordinary Shares as initial Commitment Fee Shares to Arena on October 12, and will issue 5,519,847 Ordinary Shares to Arena under the true-up arrangement.

We also have agreed to indemnify Arena and certain other persons against certain liabilities in connection with the offering of Ordinary Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Arena has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Arena specifically for use in this prospectus or any misrepresentation, breach of any representation, warranty, covenant, agreement or obligation by or of Arena. If such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately US$0.2 million (excluding the Commitment Fee, the underwriting discounts and commission).

Arena Business Solutions Global SPC II, Ltd has represented to us that at no time prior to the date of the Purchase Agreement has Arena, its sole member, any of their respective officers, or any entity managed or controlled by Arena or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Ordinary Shares or any hedging transaction, which establishes a net short position with respect to our Ordinary Shares. Arena has agreed that during the term of the Purchase Agreement, none of Arena, its sole member, any of their respective officers, or any entity managed or controlled by Arena or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Securityholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Securityholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all Ordinary Shares offered by this prospectus have been sold by the Selling Securityholder.

Our Ordinary Shares and Warrants are currently listed on Nasdaq under the symbols “NCNC” and “NCNCW,” respectively. Arena is not selling any Warrants hereunder.

EXPENSES RELATED TO THE OFFERING

The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of Ordinary Shares being registered by this Registration Statement, excluding the Commitment Fee, the underwriting discounts and commission. All amounts shown are estimates except for the SEC registration fee.

We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Securityholder, however, will bear all brokers and underwriting commissions and discounts, if any, attributable to their sale of the securities.

Amount
SEC registration fee	$3,637
Accounting Fees and expenses	$15,450
Legal fees and expenses	$128,825
Financial printing & miscellaneous expenses	$80,474
Total	$228,386

TAX CONSIDERATIONS

Material United States Federal Income Tax Considerations

The following is a discussion of certain material U.S. federal income tax considerations generally applicable to the acquisition, ownership, and disposition of Ordinary Shares by a “U.S. Holder.” This discussion applies only to Ordinary Shares that are held by a U.S. Holder as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not describe all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder’s particular circumstances, nor does it address any state, local, or non- U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, the Medicare contribution tax on net investment income, or any tax consequences that may be relevant to U.S. Holders that are subject to special tax rules, including, without limitation:

•
banks or other financial institutions;
•
insurance companies;
•
mutual funds;
•
pension or retirement plans;
•
S corporations;
•
broker or dealers in securities or currencies;
•
traders in securities that elect mark-to-market treatment;
•
regulated investment companies;
•
real estate investment trusts;
•
trusts or estates;
•
tax-exempt organizations (including private foundations);
•
persons that hold Ordinary Shares as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive sale,” or other integrated transaction for U.S. federal income tax purposes;
•
persons that have a functional currency other than the U.S. dollar;
•
certain U.S. expatriates or former long-term residents of the United States;
•
persons owning (directly, indirectly, or constructively) 5% (by vote or value) or more of our shares;
•
persons that acquired Ordinary Shares pursuant to an exercise of employee stock options or otherwise as compensation;
•
partnerships or other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes and investors in such entities;
•
“controlled foreign corporations” within the meaning of Section 957(a) of the Code;
•
“passive foreign investment companies” within the meaning of Section 1297(a) of the Code; and
•
corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Ordinary Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and the partner. Partnerships holding Ordinary Shares should consult their tax advisors regarding the tax consequences in their particular circumstances.

This discussion is based on the Code, the U.S. Treasury regulations promulgated thereunder, administrative rulings, and judicial decisions, all as currently in effect and all of which are subject to change or differing interpretation, possibly with retroactive effect. Any such change or differing interpretation could alter the tax consequences described herein. Furthermore, there can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge the tax considerations described herein and that a court will not sustain such challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Ordinary Shares, that is, for U.S. federal income tax purposes:

•
an individual who is a U.S. citizen or resident of the United States;
•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES IN THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Ordinary Shares

Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” distributions on Ordinary Shares generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the applicable U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as capital gain realized on the sale or other taxable disposition of the Ordinary Shares and will be treated as described below under “—Sale or Other Taxable Disposition of Ordinary Shares.” Notwithstanding the foregoing, our Company does not intend to maintain calculations of its earnings and profits as determined for U.S. federal income tax purposes. Consequently, distributions generally will be reported as dividend income for U.S. information reporting purposes. Subject to the PFIC rules described below, dividends paid by a non-U.S. corporation generally will be taxed at the preferential tax rates applicable to long-term capital gain of non-corporate taxpayers if (a) such non-U.S. corporation is eligible for the benefits of certain U.S. treaties or the dividend is paid by such non-U.S. corporation with respect to stock that is readily tradable on an established securities market in the United States, (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the “ex-dividend date.” If the requirements of the immediately preceding sentence are not satisfied, a dividend paid by a non-U.S. corporation to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the dividend rules. Any such dividends paid in a currency other than the U.S. dollar generally will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt of the dividend payment, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of actual or constructive receipt of the dividend payment.

Taxing jurisdictions other than the United States may withhold taxes from distributions on Ordinary Shares, and a U.S. Holder may be eligible for a reduced rate of withholding to the extent there is an applicable tax treaty between the applicable taxing jurisdiction and the United States and/or may be eligible for a foreign tax credit against the U.S. Holder’s U.S. federal income tax liability. Dividends received generally will be income from non- U.S. sources, which may be relevant in calculating your U.S. foreign tax credit limitation. Such non-U.S. source income generally will be “passive category income”, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. The rules with respect to foreign tax credits are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. You should consult your own tax advisor to determine the foreign tax credit implications of owning the Ordinary Shares.

Sale or Other Taxable Disposition of Ordinary Shares

Subject to the PFIC rules discussed below under “—Passive Foreign Investment Company Rules,” upon any sale or other taxable disposition of Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of (A) the amount of cash and (B) the fair market value of any other property received in such sale or disposition and (ii) the U.S. Holder’s adjusted tax basis in the Ordinary Shares. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain recognized by non-corporate U.S. Holders generally will be taxed at currently preferential long-term capital gains rates. The deductibility of capital losses is subject to limitations. For foreign tax credit purposes, any such gain or loss generally will be treated as U.S. source gain or loss.

If the consideration received by a U.S. Holder upon a sale or other taxable disposition of Ordinary Shares is not paid in U.S. dollars, the amount realized will be the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of such sale or disposition. A U.S. Holder may have foreign currency gain or loss to the extent of the difference, if any, between (i) the U.S. dollar value of such payment on the date of such sale or disposition and (ii) the U.S. dollar value of such payment calculated by reference to the exchange rate in effect on the date of settlement.

U.S. Holders should consult their tax advisors regarding the tax consequences of a sale or other taxable disposition of Ordinary Shares, including the creditability of foreign taxes imposed on such sale or disposition by a taxing jurisdiction other than the United States, in their particular circumstances.

Passive Foreign Investment Company Rules

The U.S. federal income tax treatment of U.S. Holders could be materially different from that described above if we are treated as a PFIC for U.S. federal income tax purposes. In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are generally treated as passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

Based on the current and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not expect to become a PFIC in the current taxable year for U.S. federal income tax purposes. However, the Company’s PFIC status for any taxable year is a factual annual determination that can be made only after the end of that year and will depend a number of factors, some of which are beyond our Company’s control, such as the composition of the Company’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the Ordinary Shares from time to time, which could be volatile). In addition, the risk of the Company being a PFIC for any taxable year will increase if its market capitalization declines substantially during that year. The above described look-through rule applicable to a corporation which we own directly or indirectly at least 25% by value of the stock may be complex to apply and certain data might not be readily available for us to make such determination. Furthermore, whether and to which extent the Company’s income and assets, including goodwill, will be characterized as active or passive will depend on various factors that are subject to uncertainty, including the Company’s future business plan and business activities and the application of laws that are subject to varying interpretation (including with respect to the treatment of government grants). Moreover, certain of the Company’s business activities generate passive income and, although the amount of such income is currently small, the Company’s risk of being a PFIC will increase if the proportion of the Company’s revenue earned from such business activities increases in future taxable years. Similarly, the Company’s risk of being a PFIC will increase if the proportion of the Company’s revenue earned from active business activities decreases in future taxable years. Accordingly, there can be no assurances that the Company will not be a PFIC for its current or any future taxable year, and the Company’s U.S. counsel expresses no opinion with respect to the Company’s PFIC status for any taxable year. If our Company was currently or were to become a PFIC, U.S. Holders of Ordinary Shares would be subject to special rules and a variety of potentially adverse tax consequences under the Code.

Although PFIC status is generally determined annually, if we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder in its Ordinary Shares and the U.S. Holder did not make either a mark-to-market election or a qualifying electing fund (“QEF”) election or, which are referred to collectively as the “PFIC Elections” for purposes of this discussion, for the first taxable year in which we are treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, or the U.S. Holder does not otherwise make a purging election, as described below, the U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other taxable disposition of its Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to the U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by the U.S. Holder in respect of its Ordinary Shares during the three preceding taxable years of the U.S. Holder or, if shorter, the U.S. Holder’s holding period in its Ordinary Shares).

Under these rules:

•
the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period in its Ordinary Shares;

•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, and to any period in the U.S. Holder’s holding period before the first day of the first taxable year in which we are treated as a PFIC, will be taxed as ordinary income;
•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in the U.S. Holder’s holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and
•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections

If we are treated as a PFIC and Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to its Ordinary Shares for the first taxable year in which the U.S. Holder holds (or is deemed to hold) the Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted tax basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq (on which Ordinary Shares are currently listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. As such, such election generally will not apply to any of our non-U.S. subsidiaries, unless the shares in such subsidiaries are themselves “marketable stock.” As such, U.S. Holders may continue to be subject to the adverse PFIC tax consequences discussed above with respect to any lower-tier PFICs, as discussed below, notwithstanding their mark-to-market election with respect to Ordinary Shares.

If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to Ordinary Shares in their particular circumstances.

The tax consequences that would apply if we were a PFIC and a U.S. Holder made a valid QEF election would also be different from the adverse PFIC tax consequences described above. In order to comply with the requirements of a QEF election, however, a U.S. Holder generally must receive a PFIC Annual Information Statement from us. If we are determined to be a PFIC for any taxable year, we do not currently intend to provide the information necessary for U.S. Holders to make or maintain a QEF election. As such, U.S. Holders should assume that a QEF election will not be available with respect to Ordinary Shares.

If we are treated as a PFIC and a U.S. Holder failed or was unable to timely make a PFIC Election for prior periods, the U.S. Holder might seek to make a purging election to rid its Ordinary Shares of the PFIC taint. Under the purging election, the U.S. Holder will be deemed to have sold its Ordinary Shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will have a new adjusted tax basis and holding period in the Ordinary Shares solely for purposes of the PFIC rules.

Related PFIC Rules

If we are treated as a PFIC and, at any time, has a non-U.S. subsidiary that is treated as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or sell or otherwise dispose of all or part of our interest in, such lower-tier PFIC, or the U.S. Holder otherwise was deemed to have sold or otherwise disposed of an interest in such lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the lower-tier PFIC rules in their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year may have to file an IRS Form 8621 (whether or not a QEF election or a mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS and could result in penalties.

THE PFIC RULES ARE VERY COMPLEX AND U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF SUCH RULES IN THEIR PARTICULAR CIRCUMSTANCES.

Information with Respect to Foreign Financial Assets

In addition, certain U.S. Holders may be subject to certain reporting obligations with respect to Ordinary Shares if the aggregate value of “specified foreign financial assets” exceeds $50,000. If required, this disclosure is made by filing Form 8938 with the IRS. Significant penalties can apply if U.S. Holders are required to make this disclosure and fail to do so. In addition, a U.S. Holder should consider the possible obligation for online filing of a FinCEN Report 114—Foreign Bank and Financial Accounts Report as a result of holding Ordinary Shares. U.S. Holders are thus encouraged to consult their U.S. tax advisors with respect to these and other reporting requirements that may apply to their acquisition of Ordinary Shares.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to distributions made on our Ordinary Shares within the U.S. to a non-corporate U.S. Holder and to the proceeds from the sale, exchange, redemption or other disposition of Ordinary Shares by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales or other dispositions effected at an office) outside the U.S. will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (or otherwise establishes, in the manner provided by law, an exemption from backup withholding) or to report dividends required to be shown on the U.S. Holder’s U.S. federal income tax returns.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their tax advisors regarding the information reporting requirements and the application of the backup withholding rules in their particular circumstances.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE IMPACT OF ANY POTENTIAL CHANGE IN LAW, IN THEIR PARTICULAR CIRCUMSTANCES.

Cayman Islands Tax Considerations

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Ordinary Shares, as the case may be, nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of our Ordinary Shares.

The Company has been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, has obtained an undertaking from the Governor in Cabinet of the Cayman Islands in the following form:

The Tax Concessions Law

Undertaking as to Tax Concessions

In accordance with the Tax Concessions Law, the following undertaking is hereby given to the Company:

(a) that no law which is hereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to its operations; and

(b) in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i) on or in respect of the shares, debentures or other obligations of our Company; or

(ii) by way of the withholding in whole or part, of any relevant payment as defined in Tax Concessions Law.

These concessions shall be for a period of TWENTY years from the 18th day of July 2023.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

LEGAL MATTERS

noco-noco is being represented by Sidley Austin with respect to certain legal matters as to United States federal securities law. The validity of Ordinary Shares and Warrants have been passed on by Ogier.

EXPERTS

The consolidated financial statements of noco-noco Inc. as of and for the years ended June 30, 2023 and 2022, as set forth in this prospectus have been so included in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITY

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits associated with being a Cayman Islands exempted company, such as:

•
political and economic stability;
•
an effective judicial system;
•
a favorable tax system;
•
the absence of exchange control or currency restrictions; and
•
the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•
the Cayman Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and
•
Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Certain of our directors are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or these individuals in the United States, or to enforce against us or them judgments obtained in United States courts, including judgments based on the civil liability provisions of the federal securities laws of the United States or any state in the United States.

Ogier, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us based on the civil liability provisions of the U.S. securities laws, and (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Ogier has informed us that there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment: (a) is given by a foreign court of competent jurisdiction; (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (c) is final; (d) is not in respect of taxes, a fine or a penalty; (e) was not obtained by fraud; and (f) is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Registration Statement on Form F-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Ordinary Shares offered by this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For further information pertaining to us and our securities, you should refer to the Registration Statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Ordinary Shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

NOCO-NOCO INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Amounts expressed in US dollars (“$”) except for numbers of shares)

	December 31, 2023	June 30, 2023
	Unaudited	Audited
ASSETS
Current assets
Cash and cash equivalents	$25,384	$17,789
Deposit, upfront payments and other receivables	184,368	104,560
Promissory note – Prime Number Acquisition I Corp	—	333,594
Total current assets	209,752	455,943
Non-current assets
Property and equipment, net	12,295	14,991
Right of use assets – operating lease, net	135,304	220,261
Total assets	$357,351	$691,195
Liabilities and Shareholders' (Deficit) Equity
Current liabilities
Accruals and other payables	$3,686,274	$587,346
Operating lease liability – current	125,692	173,045
Total current liabilities	3,811,966	760,391
Non-current liabilities
Amount due to immediate holding company	5,081,684	3,572,358
Operating lease liability – non-current	—	36,700
Deferred underwriting fee payable	2,257,500	—
Total liabilities	$11,151,150	$4,369,449
Shareholders’ equity
Ordinary stock ($0.0001 par value, 135,430,451 and 126,799,854 shares issued and outstanding as of December 31, 2023 and June 30, 2023, respectively) *	$13,542	$12,679
Additional paid in capital	38,420,402	15,903,549
Prepaid forward contract equity	(21,299,979)	—
Accumulated deficit	(27,400,915)	(19,143,513)
Accumulated other comprehensive income	(526,919)	(451,038)
Total noco-noco Inc. shareholders’ equity	$(10,793,869)	$(3,678,323)
Non-controlling interest	69	69
Total shareholders' equity	(10,793,800)	(3,678,254)
Total liabilities and shareholder’s equity	$357,351	$691,195

* Shares and per share data are presented on a retroactive basis to give effect to the reverse recapitalization.

NOCO-NOCO INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the six months ended December 31
	2023	2022
Operating expenses:
Selling, general and administrative expenses	$8,310,160	$1,189,696
Total operating expenses	8,310,160	1,189,696
Loss from operations	(8,310,160)	(1,189,696)
Other income/(expense):
Other income	5,062	26,987
Other expense	—	(256)
Foreign exchange gain	47,696	8,315
Total other income	52,758	35,046
Loss before income tax	(8,257,402)	(1,154,650)
Income tax expense	—	—
Net loss	(8,257,402)	(1,154,650)
Other comprehensive (loss)/income:
Foreign currency translation adjustment	(75,881)	(15,837)
Comprehensive loss	(8,333,283)	(1,170,487)
Basic and diluted loss per ordinary share	$(0.06)	$(0.01)
Basic and diluted weighted average number of ordinary shares outstanding	129,386,413	121,566,683

NOCO-NOCO INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Ordinary shares				Accumulated Other
	Number of shares	Amount*	Prepaid Forward Contract	Additional Paid in Capital*	Comprehensive Income (Loss)	Accumulated Deficit	Non-controlling Interest	Total
Balance as of June 30, 2022	121,432,144	$12,143	$—	$1,545,661	$9,116	$(2,351,743)	$—	$(784,823)
Ordinary share for conversion of debt	295,824	29	—	790,258	—	—	—	790,287
Foreign currency translation adjustment	—	—	—	—	(15,836)	—	—	(15,836)
Net loss	—	—	—	—	—	(1,154,650)	—	(1,154,650)
Balance as of December 31, 2022	121,727,968	$12,172	$—	$2,335,919	$(6,720)	$(3,506,393)	$69	$(1,165,022)
Balance as of June 30, 2023	126,799,854	$12,679	$—	$15,903,549	$(451,038)	$(19,143,513)	$69	$(3,678,254)
Shares issued for commitment shares under Equity Line of Credit Arrangement	2,994,012	299	—	2,251,198	—	—	—	2,251,497
Shares issued for PNCPS Compensation Shares	609,756	61	—	1,060,914	—	—	—	1,060,975
New share issuances	3,015,437	302	—	23,273,487	—	—	—	23,273,789
Reverse capitalisation of Prime Number Acquisition I Corp.	2,011,392	201	(21,299,979)	(4,068,746)	—	—	—	(25,368,524)
Foreign currency translation adjustment	—	—	—	—	(75,881)	—	—	(75,881)
Net loss	—	—	—	—	—	(8,257,402)		(8,257,402)
Balance as of December 31, 2023	135,430,451	$13,542	$(21,299,979)	$38,420,402	$(526,919)	$(27,400,915)	$69	$(10,793,800)

* Shares and per share data are presented on a retroactive basis to give effect to the reverse recapitalization.

NOCO-NOCO INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended December 31
	2023	2022
Cash flows from operating activities
Net loss	$(8,257,402)	$(1,154,650)
Adjustments for reconcile net loss to net cash used in operating activities:
Depreciation	2,696	2,222
Stock-based compensation	—	—
Loss on disposal of property and equipment	0	257
Changes in operating assets and liabilities:
Inventories	—	—
Deposit, upfront payments and other receivables	(79,808)	(200,363)
Accruals and other payables	3,098,928	14,039
Due from promissory note	333,594	—
Operating lease liabilities	904	(3,037)
Defered underwriting fee payable	2,257,500	—
Net cash used in operations	(2,643,587)	(1,341,532)
Cash flows from investing activities
Purchase of property and equipment	—	(5,735)
Effect of reverse capitalisation of PNAC	1,217,737	—
Cash generated/(used) in investing activities	1,217,737	(5,735)
Cash flows from financing activities
Capital contribution from non-controlling interest	—	—
Proceeds from immediate holding company	1,509,326	1,496,657
Cash generated from financing activities	1,509,326	1,496,657
Increase/(decrease) in cash and cash equivalents	83,476	149,390
Effect of exchange rate changes	(75,881)	(16,567)
Cash and cash equivalents at beginning of period	17,789	81,626
Cash and cash equivalents at end of period	$25,384	$214,449
Supplemental cash flow information:
Cash paid during the period for:
Interest	$—	$—
Supplemental disclosure of non-cash investing and financing information:
Issuance of ordinary shares for commitment fee	$2,251,497	$—
Issuance of ordinary shares for conversion of debt	$—	$790,287

NOCO-NOCO INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 and 2022

(Amounts expressed in US dollars (“$”) except for numbers of shares)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

noco-noco Inc. (“we”, “our”, “us” or collectively known as the “Company) is a holding company incorporated on December 28, 2022, under the name Prime Number Holding, under the laws of the Cayman Islands. On August 23, 2023, the Company changed its name from Prime Number Holding to noco-noco Inc. The Company has no substantial operations other than holding all of the equity interest of Prime Number New Sub Pte. Ltd, which holds all equity interest of noco-noco Pte. Ltd, a Singapore company incorporated on July 25, 2019.

The Company, through its wholly-owned subsidiary, noco-noco Singapore and its subsidiaries, is a platform-solution provider of decarbonization offerings, aiming to truly solve urgent environmental crises through the comprehensive decarbonization of all forms of transportation.

Name	Background	Ownership	Principal of activity
noco-noco Pte. Ltd.	● A Singapore company ● Incorporated on July 25, 2019	100% owned by Prime Number New Sub Pte. Ltd.	Principally engaged in providing platform-solutions of decarbonizing offerings
noco-noco Australia Pty. Ltd.	● An Australia company ● Incorporated on January 19, 2021	52% owned by noco-noco Pte. Ltd.	Principally engaged in providing carbon credit related offerings
Prime Number Acquisition I Corp.	● A Delaware company ● Incorporated on February 25, 2021	100% owned by the Company	Dormant
Prime Number New Sub Pte. Ltd.	● A Singapore company ● Incorporated on January 25, 2023	100% owned by the Company	Dormant

Business Combination

On August 25, 2023 (the “Closing Date”), noco-noco Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company” or “PubCo”), consummated the previously announced Business Combination (defined below).

On December 29,2022, PubCo, Prime Number Acquisition I Corp. (“PNAC”), Prime Number Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub”), Prime Number New Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“New SubCo”), noco-noco Pte. Ltd.., a Singapore private company limited by shares (“noco-noco”), and certain shareholders of noco-noco collectively holding a controlling interest (together with other shareholders of noco-noco subsequently joining the transactions, the “Sellers”), entered into a business combination agreement (“Business Combination Agreement”), pursuant to which, PNAC proposed to enter into a business combination with noco-noco involving a merger and a share exchange, among which: (i) Merger Sub would merge with and into PNAC, with PNAC as the surviving entity and a wholly-owned subsidiary of PubCo (the “Merger”), (ii) New SubCo would acquire all of the issued and outstanding shares of noco-noco from the Sellers, and in exchange, PubCo would issue to the Sellers the ordinary shares of PubCo, with noco-noco becoming a subsidiary of New SubCo and an indirect subsidiary of PubCo (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Upon the consummation of the Business Combination, each of PNAC and noco-noco would become a subsidiary of PubCo, and PNAC stockholders and the Sellers would receive ordinary shares, par value $0.0001 per share, of PubCo (“PubCo Ordinary Shares”) as consideration and become the shareholders of PubCo. The Merger was consummated on August 24, 2023, and the Share Exchange and Business Combination were consummated on the Closing Date.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination: (i) each PNAC unit (“PNAC Units”) issued and outstanding immediately prior to the effective time of the Merger was automatically detached and the holder thereof was deemed to hold one share of PNAC Class A Common Stock (defined below), one half of PNAC Warrant (defined below), and one PNAC Right (defined below); (ii) each share of PNAC Class A common stock, par value $0.0001 per share (“PNAC Class A Common Stock”, together with PNAC Class B Common Stock, par value $0.0001 per share, the “PNAC Common Stock”) issued and outstanding immediately prior to the effective time of the Merger was canceled in exchange for the right to receive one PubCo Ordinary Share, (iii) each PNAC warrant (“PNAC Warrant”) outstanding immediately prior to the effective time of the Merger ceased to be a warrant with respect to PNAC Common Stock and was assumed by PubCo and converted into a warrant of PubCo (“PubCo Warrant”) to purchase one PubCo Ordinary Share subject to substantially the same terms and conditions prior to the effective time of the Merger; and (iv) each PNAC Right (“PNAC Right”) outstanding immediately prior to the effective time of the Merger was cancelled in exchange for the right to receive one-eighth (1/8) of one PubCo Ordinary Share. In addition, pursuant to the Business Combination Agreement, upon the consummation of the Share Exchange (i) New SubCo acquired all the outstanding shares of noco-noco (“noco-noco Shares”) from the Sellers, (ii) in exchange, each Seller received such number of newly issued PubCo Ordinary

Share that was equal to the product of (a) the quotient of (i) $1,350,000,000 (the “noco-noco Valuation”), divided by (ii) the price per PubCo Ordinary Share that equals to the redemption price of each share of PNAC Class A Common Stock in connection with the Business Combination (the “PubCo Per Share Price”), multiplied by (b) such Seller’s Pro Rata Portion as set out in the Allocation Schedule of the Business Combination Agreement.

The Company was determined to be the accounting acquirer given that the original shareholders of noco-noco Inc. effectively controlled the combined entity after the Transaction. PNAC is treated as the acquired company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the SPAC Transaction, the Company’s shareholders have a majority of the voting power of the combined company, the Company comprised all of the ongoing operations of the combined entity, the Company comprised a majority of the governing body of the combined company, and the Company’s senior management comprised all of the senior management of the combined company. Accordingly, for accounting purposes, the SPAC Transaction is accounted for as a reverse recapitalization, which is equivalent to the issuance of shares by the Company for the net assets of PNAC, accompanied by a recapitalization. The Company is determined as the predecessor, and the historical financial statements of noco-noco Inc. became the Company’s historical financial statements, with retrospective adjustments to give effect of the reverse recapitalization. The share and per share data is retrospectively restated to give effect to the reverse recapitalization. Net assets of PNAC were stated at historical costs. No goodwill or other intangible assets were recorded. Operations prior to the SPAC Transaction were those of the noco-noco Inc.

Prior to the Closing of the Business Combination, on August 13, 2023, PNAC entered into an agreement (the “Forward Purchase Agreement”) with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, the “Seller”) for a cash-settled OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, the Seller purchased 1,999,998 shares of PNAC’s Class A common stock (the “Forward Purchase shares”) from third parties at approximately $10.65 per share through a broker in the open market and, three business day following the closing of the Business Combination, the Company paid out to the Seller an amount (such amount, as adjusted under the Forward Purchase Agreement, the “Prepayment Amount”) equal to the redemption price per share multiplied by the number of subject shares on the date of prepayment. The Prepayment Amount of $21,299,979 was paid out of the funds received by the Company from PNAC's trust account and will be held in deposit account for the benefit of the Seller until the “Valuation Date” (the second anniversary of the closing of the Business Combination, subject to certain acceleration provisions). At any time prior to the Valuation Date, the Seller may elect an optional early termination to sell some or all of the Forward Purchase shares in the open market. If the Seller sells any shares prior to the Valuation Date, a pro-rata portion of the Prepayment Amount will be released from the deposit account and paid to the Company. Depending on the manner in which the Forward Purchase Transaction is settled, the Company may never have access to the full remaining Prepayment Amount of $21,299,979. Refer to Note 11 for further detail on the Forward Purchase Agreement and the related settlement scenarios.

August 28, 2023
Cash - PNAC trust and cash, net of Redemptions	$24,029,660
Gross cash proceeds resulting from the Business Combination	24,029,660
Less: combined company transaction costs	(755,872)
Net cash proceeds from the Business Combination	23,273,788
Less: Prepayment Amount pursuant to Forward Purchase Transaction	(21,299,979)
Less: Forward Purchase Transaction share consideration reimbursement and trading comissions	(1,201,348)
Cash proceeds, net of the Forward Purchase Transaction Prepayment Amount	$772,462

NOTE 2 – LIQUIDITY AND GOING CONCERN

As of December 31, 2023 and June 30, 2023, the Company had an accumulated deficit of $27,400,915 and $19,143,513 respectively. The Company incurred net loss of $8,257,402 and $1,154,650 for the six months ended December 31, 2023 and 2022, respectively. The cash used in operating activities for the financial periods ended December 31, 2023 and 2022, was $2,643,587 and $1,341,532, respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on favorable economic terms to fund its general operations and capital expansion needs. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. As of December 31, 2023, the Company’s balance of cash and cash equivalents was $25,384. In addition, up to December 31, 2023, the immediate holding Company, 3DOM Alliance Inc, has extended the Promissory Note for the Company with a principal amount up to $6,022,258 (S$8,000,000) and the Company has drawdown of $5,081,684 (S$6,768,239) from 3DOM Alliance Inc.

Moreover, 3DOM Alliance Inc will not demand for payment on the amounts owing by the Company for at least the next twelve months from the issuance of the financial statements.

Furthermore, on August 14, 2023, we entered into a purchase agreement with Arena Business Solutions Global SPC II, Ltd. (“Arena”) as amended from time to time, (the “Purchase Agreement”), pursuant to which, we have the right to sell to Arena up to $150,000,000 of PubCo’s Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the 36-month term of the Purchase Agreement. However, it is uncertain how much can be raised from the new share issuances to Arena in the next twelve months, as it is dependent on the Company's Ordinary Shares daily trading volumes and transacted prices.

There is no assurance that the plans will be successfully implemented. If the Company fails to achieve these goals, the Company may need additional financing to repay debt obligations and execute its business plan, and the Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In the event that financing sources are not available, or that the Company is unsuccessful in increasing its gross profit margin and reducing operating losses, the Company may be unable to implement its current plans for expansion, repay debt obligations or respond to competitive pressures, any of which would have a material adverse effect on the Company’s business, financial condition and results of operations and may materially adversely affect its ability to continue as a going concern.

The financial statements do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) in U.S. dollars. We have made all the adjustments that we believe are necessary for a fair presentation of our financial statements.

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations.

Fiscal Year End

The Company operates on a fiscal year basis with the fiscal year ending on June 30.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposit with banks, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less when purchased.

Deposit, upfront payments and other receivables

Security deposits paid for office lease are accounted for as deposits. Amounts paid in advance for future expenses are accounted for as prepaid expenses. Goods and Service Tax (“GST”) refunds are accounted for as other receivables. We expect that the result of adopting current expected credit loss model (“CECL”) is immaterial to other receivables.

Promissory Note – Prime Number Acquisition I Corp.

As of December 31, 2023, and June 30, 2023, the Company agreed to loan Prime Number Acquisition I Corp. an aggregate of $583,594 and $333,594 respectively, to be used for a portion of the expenses of the Business Combination. These loans are non-interest bearing, unsecured and are due at the closing of the Business Combination.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the related capitalized assets. The estimated useful lives are as follows:

Useful lives
Office equipment	5 years

Other current liabilities

Other current liabilities are liabilities for goods and services provided to the Company prior to the end of the financial year which are unpaid. They are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Deferred Tax Asset Allowance

Deferred tax assets are recognized for tax losses not yet used and temporary deductible differences. As those deferred tax assets can only be recognized to the extent that it is probable that future taxable profit will be available against which the unused tax credits can be utilized, management’s judgement is required to assess the probability of future taxable profits. Management’s assessment is constantly reviewed and additional deferred tax assets are recognized if it becomes probable that future taxable profits will allow the deferred tax asset to be recovered.

Share-based compensation transaction

The Company measures the cost of equity-settled transactions by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based compensation transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the stock option, volatility and dividend yield and making assumptions about them. The fair value of the ordinary shares was determined by obtaining quoted prices over-the-counter market based on the latest transacted price of the Company shares that were sold.

Leases

We have entered into operating lease agreements primarily for office. We determine if an arrangement is a lease at inception. For all classes of underlying assets, we elect not to recognize right of use assets or lease liabilities when a lease has a lease term of 12 months or less at the commencement date and does not include an option to purchase the underlying asset that we are reasonably certain to exercise. Operating lease assets and liabilities are included on our balance sheet as of December 31, 2023, and June 30, 2023.

Operating lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate, because the interest rate implicit in most of our leases is not readily determinable. Our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. Operating lease assets also include any prepaid lease payments and lease incentives. Our lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. We generally use the base, non-cancellable, lease term when determining the lease assets and liabilities. Operating lease expense is recognized on a straight-line basis over the lease term..

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company does not disaggregate its revenue streams as the economic factors underlying the contracts are similar and provide no significant distinction. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (I) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Comprehensive Gain or Loss

ASC 220 “Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of June 30, 2023 and 2022, the Company established that there are items that represented components of comprehensive income and, therefore, has included a statement of operations and comprehensive loss in the financial statements.

Income Taxes

The Company utilizes ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the statements of operations and comprehensive loss. There were no unrecognized tax benefits as of June 30, 2023 and 2022.

Measurement of Fair Value

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined in the following three categories:

Level 1: applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Impairment of Long-Lived Assets

The Company periodically evaluates the need to recognize impairment losses relating to long-lived assets in accordance with ASC 360, Property, Plant, and Equipment. Long-lived assets are evaluated for recoverability whenever events or circumstances indicate that an asset may have been impaired. In evaluating an asset for recoverability, the Company estimates the future cash flows, on an undiscounted basis, expected to result from the use of the asset and eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Company would write the asset down to fair value and record an impairment charge accordingly. As of December 31, 2023, and June 30, 2023, respectively, there were no such events or circumstances that indicate a need for such evaluation.

Prepaid Forward Contract Equity

The Company recorded a Prepaid Forward Contract Equity on its Consolidated Balance Sheets of $21,299,979 to account for the Prepayment Amount of the Forward Purchase Agreement, as discussed above within the discussion of the Business Combination. The Prepayment Amount will be held in a deposit account until the Valuation Date (the second anniversary of the closing of the Business Combination, subject to certain acceleration provisions). On the Valuation Date, the Company will receive a pro rata portion of the then remaining Prepayment Amount. Also, in connection with the Forward Purchase Agreement, the Company recognized this instrument as a contra equity, referred to herein as the “prepaid forward contract equity”, on its Consolidated Balance Sheets. Refer to the Business Combination discussion above and Note 11 for further detail.

Transaction Costs

The Company applied the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, Expenses of Offering. The Company incurred $2.5 million for the period ended December 31, 2023, in advisory, legal, accounting and management fees in conjunction with the Business Combination detailed above, which are included in selling, general and administrative expense in the Consolidated Statements of Operations. Direct and specific incremental transaction costs related to the Business Combination that would not otherwise have been incurred had the transaction not consummated were allocated across the derivative instruments associated with the transaction.

Net Loss Per Share

The Company has adopted ASC Topic 260, “Earnings per Share,” (“EPS”) which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying financial statements, basic earnings per share is computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding during the period.

For the periods ended December 31, 2023, and 2022, the ordinary shares were included in the computation of diluted net loss per share.

Accumulated Other Comprehensive Income/(Loss)

Unrealized gains and losses related to foreign currency translation are accumulated in “Accumulated other comprehensive loss” (“AOCI”). These changes are also reported in “Other comprehensive income (loss)” on the Condensed Consolidated Statements of Comprehensive Income.

Foreign Currency Translation

The functional currency of the Company is the currency of the primary economic environment in which the Company operates. Assets and liabilities denominated in currencies other than the functional currency are remeasured using the current exchange rate for monetary accounts and historical exchange rates for nonmonetary accounts, with exchange differences on remeasurement included in comprehensive income in our Statements of Comprehensive Income.

The Company that utilizes foreign currency as their functional currency translate such currency into U.S. dollars using (i) the exchange rate on the balance sheet dates for assets and liabilities, (ii) the average exchange rates prevailing during the period for revenues and expenses, and (iii) historical exchange rates for equity. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive loss within shareholders’ deficit in Balance Sheets.

Comparative Information

Certain items in prior years consolidated financial statements have been reclassified to conform to the current period’s presentation to facilitate comparison..

Recent Accounting Pronouncements

Recently Adopted Accounting Guidance

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). This ASU reduces the number of accounting models for convertible debt instruments and convertible preferred stock and amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. In addition, this ASU improves and amends the related earnings per share guidance. This standard becomes effective for the Company beginning on October 1, 2024. Adoption is either a modified retrospective method or a fully retrospective method of transition. The Company adopted this guidance effective September 1, 2023, and the adoption of this standard did not have a material impact on its consolidated financial statements.

Recent Accounting Guidance Not Yet Adopted

In November 2023, the FASB issued ASU 2023-07, Improvement to Reportable Segment Disclosures. This ASU aims to improve segment disclosures through enhanced disclosures about significant segment expenses. The standard requires disclosure of significant expense categories and amounts for such expenses, including those segment expenses that are regularly provided to the chief operating decision maker, easily computable from information that is regularly provided, or significant expenses that are expressed in a form other than actual amounts. This standard will be effective for the Company in Fiscal Year 2025 and is required to be applied retrospectively to all prior periods presented in the financial statements. The Company is currently evaluating the impact of the additional disclosure requirements on the Company’s condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, a final standard on improvements to income tax disclosures which applies to all entities subject to income taxes. The standard requires disaggregated information about a reporting entity’s effective tax rate reconciliation as well as information on income taxes paid. The standard is intended to benefit investors by providing more detailed income tax disclosures that would be useful in making capital allocation decisions. This standard will be effective for the Company in Fiscal Year 2026 and should be applied prospectively. The Company is currently evaluating the impact of the additional disclosure requirements on the Company’s condensed consolidated financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.issued accounting standards to have a material impact on our financial position, results of operations or cash flows when they become effective.

NOTE 4 – DEPOSIT, UPFRONT PAYMENTS AND OTHER RECEIVABLES

Deposit, upfront payments and other receivables consists of the following:

	December 31, 2023	June 30, 2023
Deposits	$45,857	$45,369
Upfront payments	78,151	47,161
Other receivables	60,360	12,030
Total	$184,368	$104,560

Deposit consists of the security deposit paid for lease of office, increased mainly due to foreign exchange.

Upfront payments as of December 31, 2023, and June 30, 2023, relates to the operating expenses paid in advance.

Other receivables relate to GST, franchise tax receivables and trust account receivables

NOTE 5 – PROMISSORY NOTE – PRIME NUMBER ACQUISITION I CORP.

On May 17, 2023, Prime Number Acquisition I Corp. (“PNAC”) issued an unsecured promissory note of $208,594 (the “noco-noco Note 1”) to evidence the payments made by the Company for the First Monthly Extension payment and 50% of the registration fee for filing of a registration statement/proxy statement in Form F-4 with the U.S. securities and exchange commission. The noco-noco Note 1 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of PNAC, in cash or shares of PNAC at $10.00 per share, at the discretion of the note holder.

On June 14, 2023, PNAC issued an unsecured promissory note of $125,000 (the “noco-noco Note 2”) to evidence the payments made by the Company for the Second Monthly Extension payment. The noco-noco Note 2 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the PNAC, in cash or shares of PNAC at $10.00 per share, at the discretion of the note holder.

As of June 30, 2023, a total amount of $333,594 was outstanding under the noco-noco Note 1 and Note 2.

Following the completion of the Business Combination, the promissory note has become an intra-group item to be eliminated, and the Company has no intention of demanding repayment as of the date of issuance of the audited consolidated financial statements.

NOTE 6 – PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	Office Equipment	Total
Cost
At July 1, 2022	19,131	19,131
Additions	5,735	5,735
Disposal	(703)	(703)
Effects of movements in exchange rates	1,079	1,079
At December 31, 2022	25,242	25,242
At July 1, 2023	28,264	28,264
Effects of movements in exchange rates	304	304
At December 31, 2023	28,568	28,568
Accumulated depreciation
At July 1, 2022	8,522	8,522
Depreciation for the year	2,222	2,222
Disposal	(443)	(443)
Effects of movements in exchange rates	347	347
At December 31, 2022	10,648	10,648
At July 1, 2023	13,273	13,273
Depreciation for the year	2,696	2,696
Effects of movements in exchange rates	304	304
At December 31, 2023	16,273	16,273
Carrying amounts
At July 1, 2022	$10,609	$10,609
At December 31, 2022	$14,594	$14,594
At July 1, 2023	$14,991	$14,991
At December 31, 2023	$12,295	$12,295

Depreciation expense for the six months ended December 31, 2023 and 2022 was $2,696 and $2,222, respectively.

During the six months ended December 31, 2023, the Company did not purchase nor dispose of any assets. During the six months ended December 31, 2022, the Company purchased assets of $5,735 and disposed of asset of $703.

NOTE 7 – LEASES

As of December 31, 2023, and June 30, 2023, the Company has operating lease agreement for its office premises. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company accounts for the lease and non-lease components of its leases as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Generally, the implicit rate of interest (“discount rate”) in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

Operating lease

The Company has entered into commercial operating leases for the use of office premises in Singapore. The lease has varying terms, escalation clauses and run for a period of three years with an option to renew the lease after that term.

When measuring lease liabilities for leases that were classified as operating leases as of December 31, 2023 and June 30, 2023, the Company discounted lease payments using its estimated borrowing rate of 5.25%.

Information pertaining to lease amounts recognized in financial statements is summarized as follows:

	December 31, 2023	June 30, 2023
Assets:
ROU asset	$135,304	$220,261
Liabilities:
Current:
Operating lease liabilities	$125,692	$173,045
Non-current
Operating lease liabilities	—	36,700
Total lease liabilities	$125,692	$209,745

Minimum lease payments for the Company’s operating lease liabilities were as follows for the twelve-month period ended December 31, 2023:

Operating leases
2024	$126,624
2025	—
Total operating lease payment	$126,624

NOTE 8 – IMMEDIATE HOLDING COMPANY BALANCES

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company.

Directors’ remuneration

The Directors’ remuneration for the financial periods ended December 31, 2023, and June 30, 2023 as follow:

	For the six months ended December 31
	2023	2022
Teo Lai Wah, Timothy	$36,893	$16,548
Heizo Takenaka	30,000	—
Jean-François Raymond Roger Minier	17,333	—
Minoru Tanaka	17,500	—
Noriyoshi Suzuki	17,500	—
Masataka Matsumura	93,172	—
Mari Matsushita	85,561	—
Yuta Akakuma	50,647	—
Goh Chao Kuang	—	66,136
Hilda Sin Mei Fong	—	31,659
Total	$348,607	$114,343

Amounts due to immediate holding company

As of December 31, 2023, and June 30, 2023, the Company reported amounts due to immediate holding company, 3DOM Alliance Inc. of amount $5,081,684 and $3,572,358, respectively. These amounts have been reclassified and retrospectively applied to non-current liabilities as the liabilities is expected to be settled over a longer-term horizon from the nature of the promissory note.

The transactions amount due to an immediate holding company are as of the following:

	December 31, 2023	June 30, 2023
Beginning of	$3,572,358	$974,632
Advances for operation and administration expenses	882,339	2,079,901
Expenses paid on behalf of Company	626,987	1,308,112
Ordinary shares issued for conversion of debt	—	(790,287)
Period ended	$5,081,684	$3,572,358

On January 23, 2023. 3DOM Alliance Inc. issued an amendment of the Original Promissory Note (“First Amendment to Original Promissory Note”) extending the principal amount up to S$3,000,000 to the Company. There is no other change in terms and conditions to the Original Promissory Note.

On February 6, 2023. 3DOM Alliance Inc. further issued an amendment of the Original Promissory Note (“Second Amendment to Original Promissory Note”) extending the principal amount up to S$8,000,000 to the Company. There is no other change in terms and conditions to the Original Promissory Note. The promissory is interest free and 3DOM Alliance Inc will not demand any payment for at least the next twelve months from the issuance of the financial statements (refer to Note 2).

NOTE 9 – SHAREHOLDERS’ EQUITY

The Company was incorporated on December 28, 2022 with having authorized 500,000,000, ordinary shares with par value of $0.0001 each.

Pursuant to the Business Combination Agreement, upon the consummation of the Share Exchange, New SubCo acquired all the outstanding shares of noco-noco from the Sellers, in exchange, the Seller received such number of newly issued PubCo Ordinary Share that amounted to 126,799,854, the remaining PNAC shareholders received 2,011,392 of Ordinary Shares, 2,209,188 Ordinary Shares issued upon the conversion of PNAC non-redeeming shares, and 806,250 Ordinary Shares issued upon the conversion of PNAC Right Shares.

In connection with the Business Combination Advisory Engagement, upon the consummation of the Business Combination, noco-noco Inc issued 609,756 Ordinary Shares in rendering their services.

On October 12, 2023 pursuant to the terms and conditions set forth in the SEPA, we elected and issued 2,994,012 Ordinary Shares to Arena as consideration for its irrevocable commitment to purchase shares of common stock. See Note 12 for further details.

The consolidated financial statements for the six months ended and as of December 31, 2023 and 2022 were prepared on a retroactive basis to reflect the Group’s consummation of the business combination. The number of shares and net loss per share information is presented as if the consummation took place at the beginning of the period presented.

As of December 31, 2023, and June 30, 2023, the Company had shares 135,430,451 and 126,799,854 shares of ordinary shares issued, respectively.

NOTE 10 – INCOME TAX

Cayman Island

noco-noco Inc. Ltd. is incorporated in Cayman Islands but a resident outside the Cayman Islands and is regarded as a tax resident in Singapore, and under the current tax laws of Singapore, its standard corporate income tax rate is 17%.

Australia

noco-noco Australia Pty. Ltd. is incorporated in Australia, and under the current tax laws of Australia, its standard corporate income tax rate is 25%. As of December 31, 2023 and 2022, the Company did not generate taxable income nor had any operating expenses to offset future taxable income.

Singapore

noco-noco Pte. Ltd. is incorporated in Singapore, and under the current tax laws of Singapore, its standard corporate income tax rate is 17%. Net operating loss will be carried forward indefinitely under Singapore profits tax regulation. As of December 31, 2023 and 2022, the Company did not generate net taxable income to utilize net operating loss, which will carry forwards to offset future taxable income.

Due to the Company’s net loss position, there was no provision for income taxes recorded. Management considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more-likely-than-not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, and the duration of statutory carry forward periods. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. Due to a history of losses, the Company assessed it was not more likely than not that the deferred tax assets would be realized in the foreseeable future.

	For the six months ended December 31
	2023		2022
Loss before tax	$8,257,402		$1,154,650
Tax rate	17%		17%
Computed tax benefit (expense) at statutory tax rate	1,403,758		196,291
Tax effect of non-deductible or taxable items:
Share-based compensation expenses	(265,366)	—	—
ELOC commitment fee	(556,635)		—
Non-taxable Income	—		26,987
Change in valuation allowance	(581,757)		(223,278)
Effect of preferential tax rates	—		—
Income tax expense (benefit)	—		—

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2023 and 2022, the Company did not have any significant unrecognized uncertain tax positions. The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations for the years ended June 30, 2023 and 2022. The Company does not believe that its uncertain tax benefits position will materially change over the next twelve months.

As of December 31, 2023, Singapore tax returns for the years 2020 to 2023 are subject to examination by the tax authorities.

Deferred taxes were measured using the enacted tax rates for the periods in which the temporary differences are expected to be reversed. The tax effects of temporary differences that give rise to the deferred tax balances as of December 31, 2023 and June 30, 2023 are as follows:

	December 31, 2023	June 30, 2023
	Unaudited	Audited
Deferred tax assets
Net operating loss carry-forward	$1,538,865	$1,015,370
Capital allowance	—	4,805
Lease liabilities	21,368	35,657
Other provisions	—	22,470
Less: valuation allowance	(1,537,231)	(1,040,858)
Subtotal	23,002	37,444
Deferred tax liabilities
Deferred tax liabilities arising from assets	(23,002)	(37,444)
Total deferred tax assets, net	(23,002)	—

The Company had net operating loss carried forward for tax purposes of approximately $9,052,000 as of December 31, 2023 and approximately $5,972,000 as of June 30, 2023, which may be carried forward indefinitely to offset future taxable income.

	December 31, 2023	June 30, 2023
	Unaudited	Audited
The changes related to valuation allowance are as follows:
Balance at the beginning of the year	$1,040,858	$415,300
Current year addition	496,373	625,558
Balance at the end of the year	1,537,231	1,040,858

NOTE 11 – PREPAID FORWARD CONTRACT EQUITY

As discussed in Note 1, Prior to the Closing of the Business Combination, on August 13, 2023, PNAC entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, the “Seller”) (the “Forward Purchase Agreement”) for OTC Equity Prepaid Forward Transactions. Pursuant to the terms of the Forward Purchase Agreement, the Seller purchased approximately 1,999,998 shares of PNAC’s Class A common stock in exchange for the Prepayment Amount of $21,299,979, which was paid out of the funds received by the Company from PNAC's trust account and will be held in a deposit account for the benefit of the Seller until the Valuation Date.

“Valuation Date” will be the earlier to occur of (a) the date that is two (2) years after the date of the closing of the Business Combination (the date of the closing of the Business Combination, the “Closing Date”) pursuant to the Business Combination Agreement, (b) the date specified by the Investor in a written notice to be delivered to the Counterparty at the Investor’s discretion (which Valuation Date will not be earlier than the day such notice is effective) after the occurrence of any of (v) a Shortfall Variance Registration Failure, (w) a VWAP Trigger Event, (x) a Delisting Event, (y) a Registration Failure or (z) unless otherwise specified therein, upon any Additional Termination Event, and (c) the date specified by the Investor in a written notice to be delivered to the Counterparty at the Investor’s sole discretion (which Valuation Date will not be earlier than the day such notice is effective). The Valuation Date notice will become effective immediately upon its delivery from the Investor to the Counterparty in accordance with the Forward Purchase Agreement.

NOTE 12 – STANDBY EQUITY PURCHASE AGREEMENT

On August 14, 2023, we have entered into a purchase agreement (the “ELOC Purchase Agreement”, or “SEPA”) with ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD on behalf of and for the account of SGREGATED PORTFOLIO #9 – SPC #9 (“Arena”). Pursuant to the SEPA, the Company has the right, but not the obligation, to sell to Arena up to $150,000,000 of shares of its common stock at the Company’s request at any time during the commitment period, which commenced on August 28, 2023.

The Company evaluated the contract includes the right to require Arena to purchase shares of common stock in the future ("put right") considering the guidance in ASC 815-40, Derivatives and Hedging - Contracts on an Entity's Own Equity and concluded that it is an equity-linked contract that does not qualify for equity classification, and therefore requires fair value accounting. The Company has analyzed the terms of the freestanding put right and had concluded that it has an immaterial value as of December 31, 2023.

Pursuant to the terms and conditions set forth in the SEPA, we have elected and issued 2,994,012 Ordinary Shares to Arena on October 12, 2023 as consideration for its irrevocable commitment to purchase shares of common stock. We will further issue 5,519,847 Ordinary Shares to Arena under the true-up arrangement. These remaining 5,519,847 Ordinary Shares are payable to Arena in lieu of cash and are subjected to fair value accounting upon the date where the true-up is recognized. The fair value of these shares of $3,274,325 was recorded as other expense in the consolidated statements of operations and comprehensive loss for the period ended December 31, 2023.

For the period ended December 31, 2023, we have not issued and raised any funds from the SEPA.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. In the opinion of management, there were no pending or threatened claims and litigation as of June 30, 2023 and through August 16, 2024, the date the financial statements were available to be issued.

NOTE 14 – SUBSEQUENT EVENTS

In accordance with FASB ASC 855-10 Subsequent Events, the Company has analyzed its operations subsequent to June 30, 2023 to the date these consolidated financial statements were issued, and has determined that there is a material subsequent event to disclose in these consolidated financial statements, because we believe that this event will have a significant effect on the future operations of the Company.

On January 2, 2024 we issued 400,000 Ordinary Shares for a total consideration of US$100,000 for the first half of the payment as part of compensation set forth with the agreement with Outside The Box Capital Inc. to provide marketing and distribution services to the Company.

On March 14, 2024, pursuant to the Business Combination, the dissolution of PNAC ("the corporation") was duly authorized by the Board of Directors and stockholders of the corporation in accordance to the state of Delaware. The liquidation of the corporation includes a distribution to noco-noco Inc. of any assets of the corporation after satisfaction of the obligations of the Corporation in accordance with applicable law

On March 19, 2024, we issued 1,542,073 in restricted Ordinary Shares, priced at $0.1785 (Average per share (the average of 30 trading-day moving average and 50 trading-day moving average with reference date on February 1, 2024) to our directors and executive officers as form of compensation.

On March 26, 2024, we issued 3,000,000 Ordinary Shares to Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital LLC (collectively as “Seller”) in accordance with the terms and condition set forth therein, as per the amended Forward Purchase Agreement Confirmation Amendment dated October 26, 2023 for the purpose of discharging any obligation to the Company to delivery cash or issue Shares to the Seller pursuant to the “Shortfall Sales” section. The Seller’s Prepayment Shortfall has been amended to be US$500,000, all of which was paid on the closing of the Business Combination by offset.

On March 28, 2024, we allotted and issued another 28,700,000 new Ordinary Shares, at the issue price of $0.1785 per share to 3DOM Alliance, pursuant to another debt-to-equity swap which both parties agreed to convert our debt of $5.1 million owed to 3DOM Alliance in relation to the Promissory Note into our new Ordinary Shares.

On April 22, 2024, we issued 400,000 Ordinary Shares for a total consideration of US$100,000 for the second half of the payment as part of compensation set forth with the agreement with Outside The Box Capital Inc. to provide marketing and distribution services to the Company.

On July 2, 2024, we issued 873,149 in restricted Ordinary Shares, priced at $0.1785 (Average per share (the average of 30 trading-day moving average and 50 trading-day moving average with reference date on February 1, 2024) to our directors and executive officers as form of compensation.

On July 2, 2024, we we allotted and issued another 6,235,410 restricted Ordinary Shares, pursuant to a share subscription agreement for a private placement on June 26, 2024, at the issue price of $0.1656 per share to Future Science Research Inc, for a total consideration of $1,032,584.

On July 26, 2024, we entered into a share subscription agreement with GEE Strategy Revitalize Japan Limited, pursuant to which we shall issue 8,985,385 restricted Ordinary Shares to GEE Strategy Revitalize Japan Limited, at the price of $0.1785 per share and for a total consideration of $1,603,891.22, which is expected to be paid by August 20, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of noco-noco Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of noco-noco Inc. (the “Company”) as of June 30, 2023 and 2022, the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended June 30, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP
Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2022.

New York
November 14, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com

NOCO-NOCO GROUP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts expressed in US dollars (“$”) except for numbers of shares)

	June 30, 2023	June 30, 2022
ASSETS
Current assets
Cash and cash equivalents	$17,789	$81,626
Deposit, upfront payments and other receivables	104,560	102,263
Promissory note – Prime Number Acquisition I Corp.	333,594	—
Total current assets	455,943	183,889
Non-current assets
Property and equipment, net	14,991	10,607
Right of use assets – operating lease, net	220,261	44,925
Total assets	$691,195	$239,421
Liabilities and Shareholders’ (Deficit) Equity
Current liabilities
Accruals and other payables	$587,346	$13,227
Operating lease liability – current	173,045	36,385
Total current liabilities	760,391	49,612
Non-current liabilities
Amount due to immediate holding company	3,572,358	974,632
Operating lease liability – non-current	36,700	—
Total liabilities	$4,369,449	$1,024,244
Shareholders’ equity
Ordinary stock ($0.0001 par value, 126,799,854 and 121,432,144 shares issued and outstanding as of June 30, 2023 and 2022, respectively) *	$12,679	$12,143
Additional paid in capital	15,903,549	1,545,661
Accumulated deficit	(19,143,513)	(2,351,743)
Accumulated other comprehensive income	(451,038)	9,116
Total noco-noco Inc. shareholders’ equity	$(3,678,323)	$(784,823)
Non-controlling interest	69	—
Total shareholders’ equity	(3,678,254)	(784,823)
Total liabilities and shareholder’s equity	$691,195	$239,421

* Shares and per share data are presented on a retroactive basis to give effect to the reverse recapitalization.

The accompanying notes are an integral part of these financial statements.

NOCO-NOCO GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	June 30, 2023	June 30, 2022
Operating expenses:
Research and development	$—	$137,412
Selling, general and administrative expenses	16,840,854	951,239
Total operating expenses	16,840,854	1,088,651
Loss from operations	(16,840,854)	(1,088,651)
Other income/(expense):
Other income	36,439	11,792
Other expense	(256)	—
Foreign exchange gain	12,901	36
Total other income	49,084	11,828
Net loss	(16,791,770)	(1,076,823)
Other comprehensive (loss)/income:
Foreign currency translation adjustment	(460,152)	(14,143)
Comprehensive loss	(17,251,922)	(1,090,966)
Basic and diluted loss per ordinary share	$(0.14)	$(0.01)
Basic and diluted weighted average number of ordinary shares outstanding	123,964,463	83,748,856

The accompanying notes are integral to these financial statements.

NOCO-NOCO GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	Ordinary shares			Accumulated
	Number of shares	Amount*	Additional Paid in Capital*	Other Comprehensive Income (Loss)	Accumulated Deficit	Non- controlling Interest	Total
Balance as of June 30, 2021	779,510	$78	$9,922	$23,259	$(1,274,920)	$—	$(1,241,661)
Ordinary shares issued for conversion of debt	120,652,634	12,065	1,535,739	—	—	—	1,547,804
Foreign currency translation adjustment	—	—	—	(14,143)	—	—	(14,143)
Net loss	—	—	—	—	(1,076,823)	—	(1,076,823)
Balance as of June 30, 2022	121,432,144	$12,143	$1,545,661	$9,116	$(2,351,743)	$—	$(784,823)
Capital contribution from non-controlling interest	—	—	—	(2)	—	69	67
Ordinary shares issued for conversion of debt	295,824	29	790,258	—	—	—	790,287
Share issued under stock-based compensation	5,071,886	507	13,567,630	—	—	—	13,568,137
Foreign currency translation adjustment	—	—	—	(460,152)	—	—	(460,152)
Net loss	—	—	—	—	(16,791,770)	—	(16,791,770)
Balance as of June 30, 2023	126,799,854	$12,679	$15,903,549	$(451,038)	$(19,143,513)	$69	$(3,678,254)

* Shares and per share data are presented on a retroactive basis to give effect to the reverse recapitalization.

The accompanying notes are integral to these financial statements.

NOCO-NOCO GROUP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	June 30, 2023	June 30, 2022
Cash flows from operating activities
Net loss	$(16,791,770)	$(1,076,823)
Adjustments for reconcile net loss to net cash used in operating activities:
Depreciation	4,855	3,447
Stock-based compensation	13,568,137	—
Loss on disposal of property and equipment	256	—
Changes in operating assets and liabilities:
Inventories	—	163,259
Deposit, upfront payments and other receivables	(2,805)	(18,878)
Accruals and other payables	574,119	121,253
Due from promissory note	(333,594)	—
Operating lease liabilities	(1,976)	2,565
Net cash used in operations	(2,982,778)	(805,177)
Cash flows from investing activities
Purchase of property and equipment	(5,735)	(3,888)
Cash used in investing activities	(5,735)	(3,888)
Cash flows from financing activities
Capital contribution from non-controlling interest	67	—
Proceeds from immediate holding company	3,388,520	873,066
Cash generated from financing activities	3,388,587	873,066
Increase/(decrease) in cash and cash equivalents	400,074	64,001
Effect of exchange rate changes	(463,911)	(14,065)
Cash and cash equivalents at beginning of period	81,626	31,690
Cash and cash equivalents at end of period	$17,789	$81,626
Supplemental cash flow information:
Cash paid during the period for:
Interest	$—	$—
Supplemental disclosure of non-cash investing and financing information:
Issuance of ordinary shares for conversion of debt	$790,287	$1,547,804

The accompanying footnotes are an integral part of these financial statements.

NOCO-NOCO GROUP AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2023 and 2022

(Amounts expressed in US dollars (“$”) except for numbers of shares)

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

The Company incorporated as a Singapore corporation on July 25, 2019 under the name 3DOM (Singapore) Pte. Ltd. The Company is wholly owned by 3DOM Alliance Inc., a Company incorporated in Japan and the ultimate controlling shareholder is Mr. Masataka Matsumara.

On November 9, 2022, the Company changed its name from 3DOM (Singapore) Pte. Ltd. to noco-noco Pte. Ltd.

noco-noco Inc. (“we”, “our”, “us” or collectively known as the “Company”) is a platform-solution provider of decarbonization offerings, aiming to truly solve urgent environmental crises through the comprehensive decarbonization of all forms of transportation.

Reverse Capitalization

On August 25, 2023 (the “Closing Date”), noco-noco Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company” or “PubCo”), consummated the previously announced Business Combination (defined below).

On December 29,2022, PubCo, Prime Number Acquisition I Corp. (“PNAC”), Prime Number Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub”), Prime Number New Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“New SubCo”), noco-noco Pte. Ltd.., a Singapore private company limited by shares (“noco-noco”), and certain shareholders of noco-noco collectively holding a controlling interest (together with other shareholders of noco-noco subsequently joining the transactions, the “Sellers”), entered into a business combination agreement (“Business Combination Agreement”), pursuant to which, PNAC proposed to enter into a business combination with noco-noco involving a merger and a share exchange, among which: (i) Merger Sub would merge with and into PNAC, with PNAC as the surviving entity and a wholly-owned subsidiary of PubCo (the “Merger”), (ii) New SubCo would acquire all of the issued and outstanding shares of noco-noco from the Sellers, and in exchange, PubCo would issue to the Sellers the ordinary shares of PubCo, with noco-noco becoming a subsidiary of New SubCo and an indirect subsidiary of PubCo (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Upon the consummation of the Business Combination, each of PNAC and noco-noco would become a subsidiary of PubCo, and PNAC stockholders and the Sellers would receive ordinary shares, par value $0.0001 per share, of PubCo (“PubCo Ordinary Shares”) as consideration and become the shareholders of PubCo. The Merger was consummated on August 24, 2023, and the Share Exchange and Business Combination were consummated on the Closing Date.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination: (i) each PNAC unit (“PNAC Units”) issued and outstanding immediately prior to the effective time of the Merger was automatically detached and the holder thereof was deemed to hold one share of PNAC Class A Common Stock (defined below), one half of PNAC Warrant (defined below), and one PNAC Right (defined below); (ii) each share of PNAC Class A common stock, par value $0.0001 per share (“PNAC Class A Common Stock”, together with PNAC Class B Common Stock, par value $0.0001 per share, the “PNAC Common Stock”) issued and outstanding immediately prior to the effective time of the Merger was canceled in exchange for the right to receive one PubCo Ordinary Share, (iii) each PNAC warrant (“PNAC Warrant”) outstanding immediately prior to the effective time of the Merger ceased to be a warrant with respect to PNAC Common Stock and was assumed by PubCo and converted into a warrant of PubCo (“PubCo Warrant”) to purchase one PubCo Ordinary Share subject to substantially the same terms and conditions prior to the effective time of the Merger; and (iv) each PNAC Right (“PNAC Right”) outstanding immediately prior to the effective time of the Merger was cancelled in exchange for the right to receive one-eighth (1/8) of one PubCo Ordinary Share. In addition, pursuant to the Business Combination Agreement, upon the consummation of the Share Exchange (i) New SubCo acquired all the outstanding shares of noco-noco (“noco-noco Shares”) from the Sellers, (ii) in exchange, each Seller received such number of newly issued PubCo Ordinary Share that was equal to the product of (a) the quotient of (i) $1,350,000,000 (the “noco-noco Valuation”), divided by (ii) the price per PubCo Ordinary Share that equals to the redemption price of each share of PNAC Class A Common Stock in connection with the Business Combination (the “PubCo Per Share Price”), multiplied by (b) such Seller’s Pro Rata Portion as set out in the Allocation Schedule of the Business Combination Agreement.

The Company was determined to be the accounting acquirer given that the original shareholders of noco-noco Inc. effectively controlled the combined entity after the Transaction. PNAC is treated as the acquired company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the SPAC Transaction, the Company’s shareholders have a majority of the voting power of the combined company, the Company comprised all of the ongoing operations of the combined entity, the Company comprised a majority of the governing body of the combined company, and the Company’s senior management comprised all of the senior management of the combined company. Accordingly, for accounting purposes, the SPAC Transaction is accounted for as a reverse recapitalization, which is equivalent to the issuance of shares by the Company for the net assets of PNAC, accompanied by a recapitalization. The Company is determined as the predecessor, and the historical financial statements of noco-noco Inc. became the Company’s historical financial statements, with retrospective adjustments to give effect of the reverse recapitalization. The share and per share data is retrospectively restated to give effect to the reverse recapitalization. Net assets of PNAC were stated at historical costs. No goodwill or other intangible assets were recorded. Operations prior to the SPAC Transaction were those of the noco-noco Inc.

NOTE 2 – LIQUIDITY AND GOING CONCERN

As of June 30, 2023 and 2022, the Company had an accumulated deficit of $19,143,513 and $2,351,743 respectively. The Company incurred net loss of $16,791,770 and $1,076,823 for the financial years ended June 30, 2023 and 2022, respectively. The cash used in operating activities for the financial year ended June 30, 2023 and 2022, was $2,982,778 and $805,177, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s liquidity is based on its ability to generate cash from operating activities, obtain capital financing from equity interest investors and borrow funds on favorable economic terms to fund its general operations and capital expansion needs. The Company’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating cost and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows. As of June 30, 2023, the Company’s balance of cash and cash equivalents was $17,789. In addition, up to June 30, 2023, the immediate holding Company, 3DOM Alliance Inc, has extended the Promissory Note for the Company with a principal amount up to $6,022,258 (S$8,000,000) and the Company has drawdown of $3,572,358 (S$4,809,164) from 3DOM Alliance Inc. Moreover, 3DOM Alliance Inc will not demand for payment on the amounts owing by the Company for at least the next twelve months from the issuance of the financial statements.

Furthermore, on August 14, 2023, PubCo entered into a purchase agreement with Arena Business Solutions Global SPC II, Ltd. (“Arena”) as amended from time to time, (the “Purchase Agreement”), pursuant to which, PubCo have the right to sell to Arena up to $150,000,000 of PubCo’s Ordinary Shares, subject to certain limitations and conditions set forth in the Purchase Agreement, from time to time during the 36-month term of the Purchase Agreement. However, it is uncertain how much can be raised from the new share issuances to Arena in the next twelve months, as it is dependent on the PubCo’s Ordinary Shares daily trading volumes and transacted prices.

There is no assurance that the plans will be successfully implemented. If the Company fails to achieve these goals, the Company may need additional financing to repay debt obligations and execute its business plan, and the Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. In the event that financing sources are not available, or that the Company is unsuccessful in increasing its gross profit margin and reducing operating losses, the Company may be unable to implement its current plans for expansion, repay debt obligations or respond to competitive pressures, any of which would have a material adverse effect on the Company’s business, financial condition and results of operations and may materially adversely affect its ability to continue as a going concern.

The financial statements do not include any adjustments related to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern.

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements to support its working capital requirements.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Our financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) in U.S. dollars. We have made all the adjustments that we believe are necessary for a fair presentation of our financial statements.

Use of estimates

The preparation of the financial statements in conformity with US GAAP requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis we review our estimates and assumptions. The estimates were based on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates under different assumptions or conditions, but we do not believe such differences will materially affect our financial position or results of operations.

Fiscal Year End

The Company operates on a fiscal year basis with the fiscal year ending on June 30.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposit with banks, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less when purchased.

Deposit, upfront payments and other receivables

Security deposits paid for office lease are accounted for as deposits. Amounts paid in advance for future expenses are accounted for as prepaid expenses. Goods and Service Tax (“GST”) refunds are accounted for as other receivables. We expect that the result of adopting current expected credit loss model (“CECL”) is immaterial to other receivables.

Promissory Note – Prime Number Acquisition I Corp.

During the year, the Company agreed to loan Prime Number Acquisition I Corp. an aggregate of $333,594 to be used for a portion of the expenses of the Business Combination. These loans are non-interest bearing, unsecured and are due at the closing of the Business Combination.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives of the related capitalized assets. The estimated useful lives are as follows:

Useful lives
Office equipment	5 years

Other current liabilities

Other current liabilities are liabilities for goods and services provided to the Company prior to the end of the financial year which are unpaid. They are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Deferred Tax Asset Allowance

Deferred tax assets are recognized for tax losses not yet used and temporary deductible differences. As those deferred tax assets can only be recognized to the extent that it is probable that future taxable profit will be available against which the unused tax credits can be utilized, management’s judgement is required to assess the probability of future taxable profits. Management’s assessment is constantly reviewed and additional deferred tax assets are recognized if it becomes probable that future taxable profits will allow the deferred tax asset to be recovered.

Share-based compensation transaction

The Company measures the cost of equity-settled transactions by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based compensation transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the stock option, volatility and dividend yield and making assumptions about them. The fair value of the ordinary shares was determined by obtaining quoted prices over-the-counter market based on the latest transacted price of the Company shares that were sold.

Leases

We have entered into operating lease agreements primarily for office. We determine if an arrangement is a lease at inception. For all classes of underlying assets, we elect not to recognize right of use assets or lease liabilities when a lease has a lease term of 12 months or less at the commencement date and does not include an option to purchase the underlying asset that we are reasonably certain to exercise. Operating lease assets and liabilities are included on our balance sheet as of June 30, 2023 and 2022.

Operating lease assets and liabilities are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value of the future lease payments is our incremental borrowing rate, because the interest rate implicit in most of our leases is not readily determinable. Our incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in economic environments where the leased asset is located. Operating lease assets also include any prepaid lease payments and lease incentives. Our lease terms include periods under options to extend or terminate the lease when it is reasonably certain that we will exercise that option. We generally use the base, non-cancellable, lease term when determining the lease assets and liabilities. Operating lease expense is recognized on a straight-line basis over the lease term.

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration that an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company does not disaggregate its revenue streams as the economic factors underlying the contracts are similar and provide no significant distinction. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (I) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606 at contract inception, the Company reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Comprehensive Gain or Loss

ASC 220 “Comprehensive Income,” establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of June 30, 2023 and 2022, the Company established that there are items that represented components of comprehensive income and, therefore, has included a statement of operations and comprehensive loss in the financial statements.

Income Taxes

The Company utilizes ASC Topic 740, “Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the statements of operations and comprehensive loss. There were no unrecognized tax benefits as of June 30, 2023 and 2022.

Measurement of Fair Value

The fair value of a financial instrument is the amount that could be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial assets are marked to bid prices and financial liabilities are marked to offer prices. Fair value measurements do not include transaction costs. A fair value hierarchy is used to prioritize the quality and reliability of the information used to determine fair values. Categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is defined in the following three categories:

Level 1: applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2: applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3: applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

At June 30, 2023 and 2022, the Company has no financial assets or liabilities subject to recurring fair value measurements.

The Company’s financial instruments include cash, upfront payments, other receivables, other payables and related payables. Management estimates that the carrying amounts of financial instruments approximate their fair values due to their short-term nature. The fair value of amounts with immediate holding company is not practicable to estimate due to the related party nature of the underlying transactions.

Net Loss Per Share

The Company has adopted ASC Topic 260, “Earnings per Share,” (“EPS”) which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying financial statements, basic earnings per share is computed by dividing net loss by the weighted average number of shares of ordinary shares outstanding during the period.

For the periods ended June 30, 2023, and 2022, the ordinary shares were included in the computation of diluted net loss per share.

Accumulated Other Comprehensive Income/(Loss)

Unrealized gains and losses related to foreign currency translation are accumulated in “Accumulated other comprehensive loss” (“AOCI”). These changes are also reported in “Other comprehensive income (loss)” on the Condensed Consolidated Statements of Comprehensive Income.

Foreign Currency Translation

The functional currency of the Company is the currency of the primary economic environment in which the Company operates. Assets and liabilities denominated in currencies other than the functional currency are remeasured using the current exchange rate for monetary accounts and historical exchange rates for nonmonetary accounts, with exchange differences on remeasurement included in comprehensive income in our Statements of Comprehensive Income.

The Company that utilizes foreign currency as their functional currency translate such currency into U.S. dollars using (i) the exchange rate on the balance sheet dates for assets and liabilities, (ii) the average exchange rates prevailing during the period for revenues and expenses, and (iii) historical exchange rates for equity. Any translation adjustments resulting from this process are shown separately as a component of accumulated other comprehensive loss within shareholders’ deficit in Balance Sheets.

Comparative Information

Certain items in prior years consolidated financial statements have been reclassified to conform to the current period’s presentation to facilitate comparison..

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. This standard requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. We adopted the new standard effective January 1, 2023 and the adoption of this guidance did not have a material impact on our financial statements.

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance will be effective for entities for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 on a prospective basis, with early adoption permitted. We adopted the new standard effective January 1, 2021 and the adoption of this guidance did not have a material impact on our financial statements.

We do not expect any other recently issued accounting standards to have a material impact on our financial position, results of operations or cash flows when they become effective.

NOTE 4 – DEPOSIT, UPFRONT PAYMENTS AND OTHER RECEIVABLES

Deposit, upfront payments and other receivables consists of the following:

	December 31, 2023	June 30, 2023
Deposits	$45,857	$45,369
Upfront payments	78,151	47,161
Other receivables	60,360	12,030
Total	$184,368	$104,560

Deposit consists of the security deposit paid for lease of office, increased mainly due to foreign exchange.

Upfront payments as of December 31, 2023, and June 30, 2023, relates to the operating expenses paid in advance.

Other receivables relate to GST receivables, franchise tax receivables, and trust account receivables.

NOTE 5 – PROMISSORY NOTE – PRIME NUMBER ACQUISITION I CORP.

On May 17, 2023, Prime Number Acquisition I Corp. (“PNAC”) issued an unsecured promissory note of $208,594 (the “noco-noco Note 1”) to evidence the payments made by the Company for the First Monthly Extension payment and 50% of the registration fee for filing of a registration statement/proxy statement in Form F-4 with the U.S. securities and exchange commission. The noco-noco Note 1 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of PNAC, in cash or shares of PNAC at $10.00 per share, at the discretion of the note holder.

On June 14, 2023, PNAC issued an unsecured promissory note of $125,000 (the “noco-noco Note 2”) to evidence the payments made by the Company for the Second Monthly Extension payment. The noco-noco Note 2 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the PNAC, in cash or shares of PNAC at $10.00 per share, at the discretion of the note holder.

As of December 31, 2023 and June 30, 2023, a total amount of $583,594 and $333,594 was outstanding under the noco-noco Note 1 and Note 2.

Following the completion of the Business Combination, the promissory note has become an intra-group item to be eliminated, and the Company has no intention of demanding repayment as of the date of issuance of the audited consolidated financial statements

NOTE 6 – PROPERTY AND EQUIPMENT, NET

Property and equipment consist of the following:

	Office Equipment	Total
Cost
At July 1, 2021	$15,453	15,453
Additions	3,888	3,888
Effects of movements in exchange rates	(210)	(210)
At June 30, 2022	19,131	19,131
Additions	8,888	8,888
Disposal	(703)	(703)
Effects of movements in exchange rates	948	948
At June 30, 2023	28,264	28,264
Accumulated depreciation
At July 1, 2021	$5,209	5,209
Depreciation for the year	3,447	3,447
Effects of movements in exchange rates	(132)	(132)
At June 30, 2022	8,524	8,524
Depreciation for the year	4,855	4,855
Disposal	(442)	(442)
Effects of movements in exchange rates	336	336
At June 30, 2023	13,273	13,273
Carrying amounts
At July 1, 2021	$10,244	$10,244
At June 30, 2022	$10,607	$10,607
At June 30, 2023	$14,991	$14,991

Depreciation expense for the year ended June 30, 2023 and 2022 was $4,855 and $3,447, respectively.

During the year ended June 30, 2023, the Company purchased assets of $8,888 (S$12,399) and disposed of assets of $703 (S$952). During the year ended June 30, 2022, the Company purchased assets of $3,888 (S$5,345).

NOTE 7 – LEASES

As of June 30, 2023 and 2022, the Company has operating lease agreement for its office premises. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company accounts for the lease and non-lease components of its leases as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

Operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Generally, the implicit rate of interest (“discount rate”) in arrangements is not readily determinable and the Company utilizes its incremental borrowing rate in determining the present value of lease payments. The Company’s incremental borrowing rate is a hypothetical rate based on its understanding of what its credit rating would be. The operating lease ROU asset includes any lease payments made and excludes lease incentives.

Operating lease

The Company has entered into commercial operating leases for the use of office premises in Singapore. The lease has varying terms, escalation clauses and run for a period of three years with an option to renew the lease after that term.

When measuring lease liabilities for leases that were classified as operating leases as of June 30, 2023 and 2022, the Company discounted lease payments using its estimated borrowing rate of 5.25%.

Information pertaining to lease amounts recognized in financial statements is summarized as follows:

	June 30, 2023	June 30, 2022
Assets:
ROU asset	$220,261	$44,925
Liabilities:
Current:
Operating lease liabilities	$173,045	$36,385
Non-current
Operating lease liabilities	36,700	—
Total lease liabilities	$209,745	$36,385

Minimum lease payments for the Company’s operating lease liabilities were as follows for the twelve-month period ended June 30:

Operating leases
2023	$173,045
2024	36,700
2025	—
Total operating lease payment	$209,745

NOTE 8 – IMMEDIATE HOLDING COMPANY BALANCES

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Related parties are any entities or individuals that, through employment, ownership or other means, possess the ability to direct or cause the direction of the management and policies of the Company.

Directors’ remuneration

The Directors’ remuneration for the financial years ended June 30, 2023 and 2022 as follow:

	June 30, 2023	June 30, 2022
Andrew Khine	$—	$68,242
Shusuke Oguro	—	76,222
Hiroshi Ilzuka	—	41,857
Teo Lai Wah, Timothy	33,002	27,580
Goh Chao Kuang	49,693	—
Hilda Sin Mei Fong	58,125	—
Total	$140,820	$213,901

Amounts due to immediate holding company

As of June 30, 2023 and 2022, the Company reported amounts due to immediate holding company, 3DOM Alliance Inc. of amount $3,572,358 and $974,632, respectively. These amounts have been reclassified and retrospectively applied to non-current liabilities as the liabilities is expected to be settled over a longer-term horizon from the nature of the promissory note.

The transactions amount due to an immediate holding company are as of the following:

	June 30, 2023	June 30, 2022
Beginning of the year July 1	$974,632	$1,531,488
Advances for operation and administration expenses	2,079,901	873,066
Expenses paid on behalf of Company	1,308,112	117,882
Ordinary shares issued for conversion of debt	(790,287)	(1,547,804)
Year ended June 30	$3,572,358	$974,632

On July 15, 2022, the Company agreed with 3DOM Alliance Inc. to convert the debt amounting to $790,287 (S$1,100,000) into ordinary shares of the Company at $1,041 per share. The Company issued 759 shares of ordinary shares on July 18, 2022.

On January 23, 2023. 3DOM Alliance Inc. issued an amendment of the Original Promissory Note (“First Amendment to Original Promissory Note”) extending the principal amount up to S$3,000,000 to the Company. There is no other change in terms and conditions to the Original Promissory Note.

On February 2, 2023, the Company requested an additional drawdown of S$2,980,000 of which 3DOM Alliance Inc. split the amount into two tranches. The Company received S$1,370,000 on February 3, 2023 and S$1,610,000 on February 6, 2023.

On February 6, 2023. 3DOM Alliance Inc. further issued an amendment of the Original Promissory Note (“Second Amendment to Original Promissory Note”) extending the principal amount up to S$8,000,000 to the Company. There is no other change in terms and conditions to the Original Promissory Note. The promissory is interest free and 3DOM Alliance Inc will not demand any payment for at least the next twelve months from the issuance of the financial statements (refer to Note 2).

NOTE 9 – SHAREHOLDERS’ EQUITY

The Company was incorporated on December 28, 2022 with having authorized 500,000,000 ordinary shares with par value of $0.0001 each. Pursuant to the Business Combination Agreement, upon the consummation of the Share Exchange, New SubCo acquired all the outstanding shares of noco-noco from the Sellers, in exchange, the Seller received such number of newly issued PubCo Ordinary Share that amounted to 126,799,854.

On July 18, 2022, the Company issued 295,824 shares of ordinary shares to 3DOM Alliance Inc. in connection with the conversion of debt (refer to Note 7).

On January 19, 2023, the Company granted 5,071,886 shares to Gregory Hannan and Arun Ramachandran (“Gregory and Arun”) during the incorporation of noco-noco Australia Pty Ltd (“noco-noco Australia) and recognized the stock-based compensation expenses as a settlement of their management expertise in the generation of carbon credits. The Company entered into a Share Swap Agreement (“Share Swap”) on July 19, 2022 with Hop2it Holdings Pte. Ltd. (“Hop2it”) and its two shareholders, Gregory and Arun for the purpose of establishing a carbon abatement management business under Hop2it. In this Share Swap, Gregory and Arun transferred 42% and 10% of their respective Hop2it shares in exchange for 3.2% and 0.8% shares in the Company. This resulted the Company to own 52% interest in Hop2it while the Gregory and Arun own 38% and 10% respectively. Subsequent to the Share Swap, on December 27, 2022, the Company together with Hop2it, Gregory and Arun entered into a Restructuring Deed as all parties have decided to carry out the carbon abatement management business through a newly incorporated entity, noco-noco Australia, instead of Hop2it. This was done by the Restructuring Deed specifying that all future potential economic benefits of the carbon abatement management business of Hop2it (represented by the gross proceeds of potential future sales of carbon credits by Hop2it from anticipated issuance of such credits by regulators in Australia and Papua New Guinea; and the expertise and network of potential clients) are to be assigned to noco-noco Australia. The fair value of the ordinary shares was determined by obtaining quoted prices over-the-counter market based on the latest transacted price of the Company shares that were sold.

The consolidated financial statements for the years ended and as of June 30, 2023 and 2022 were prepared on a retroactive basis to reflect the Group’s consummation of the business combination. The number of shares and net loss per share information is presented as if the consummation took place at the beginning of the period presented.

As of June 30, 2023 and 2022, the Company had 126,799,854 shares and 121,432,144 shares of ordinary shares issued, respectively.

NOTE 10 – INCOME TAX

noco-noco Pte. Ltd. is incorporated in Singapore, and under the current tax laws of Singapore, its standard corporate income tax rate is 17%.

Due to the Company’s net loss position, there was no provision for income taxes recorded. Management considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more-likely-than-not be realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses, forecasts of future profitability, and the duration of statutory carry forward periods. Valuation allowances have been established for deferred tax assets based on a more-likely-than-not threshold. Due to a history of losses, the Company assessed it was not more likely than not that the deferred tax assets would be realized in the foreseeable future.

	June 30, 2023	June 30, 2022
Loss before tax	$16,791,770	$1,076,823
Tax rate	17%	17%
Computed tax benefit (expense) at statutory tax rate	2,854,601	183,060
Tax effect of non-deductible or taxable items:
Share-based compensation expenses	(2,236,523)	—
Additional deduction for R&D expenses	—	11,680
Change in valuation allowance	(618,078)	(194,740)
Effect of preferential tax rates	—	—
Income tax expense (benefit)	—	—

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2023 and 2022, the Company did not have any significant unrecognized uncertain tax positions. The Company did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its consolidated statements of operations for the years ended June 30, 2023 and 2022. The Company does not believe that its uncertain tax benefits position will materially change over the next twelve months.

As of June 30, 2023, Singapore tax returns for the years 2020 to 2023 are subject to examination by the tax authorities.

Deferred taxes were measured using the enacted tax rates for the periods in which the temporary differences are expected to be reversed. The tax effects of temporary differences that give rise to the deferred tax balances as of June 30, 2023 and 2022 are as follows:

	June 30, 2023	June 30, 2022
Deferred tax assets
Net operating loss carry-forward	$1,015,370	$391,242
Capital allowance	4,805	3,253
Lease liabilities	35,657	6,185
Other provisions	22,470	22,471
Less: valuation allowance	(1,040,858)	(415,300)
Subtotal	37,444	7,851
Deferred tax liabilities
Deferred tax liabilities arising from assets	(37,444)	(7,851)
Total deferred tax assets, net	—	—

The Company had net operating loss carried forward for tax purposes of approximately $5,972,000 as of June 30, 2023 and approximately $2,351,000 as of June 30, 2022, which may be carried forward indefinitely to offset future taxable income.

	June 30, 2023	June 30, 2022
The changes related to valuation allowance are as follows:
Balance at the beginning of the year	$415,300	$220,560
Current year addition	625,558	194,740
Balance at the end of the year	1,040,858	415,300

NOTE 11 – COMMITMENTS AND CONTINGENCIES

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. In the opinion of management, there were no pending or threatened claims and litigation as of June 30, 2023 and through August 16, 2024, the date the financial statements were available to be issued.

NOTE 12 – SUBSEQUENT EVENTS

In accordance with FASB ASC 855-10 Subsequent Events, the Company has analyzed its operations subsequent to June 30, 2023 to the date these consolidated financial statements were issued, and has determined that there is a material subsequent event to disclose in these consolidated financial statements, because we believe that this event will have a significant effect on the future operations of the Company.

On July 14, 2023, PNAC issued an unsecured promissory note of $125,000 (the “noco-noco Note 3”) to evidence the payments made by the Company for the Third Monthly Extension payment. The noco-noco Note 3 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the PNAC, in cash or shares of PNAC at $10.00 per share, at the discretion of the note holder.

On August 13, 2023, PNAC entered into an agreement with (i) Meteora Capital Partners, LP (“MCP”), (ii) Meteora Select Trading Opportunities Master, LP (“MSTO”), and (iii) Meteora Strategic Capital, LLC (“MSC” and, collectively with MCP and MSTO, the “Seller”) (the “Forward Purchase Agreement”) for OTC Equity Prepaid Forward Transactions. For purposes of the Forward Purchase Agreement, PNAC is referred to as the “Counterparty” prior to the consummation of the Business Combination, while the Company is referred to as the “Counterparty” after the consummation of the Business Combination.

Pursuant to the terms of the Forward Purchase Agreement, the Seller has the right to purchase up to 2,000,000 (the “Purchased Amount”) Class A ordinary shares, par value $0.0001 per share, of PNAC (“PNAC Shares”) concurrently with the closing pursuant to the Seller’s FPA Funding Amount PIPE Subscription Agreement (as defined below), less the number of PNAC Shares purchased by the Seller separately from third parties through a broker in the open market (“Recycled Shares”).

On August 13, 2023, PNAC entered into a subscription agreement (the “FPA Funding Amount PIPE Subscription Agreement”) with the Seller.

Pursuant to the FPA Funding PIPE Subscription Agreement, Seller agreed to subscribe for and purchase, and PNAC agreed to issue and sell to Seller, on the closing date thereof, an aggregate of up to 2,000,000 PNAC Shares, less the Recycled Shares in connection with the Forward Purchase Agreement.

On October 26, 2023 (“Amendment Date”) the parties to the Forward Purchase Agreement entered into a forward purchase agreement confirmation amendment (the “Amendment”), amending the OTC Equity Prepaid Forward Transaction dated as of August 13, 2023 (as amended from time to time, the “Confirmation”), and agreeing that the entire 1,999,998 Recycled Shares acquired by the Seller are released from the “Number of Shares” and will be considered as Share Consideration Shares that are incremental to the Maximum Number of Shares. The Maximum Number of Shares has been amended to be 3,000,000 Shares after the Amendment Date. The Seller may not sell Recycled Shares earlier than 30 trading days after the Amendment Date.

Following the execution of the Amendment, the Seller will initially purchase 3,000,000 Additional Shares from the Counterparty. The Counterparty and the Seller agreed that the issuance of 3,000,000 Additional Shares by the Counterparty to the Seller shall discharge any obligation of the Counterparty to deliver cash or issue Shares to the Seller pursuant to the “Shortfall Sales” section.

The Seller’s Prepayment Shortfall has been amended to be US$500,000, all of which was paid on the closing of the Business Combination by offset.

On August 14, 2023, PubCo entered into a purchase agreement (the “ELOC Purchase Agreement”) with ARENA BUSINESS SOLUTIONS GLOBAL SPC II, LTD on behalf of and for the account of SEGREGATED PORTFOLIO #9 – SPC #9 (“Arena”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, PubCo has the right to direct Arena to purchase up to an aggregate of $150,000,000 of PubCo Ordinary Shares over the 36-month term of the ELOC Purchase Agreement. Under the ELOC Purchase Agreement, after the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of the Resale Registration Statement (as defined below), PubCo has the right to present Arena with an advance notice (each, an “Advance Notice”) directing Arena to purchase any amount of PubCo Shares (each, an “Advance”) up to the Maximum Advance Amount (as defined herein). After the SEC declares a Resale effective relating to the transaction, PubCo will have the right and the sole discretion to sell to Arena up to $150 million worth of shares over a 36-month period subject to certain limitations. PubCo will control the timing and amount of any future investment and Arena will be obligated to make purchases in accordance with the ELOC Purchase Agreement. In consideration for Arena’s execution and delivery of the Purchase Agreement, we may, in our sole discretion, either pay in cash, or issue to Arena, as a commitment fee, that number of Ordinary Shares having an aggregate dollar value equal to $3,000,000 (the “Commitment Fee Shares”). If we elect to issue Ordinary Shares, the Commitment Fee Shares will be subject to a true-up after the initial issuance pursuant to paragraph above whereby we will deliver irrevocable instructions to our transfer agent to electronically transfer to Arena or its designee(s) that number of Ordinary Shares having an aggregate dollar value equal to $3 million based on the lower of (A) the per Ordinary Share price, which price will be equal to the simple average of the daily VWAP of our Ordinary Shares during the ten trading days immediately preceding the effectiveness of the Registration Statement (the “Commitment Fee Share Price”) and (B) the lower of (i) the simple average of the three lowest intraday trade prices over the 20 trading days after (and not including) the date of effectiveness of the Registration Statement and (ii) the closing price on the 20th trading day after the effectiveness of the Registration Statement. On September 18, 2023, we entered into Amendment No.1 to the Purchase Agreement to amend certain terms of the Purchase Agreement including the removal of Floor Price. On October 12, we issued 2,994,012 restricted Ordinary Shares as initial Commitment Fees and will require additional issuance of 5,519,847 Ordinary Shares under the true-up arrangement.

On August 17, 2023, PNAC issued an unsecured promissory note of $125,000 (the “noco-noco Note 4”) to evidence the payments made by the Company for the Forth Monthly Extension payment. The noco-noco Note 4 bears no interest and is payable in full upon the earlier to occur of (i) the consummation of an initial business combination or (ii) the date of expiry of the term of the PNAC, in cash or shares of PNAC at $10.00 per share, at the discretion of the note holder.

On August 25, 2023 (the “Closing Date”), noco-noco Inc. (formerly known as Prime Number Holding Limited), an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company” or “PubCo”), consummated the previously announced Business Combination (defined below). The Business Combination was announced on December 29, 2022, where PubCo, Prime Number Acquisition I Corp. (“PNAC”), Prime Number Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub”), Prime Number New Sub Pte. Ltd., a Singapore private company limited by shares and a direct wholly-owned subsidiary of PubCo (“New SubCo”), noco-noco Pte. Ltd.., a Singapore private company limited by shares (“noco-noco”), and certain shareholders of noco-noco collectively holding a controlling interest (together with other shareholders of noco-noco subsequently joining the transactions, the “Sellers”), entered into a business combination agreement (“Business Combination Agreement”), pursuant to which, PNAC proposed to enter into a business combination with noco-noco involving a merger and a share exchange, among which: (i) Merger Sub would merge with and into PNAC, with PNAC as the surviving entity and a wholly-owned subsidiary of PubCo (the “Merger”), (ii) New SubCo would acquire all of the issued and outstanding shares of noco-noco from the Sellers, and in exchange, PubCo would issue to the Sellers the ordinary shares of PubCo, with noco-noco becoming a subsidiary of New SubCo and an indirect subsidiary of PubCo (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). Upon the consummation of the Business Combination, each of PNAC and noco-noco would become a subsidiary of PubCo, and PNAC stockholders and the Sellers would receive ordinary shares, par value $0.0001 per share, of PubCo (“PubCo Ordinary Shares”) as consideration and become the shareholders of PubCo. The Merger was consummated on August 24, 2023, and the Share Exchange and Business Combination were consummated on the Closing Date.

Pursuant to the Business Combination Agreement, upon the consummation of the Business Combination: (i) each PNAC unit (“PNAC Units”) issued and outstanding immediately prior to the effective time of the Merger was automatically detached and the holder thereof was deemed to hold one share of PNAC Class A Common Stock (defined below), one half of PNAC Warrant (defined below), and one PNAC Right (defined below); (ii) each share of PNAC Class A common stock, par value $0.0001 per share (“PNAC Class A Common Stock”, together with PNAC Class B Common Stock, par value $0.0001 per share, the “PNAC Common Stock”) issued and outstanding immediately prior to the effective time of the Merger was canceled in exchange for the right to receive one PubCo Ordinary Share, (iii) each PNAC warrant (“PNAC Warrant”) outstanding immediately prior to the effective time of the Merger ceased to be a warrant with respect to PNAC Common Stock and was assumed by PubCo and converted into a warrant of PubCo (“PubCo Warrant”) to purchase one PubCo Ordinary Share subject to substantially the same terms and conditions prior to the effective time of the Merger; and (iv) each PNAC Right (“PNAC Right”) outstanding immediately prior to the effective time of the Merger was cancelled in exchange for the right to receive one-eighth (1/8) of one PubCo Ordinary Share. In addition, pursuant to the Business Combination Agreement, upon the consummation of the Share Exchange (i) New SubCo acquired all the outstanding shares of noco-noco (“noco-noco Shares”) from the Sellers, (ii) in exchange, each Seller received such number of newly issued PubCo Ordinary Share that was equal to the product of (a) the quotient of (i) $1,350,000,000 (the “noco-noco Valuation”), divided by (ii) the price per PubCo Ordinary Share that equals to the redemption price of each share of PNAC Class A Common Stock in connection with the Business Combination

(the “PubCo Per Share Price”), multiplied by (b) such Seller’s Pro Rata Portion as set out in the Allocation Schedule of the Business Combination Agreement. In connection with the Business Combination Advisory Engagement, 609,756 PubCo Ordinary Shares were issued to PNCPS on August 28, 2023.

On August 28, 2023, the PubCo Ordinary Shares and PubCo Warrants commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “NCNC” and “NCNCW”, respectively.

On October 10, 2023, the Company entered into a payoff letter agreement (the “Payoff Letter”) with PNAC, PNCPS and WestPark Capital, Inc. (“WestPark”), in connection with: (i) the engagement letter entered into by and among PNAC, PNCPS and WestPark as of October 25, 2022 (the “Financial Advisory Engagement”), (ii) the engagement letter entered into by and between PNAC and PNCPS as of October 25, 2022 (as amended by an amendment dated January 31, 2023 setting forth the compensation therefor, the “Business Combination Advisory Engagement”) and (iii) the placement agent agreement entered into by and between PNAC and PNCPS as of April 30, 2023 (the “Placement Agent Agreement,” together with Financial Advisory Engagement and Business Combination Advisory Engagement, the “Prime Agreements”). Pursuant to the Payoff Letter, PNCPS and WestPark agreed to equitize the entire deferred underwriting fee in the amount of $2,257,500 and advisory fee of $500,000 cash by subscribing for (including having its designated person subscribe for) such number of the Company’s ordinary shares (the “Payoff Shares”), among others under the Payoff Letter. Upon the execution and delivery of the Payoff Letter, the Prime Agreements were terminated automatically without further force and effect and any claims thereunder should be released.

On October 23, 2023, noco-noco Inc., through its Singapore subsidiary, noco-noco Pte. Ltd. has entered into a Sales and Purchase Agreement to acquire noco-tech Inc. (“noco-tech”), a technology innovator from 3DOM Alliance Inc. (“3DOM”). The agreement includes an indefinite license to produce and market the X-SEPA™ separator technology developed by 3DOM. Under the terms of the transaction, noco-noco will issue up to twenty-five million new shares at US$2 per share to fund the acquisition. The transaction is currently expected to close in 2H of 2024. Completion of the Sale and Purchase Agreement is subject to customary conditions precedent, which includes satisfactory completion of due diligence, and noco-noco having obtained the approval of its shareholders for the transaction and necessary regulatory consents and approval (as applicable) for the transaction.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands laws do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

The Amended and Restated Memorandum and Articles of Association provides to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our Company or our affairs in any court whether in the Cayman Islands or elsewhere.

No such existing or former directors (including alternate directors), secretaries or officers, however, shall be indemnified in respect of any matter arising out of his or her own actual fraud, willful default or willful neglect.

We have entered into indemnification agreements with each of our directors and executive officers in connection with the Closing, the form of which is filed as Exhibit 10.3 to this Registration Statement. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Except as disclosed in the section headed “The Purchase Agreement” in this registration statement, in the past three years, we have issued the following securities:

•
On October 21, 2021, our predecessor, noco-noco Pte. Ltd. (“noco-noco”), issued and sold 275,620 and 33,940 ordinary shares of noco-noco to 3DOM Alliance Inc. and Future Science Research, respectively, for a total consideration of US$1,547,804; and
•
On July 15, 2022, our predecessor issued and sold 759 ordinary shares of noco-noco to 3DOM Alliance Inc. for a consideration of US$790,287.
•
On October 12, 2023, we issued 2,994,012 Ordinary Shares for a total consideration of US$3,000,000 as initial Commitment Fee to Arena Business Solution Global SPC II, Ltd in lieu of a cash payment in accordance with the terms of the Purchase Agreement.
•
On January 2, 2024 we issued 400,000 Ordinary Shares for a total consideration of US$100,000 for the first half of the payment as part of compensation set forth with the agreement with Outside The Box Capital Inc. to provide marketing and distribution services to the Company.
•
On March 19, 2024, we issued 1,542,073 Ordinary Shares, priced at $0.1785 (Average per share (the average of 30 trading-day moving average and 50 trading-day moving average with reference date on February 1, 2024) to our directors and executive officers as form of compensation.
•
On March 26, 2024, we issued 3,000,000 Ordinary Shares to Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Strategic Capital LLC (collectively as “Seller”) in accordance with the terms and condition set forth therein, as per the amended Forward Purchase Agreement Confirmation Amendment dated October 26, 2023 for the purpose of discharging any obligation to the Company to delivery cash or issue Shares to the Seller pursuant to the shortfall sales section.

•
On March 28, 2024, we allotted and issued another 28,700,000 Ordinary Shares, at the issue price of $0.1785 per share to 3DOM Alliance, pursuant to another debt-to-equity swap which both parties agreed to convert our debt of $5.1 million owed to 3DOM Alliance in relation to the Promissory Note into our new Ordinary Shares.
•
On April 22, 2024, we issued 400,000 Ordinary Shares for a total consideration of US$100,000 for the second half of the payment as part of compensation set forth with the agreement with Outside The Box Capital Inc. to provide marketing and distribution services to the Company.
•
On July 2, 2024, we issued 873,149 Ordinary Shares, priced at $0.1785 (Average per share (the average of 30 trading-day moving average and 50 trading-day moving average with reference date on February 1, 2024) to our directors and executive officers as form of compensation.
•
On July 2, 2024, we allotted and issued another 6,235,410 restricted Ordinary Shares, pursuant to a share subscription agreement for a private placement on June 26, 2024, at the issue price of $0.1656 per share to Future Science Research Inc, for a total consideration of $1,032,584.
•
On July 26, 2024, we entered into a share subscription agreement with GEE Strategy Revitalize Japan Limited, pursuant to which we shall issue 8,985,385 restricted Ordinary Shares to GEE Strategy Revitalize Japan Limited, at the price of $0.1785 per share and for a total consideration of $1,603,891.22, which is expected to be paid by August 20, 2024.

We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering.

Item 8. Exhibits and Financial Statement Schedules.

(a)
Exhibits

See the Exhibit Index.

The agreements included as exhibits to this Registration Statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this Registration Statement not misleading.

(b)
Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.
(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)
If the Registrant is relying on Rule 430B:
(A)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)
If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

		Incorporation by Reference
Exhibit No.	Description of Document	Form	File No.	Exhibit No	Filing Date
2.1*	Business Combination Agreement dated December 29, 2022, by and among PNAC, Prime Number Merger Sub Inc., Noco-Noco Pte. Ltd., and certain other parties of the agreement, joined by PubCo and New SubCo on February 3, 2022	F-4	333-271994	2.1	July 21, 2023
3.1*	Form of Amended and Restated Memorandum and Articles of Association of the Company, effective on August 25, 2023	F-4	333-271994	3.5	July 21, 2023
4.1*	Specimen Ordinary Share Certificate of the Company	20-F	001-41789	2.1	November 14, 2023
4.2*	Specimen Warrant Certificate of the Company	20-F	001-41789	2.2	November 14, 2023
5.1*	Opinion of Ogier as to the validity of Ordinary Shares to be issued	F-1	333-274574	5.1	September 19, 2023
10.1*	2023 Share Incentive Plan of the Company, effective on August 24, 2023	F-4	333-271994	10.14	July 21, 2023
10.2*	Form of Employment Agreement between the Company and its executive officers	F-4	333-271994	10.16	July 21, 2023
10.3*	Form of Indemnification Agreement between the Company and its executive officers	F-4	333-271994	10.18	July 21, 2023
10.4*	Purchase Agreement by and between the Company and Arena Business Solutions Global SPC II, Ltd, dated August 14, 2023	F-1	333-274574	10.4	September 19, 2023
10.5*	Amendment No.1 to the Purchase Agreement by and between the Company and Arena Business Solutions Global SPC II, Ltd, dated September 18, 2023	F-1	333-274574	10.5	September 19, 2023
10.6*	Forward Purchase Agreement by and among Prime Number Acquisition I Corp., NOCO-NOCO PTE. LTD., Meteora Select Trading Opportunities Master, LP, Meteora Capital Partners, LP and Meteora Strategic Capital, LLC dated August 13, 2023.	20-F	001-41789	4.8	November 14, 2023
10.7*	Forward Purchase Agreement Confirmation Amendment by and among the Company, NOCO-NOCO PTE. LTD., Meteora Select Trading Opportunities Master, LP, Meteora Capital Partners, LP and Meteora Strategic Capital, LLC dated October 26, 2023	6-K	001-41789	10.1	October 30, 2023
10.9*	Payoff Letter among the Company, Prime Number Acquisition I Corp., Prime Number Capital LLC and WestPark Capital, Inc. dated October 10, 2023	6-K	001-41789	10.1	October 12, 2023
14.1*	Form of Code of Business Conduct and Ethics	F-4	333-271994	14.1	July 21, 2023
19.1*	Form of Insider Trading Policy	F-4	333-271994	19.1	July 21, 2023
21.1*	List of significant subsidiaries of the Company	F-4	333-271994	21.1	July 21, 2023
23.1**	Consent of Marcum Asia CPAs LLP
23.2*	Consent of Ogier (included in Exhibit 5.1)	F-1	333-274574	5.1	September 19, 2023
23.3*	Consent of Greenhalgh Pickard	F-1	333-274574	23.4	December 19, 2023
23.4*	Consent of Icon Law LLC	F-1	333-274574	23.5	December 19, 2023
24.1	Power of Attorney (included on signature page)
107*	Calculation of Filing Fee Table	F-1	333-274574	107	September 19, 2023

* Previously Filed

** Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Singapore, on August 16, 2024.

noco-noco Inc.

By:	/s/ Masataka Matsumura
Name: Masataka Matsumura
Title: Director and CEO

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Masataka Matsumura, Ng Wee Kiat (Darren), Chee Leng Hor, Suketada Takei, and Kenneth Lim Jia Hui as attorney-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of Ordinary Shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the registration statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Masataka Matsumura	Chief Executive Officer and Director	August 16, 2024
Masataka Matsumura

/s/ Ng Wee Kiat (Darren)	Chief Financial Officer	August 16, 2024
Ng Wee Kiat (Darren)

/s/ Yuta Akakuma	Head of Business Development and Director	August 16, 2024
Yuta Akakuma

/s/ Koji Ito	Chief Product Officer	August 16, 2024
Koji Ito

/s/ Jean-Francois Raymond Roger Minier	Independent Director	August 16, 2024
Jean-Francois Raymond Roger Minier

/s/ Minoru Tanaka	Independent Director	August 16, 2024
Minoru Tanaka

/s/ Noriyoshi Suzuki	Independent Director	August 16, 2024
Noriyoshi Suzuki

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of noco-noco Inc., has signed this Registration Statement on Form F-1 in New York, New York on August 16, 2024.

Authorized U.S. Representative

By:	/s/ Collen A. De Vries
Name: Collen A. De Vries
Title: Senior Vice President on behalf of Cogency
Global Inc.
Company: Cogency Global Inc.